Exhibit 10.1

[EXECUTION COPY]

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 15, 2016 (this “Amendment”), modifies that certain Second Amended and Restated Loan and Security Agreement, dated as of March 21, 2011 (as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 25, 2012, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 12, 2013,  that certain Consent and Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of January 15, 2016 and as may be further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan and Security Agreement”), among THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation (“Bon-Ton”), CARSON PIRIE SCOTT II, INC., a Florida corporation (“CPS II”), BON-TON DISTRIBUTION, LLC, an Illinois limited liability company (“Distribution”), MCRIL, LLC, a Virginia limited liability company (“McRIL”), BONSTORES REALTY ONE, LLC, a Delaware limited liability company (“BR1LLC”), BONSTORES REALTY TWO, LLC, a Delaware limited liability company (“BR2LLC” and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, the “Agent”), Bank of America and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting as co-collateral Agents (in such capacity, the “Co-Collateral Agents”) and CRYSTAL FINANCIAL LLC, acting as the documentation agent for the Tranche A-1 Facility, and the other parties thereto.  Capitalized terms used herein and not defined shall have the meaning assigned to such terms in the Loan and Security Agreement, as amended by this Amendment.

W I T N E S S E T H:

A.                                    The Borrowers have requested that the Agent and the Lenders agree to amend certain of the terms and provisions of the Loan and Security Agreement as specifically set forth in this Amendment.

B.                                    The undersigned Lenders and the Agent are prepared to amend the Loan and Security Agreement, subject to the conditions and in reliance on the representations set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.                                      Amendments to Loan and Security Agreement.

(a)                                 The Loan and Security Agreement (excluding the schedules and exhibits thereto, which shall remain in full force and effect, except as specifically amended by Section 2 of this Amendment) is hereby amended as set forth in Annex A attached hereto such that all of the newly inserted double underlined text (indicated textually in the same manner as the following example: double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted and all stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) shall be deemed to be deleted therefrom.

2.                                      Amendments to Schedules and Exhibits to Loan and Security Agreement.

(a)                                 Schedules 1.1(a) (Commitments of Lenders), 7.1(c) (Commercial Tort Claims), 7.2.1 (Secondary Operating Deposit Accounts), 7.3 (Mortgaged Real Estate), 8.2.1 (Existing Credit Card Arrangements), 8.5 (Deposit Accounts), 8.5(a) (Excluded Deposit and Disbursement Accounts), 8.5(b) (Excluded Trust Accounts), 8.6.1 (Chief Executive Offices and other Business Locations), 9.1.4 (Names and Capital Structure), 9.1.5 (Former Corporate Names and Trade Names), 9.1.12 (Intellectual Property), 9.1.22 (Labor Contracts) to the Loan and Security Agreement are hereby deleted and replaced in their entirety by the schedules attached hereto in Annex B.

(b)                                 The Loan and Security Agreement is hereby amended by adding a new Schedule 14 (Agreement Among Tranche A Lenders and Tranche A-1 Lenders) to the Loan and Security Agreement in the form attached hereto as Annex C.

(c)                                  Exhibit B (Tranche A-1 Revolver Note) to the Loan and Security Agreement is hereby deleted and replaced in its entirety by the exhibit attached hereto as Exhibit B.

(d)                                 Exhibit C (Assignment and Assumption Agreement) to the Loan and Security Agreement is hereby deleted and replaced in its entirety by the exhibit attached hereto as Exhibit C.

(e)                                  The Loan and Security Agreement is hereby amended by adding new Exhibit I-1, Exhibit I-2, Exhibit I-3 and Exhibit I-4 to the Loan and Security Agreement in the forms attached hereto as Exhibit I.

3.                                      Refinancing of Existing Tranche A-1 Revolver Loans.  Each Obligor, and each of the undersigned Lenders, Issuing Banks and the Agent hereby acknowledge that, immediately upon the occurrence of the Fourth Amendment Closing Date, the existing Tranche A-1 Revolver Commitments shall be deemed assigned by each of the Tranche A-1 Lenders holding a Tranche A-1 Revolver Commitment prior to the occurrence of the Fourth Amendment Closing Date (the “Existing Tranche A-1 Lenders”) to the Lenders holding Tranche A-1 Revolver Loans under the Loan and Security Agreement, as amended by this Amendment (the “Fourth Amendment Tranche A-1 Lenders”).  Immediately after giving effect to this Amendment, each Fourth Amendment Tranche A-1 Lender shall hold a Tranche A-1 Revolver Commitment in the principal amount set forth opposite such Fourth Amendment Tranche A-1 Lender’s name on Schedule 1.1(a) attached hereto.  The transactions described in this Section 3 are referred to herein as the “Tranche A-1 Refinancing”.

4.                                      [Reserved].

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5.                                      Conditions Precedent.  This Amendment shall become effective as of the date first written above (the “Fourth Amendment Closing Date”) upon the satisfaction of each of the following conditions precedent:

(a)                                 This Amendment shall have been duly executed and delivered to the Agent by each of the Obligors, the Agent, and the Required Lenders.

(b)                                 [Reserved].

(c)                                  The Agent shall have received an omnibus reaffirmation agreement of the other Loan Documents duly executed by each of the Obligors and the Agent.

(d)                                 [Reserved].

(e)                                  [Reserved].

(f)                                   The Agent shall have received a Borrowing Base Certificate (and all supporting documents and schedules) dated as of the Fourth Amendment Closing Date, in form and substance reasonably satisfactory to it and providing a determination of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base after giving effect to this Amendment, and the Agent shall be satisfied that, both before and after giving effect to all extensions of credit outstanding or to be made on the Fourth Amendment Closing Date, Excess Availability under the Loan and Security Agreement, as amended by this Amendment, shall not be less than $150,000,000.

(g)                                  The Agent and the Lenders shall be satisfied that the Security Documents remain effective to create in favor of the Agent a legal, valid and enforceable first priority (subject only to Permitted Liens entitled to priority under Applicable Law) perfected security interest in and Lien upon the Collateral.

(h)                                 The Obligors shall have delivered, and shall have caused each Subsidiary to deliver, each Mortgage amendment, in form reasonably acceptable to Agent, necessary to amend the Termination Date stated in such Mortgage and to reflect the modifications to the Loan and Security Agreement contemplated hereby.

(i)                                     The Agent shall have received satisfactory updates with respect to all flood insurance certifications related to any Collateral.

(j)                                    The Agent shall have received a certificate, in form and substance reasonably satisfactory to the Agent, from the chief financial officer or the treasurer of each Obligor certifying that after giving effect to the transactions contemplated by this Amendment (including the extension of the Tranche A-1 Revolver Loans on the Fourth Amendment Closing Date), (x) Parent and its Subsidiaries, on a consolidated basis, are Solvent and (y) each Borrower, individually, is Solvent.

(k)                                 The Agent shall have received a certificate of a duly authorized officer of each Obligor (with such certification to be in such Person’s capacity as an officer of such Obligor and not in such Person’s individual capacity), (i) certifying (x) that such Obligor’s Organic Documents certified by such Obligor to the Agent on the Closing Date remain in full force and effect, without

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amendment (or, if such Organic Documents have been amended, attaching copies thereof, certified by the Secretary of State or another official of such Obligor’s jurisdiction of organization), and (y) that an attached copy of resolutions authorizing execution and delivery of the Amendment is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Amendment, and (ii) attaching good standing or subsistence certificates, as applicable, for such Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(l)                                     The Agent shall have received a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, on behalf of the Borrowers and each of the Guarantors, as well as any relevant local counsel to Obligors, in form and substance reasonably satisfactory to the Agent and each of the Lenders (including an opinion regarding the absence of any conflict between the Loan and Security Agreement as amended hereby and the Senior Note Debt).

(m)                             The Borrowers shall have paid (i) to the Agent all fees to be paid pursuant to that certain Fee Letter, dated as of August 9, 2016, by and among Agent and the Borrowers and (ii) to such other Person(s) as are entitled thereto, all reasonable and documented fees and out-of-pocket expenses to be paid to such Persons on the Fourth Amendment Closing Date (including, without limitation, all reasonable and documented fees, out-of-pocket charges and disbursements of counsel to the Agent), accounting, appraisal, consulting and other reasonable and documented fees and out-of-pocket expenses to the extent invoiced prior to or on the Fourth Amendment Closing Date.

(n)                                 Both immediately before, and immediately after giving effect to this Amendment and transactions hereunder, including all extensions of credit to be made on the Fourth Amendment Closing Date, (i) no Default or Event of Default shall exist and (ii) the representations and warranties set forth in Section 9 of the Loan and Security Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representation or warranty is already qualified or modified by materiality in the text thereof) as of the Fourth Amendment Closing Date, as though made on and as of such date (except to the extent that such representation or warranty relates to an earlier date or period, in which case as of such earlier date or period).

(o)                                 The Agent shall have received a detailed monthly availability forecast prepared by management of the Borrowers, in a format substantially similar to that contained in the Borrowing Base Certificate, for the period beginning on the Fourth Amendment Closing Date and ending on February 3, 2018.

(p)                                 Substantially concurrently with the Fourth Amendment Closing Date, the Tranche A-1 Refinancing shall have occurred.

(q)                                 The Agent shall have received such additional documents, instruments and information as are customary for transactions of this type as the Agent may reasonably request to effect the transactions contemplated hereby.

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For purposes of determining compliance with the conditions specified in this Section 5, each Lender (including each Fourth Amendment A-1 Lender) that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Fourth Amendment Closing Date specifying its objection thereto.

6.                                      Representations and Warranties.  Each of the Obligors hereby represents and warrants to the Agent and the Lenders as of the date hereof as follows:

(a)                                 Authorization. The execution and delivery by each Obligor of this Amendment and all other instruments and agreements required to be executed and delivered by such Loan Party in connection with the transactions contemplated hereby or referred to herein (collectively, the “Amendment Documents”), and the performance by each of the Obligors of any of its obligations and agreements under the Amendment Documents, the Loan and Security Agreement and the other Loan Documents, as amended hereby (i) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be taken by the Obligors and (ii) will not require any consent or approval of any holders of Capital Stock of any Obligor, other than those already obtained; (1) contravene the Organic Documents of any Obligor; (2) violate or cause a material default under any Applicable Law or Material Contract; or (3) result in or require the imposition of any Lien (other than Permitted Liens and Liens granted under the Loan Documents) on any Property of any Obligor.

(b)                                 Enforceability.  Each of this Amendment, the other Amendment Documents, the Loan and Security Agreement and the other Loan Documents, as amended hereby, is a legal, valid and binding obligation of each Obligor party thereto, enforceable against each Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)                                  Governmental Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Amendment, the other Amendment Documents, the Loan and Security Agreement, as amended hereby, or the consummation by the Obligors of the transactions among the parties contemplated hereby and thereby or referred to herein.

(d)                                 Representations and Warranties.  The representations and warranties set forth in Section 9 of the Loan and Security Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to the extent that any representation or warranty is already qualified or modified by materiality in the text thereof) as of the Fourth Amendment Closing Date, as though made on and as of such date (except to the extent that such representation or warranty relates to an earlier date or period, in which case as of such earlier date or period).

(e)                                  No Default. No Default or Event of Default has occurred and is continuing.

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(f)                                   No Material Adverse Effect. Since January 30, 2016, there have been no changes in the financial condition of any Obligor or Subsidiary that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.                                      Survival of Representations and Warranties.  All representations and warranties made in this Amendment or in any other Loan Document shall survive the execution and delivery of this Amendment.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit under the Loan and Security Agreement, and shall continue in full force and effect as long as any Loan or any other Obligation under the Loan and Security Agreement or any other Loan Document shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

8.                                      Amendment as Loan Document.  This Amendment constitutes a “Loan Document” under the Loan and Security Agreement.

9.                                      Amendment of Loan and Security Agreement.  On the Fourth Amendment Closing Date, this Amendment shall amend the Loan and Security Agreement.  On the Fourth Amendment Closing Date, the rights and obligations of the parties evidenced by the Loan and Security Agreement shall be evidenced by the Loan and Security Agreement, as amended by this Amendment, and the other Loan Documents, and the grant of a security interest in the Collateral by the relevant Obligors under the Loan and Security Agreement and the other Loan Documents shall continue under but as amended by this Amendment, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by the Loan and Security Agreement, as amended by this Amendment, and the other Loan Documents.  All references to the Loan and Security Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to the Loan and Security Agreement as amended by this Amendment.  Nothing contained herein shall be construed as a novation of the Obligations outstanding under and as defined in the Loan and Security Agreement, which shall remain in full force and effect, except as modified hereby.

10.                               Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

11.                               Execution.  This Amendment may be executed in counterparts, each of which taken together shall constitute one instrument.  This Amendment may be executed and delivered by facsimile or electronic transmission (including .pdf file), and they shall have the same force and effect as manually signed originals.  The Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness or any facsimile or electronic transmission signature.

12.                               Limited Effect.  This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be an amendment or waiver of any rights or remedies

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that the Agent or any Lender may have under the Loan and Security Agreement, under any other Loan Document (except as expressly set forth herein) or under Applicable Law, and shall not be considered to create a course of dealing or to otherwise obligate in any respect the Agent or any Lender to execute similar or other amendments or waivers or grant any amendments or waivers under the same or similar or other circumstances in the future.

13.                               Ratification by Guarantors.  Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein.  Each of the Guarantors agrees and acknowledges that (i) notwithstanding the effectiveness of this Amendment, such Guarantor’s Guaranty shall remain in full force and effect without modification thereto and (ii) nothing herein shall in any way limit any of the terms or provisions of such Guarantor’s Guaranty or any other Loan Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects.  Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 13.  Each of the Guarantors hereby further acknowledges that the Borrowers, the Agent and any Lender may from time to time enter into any further amendments, modifications, terminations and/or amendments of any provisions of the Loan Documents without notice to or consent from such Guarantor and without affecting the validity or enforceability of such Guarantor’s Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s Guaranty.

14.                               Reaffirmation of Grant of Security Interests, Etc.  Each Obligor hereby reaffirms its grant to Agent, for the benefit of Secured Parties, of a continuing security interest in and Lien upon the Collateral of such Obligor of every kind and nature, whether now owned or hereafter acquired or arising, and wherever located, all as provided in the Loan and Security Agreement and in the other Loan Documents, and each Obligor reaffirms that the Obligations are and shall continue to be secured by the continuing security interest and Lien granted by such Obligor to the Agent, for the benefit of Secured Parties, pursuant to the Loan and Security Agreement and the other Loan Documents.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Second Amended and Restated Loan and Security Agreement to be executed and delivered as of the date first above written.

BORROWERS:

THE BON-TON DEPARTMENT STORES, INC.

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

CARSON-PIRIE SCOTT II, INC.

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

BON-TON DISTRIBUTION, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

MCRIL, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

BONSTORES REALTY ONE, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

[Bon-Ton — Consent and Fourth Amendment to Loan and Security Agreement]

BONSTORES REALTY TWO, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

[Bon-Ton — Consent and Fourth Amendment to Loan and Security Agreement]

The following Persons are signatories to this Fourth Amendment to Second Amended and Restated Loan and Security Agreement in their capacity as Obligors and not as Borrowers:

THE BON-TON STORES, INC.

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

THE BON-TON GIFTCO, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

BONSTORES HOLDINGS ONE, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

BONSTORES HOLDINGS TWO, LLC

By:	/s/ J. Gregory Yawman
Name:	J. Gregory Yawman
Title:	Vice President — General Counsel & Secretary

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

BANK OF AMERICA, N.A.,
as Agent, a Co-Collateral Agent, a Tranche A Lender and an Existing Tranche A-1 Lender

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Director

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

CITIZENS BANK OF PENNSYLVANIA,
as a Tranche A Lender

By:	/s/ Don Cmar
Name:	Don Cmar
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

BMO HARRIS BANK, N.A.,
as a Tranche A Lender

By:	/s/ Kara Goodwin
Name:	Kara Goodwin
Title:	Managing Director

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

FIFTH THIRD BANK,
as a Tranche A Lender

By:	/s/ Todd S. Robinson
Name:	Todd S. Robinson
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

PNC BANK NATIONAL ASSOCIATION,
as a Tranche A Lender

By:	/s/ Jason Sylvester
Name:	Jason Sylvester
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

SUNTRUST BANK,
as a Tranche A Lender

By:	/s/ Leena Stover
Name:	Leena Stover
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

TD BANK, N.A.,
as a Tranche A Lender

By:	/s/ Cyntra A. Trani
Name:	Cyntra A. Trani
Title:	Senior Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Tranche A Lender

By:	/s/ Carol Anderson
Name:	Carol Anderson
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Collateral Agent and a Tranche A Lender

By:	/s/ Ian Maccubbin
Name:	Ian Maccubbin
Title:	Vice President

[Bon-Ton — Fourth Amendment to Loan and Security Agreement]

Annex A

[Please See Attached]

Annex B

[Please See Attached]

Schedule 1.1(a)

Commitments of Lenders

Lenders	Tranche A Revolver Commitments	Tranche A-1 Revolver Commitments
Bank of America, N.A.	$154,800,000.00	$150,000,000.00
Wells Fargo Bank, National Association	$311,500,000.00	$0.00
U.S. Bank National Association	$56,900,000.00	$0.00
Citizens Bank of Pennsylvania	$50,000,000.00	$0.00
BMO Harris Bank, N.A.	$45,000,000.00	$0.00
PNC Bank National Association	$31,300,000.00	$0.00
Fifth Third Bank	$30,000,000.00	$0.00
TD Bank, N.A.	$29,500,000.00	$0.00
SunTrust Bank	$21,000,000.00	$0.00

Total:	$730,000,000.00	$150,000,000.00

Schedule 7.1(c)

Commercial Tort Claims

The Bon-Ton Department Stores, Inc. v. Utilityaccounts.com, Inc., et al, Case No. 2010-11550 (filed November 2010 in Supreme Court of New York, County of Erie). The suit arises out of the defendant’s failure to pay utility bills of the Company pursuant to a contract for such services between the parties. Judgment in the amount of $3.1 million was entered in favor of The Bon-Ton Department Stores, Inc.. The defendant has ceased operations and has no assets to pay the judgment.

Schedule 7.2.1

Secondary Operating Deposit Accounts*

Deposit Accounts for which daily funds consolidation into the Borrower’s account is not required:

Bank Name	Account Name
M & T Bank	The Bon Ton Stores Inc
Wells Fargo Bank	The Bon Ton Dept Stores
U.S. Bank, N.A.	The Bon-Ton Giftco LLC

* Account numbers have been provided to the Agent on the Closing Date.

Schedule 7.3

Mortgaged Real Estate

Store Number	Nameplate	Store Name	Address
4	Bon-Ton	Lewistown	111 East Market Street Lewistown, PA 17044
31	Bon-Ton	Camp Hill	3525 Gettysburg Road Camp Hill, PA 17011
36	Bon-Ton	Greensburg	Westmoreland Mall, 5256 Route 30 Greensburg, PA 15601
40	Bon-Ton	Frackville	Schuylkill Mall Frackville, PA 17931
67	Bon-Ton	Lockport	5737 South Transit Road Lockport, NY 14094
128	Elder-Beerman	Zanesville	3575 Maple Avenue Zanesville, OH 43701
132	Elder-Beerman	Richmond	601 East Main Street Richmond, IN 47374
310	Herberger’s	St. Cloud	600 West Saint Germain Street St. Cloud, MN 56301
327	Herberger’s	Great Falls	1200 10th Avenue South Great Falls, MT 59405
353	Herberger’s	Rosedale	600 Rosedale Shopping Center Roseville, MN 55113
354	Herberger’s	Midway	1400 University Avenue St. Paul, MN 55104
410	Younkers	Merle Hay	3800 Merle Hay Road, Suite 100 Des Moines, IA 50310
412	Younkers	Coralville	1421 Coral Ridge Avenue Coralville, IA 52241
414	Younkers	Jordan Creek	101 Jordan Creek Parkway, Suite 6000 West Des Moines, IA 50265
432	Younkers	Eau Claire	4850 Golf Road Eau Claire, WI 54701
438	Younkers	Muskegon	5580 Harvey Street Muskegon, MI 49444
440	Younkers	Grandville	3668 Rivertown Parkway Grandville, MI 49418
449	Younkers	Duluth	1600 Miller Trunk Highway Duluth, MN 55811
501	Bergner’s	Bloomington	1601 Empire Street Bloomington, IL 61701
503	Bergner’s	Pekin	3500 Court Street Pekin, IL 61554
508	Bergner’s	Forsyth	1005 Hickory Point Mall Forsyth, IL 62535
514	Carson’s	Aurora Northgate	970 North Lake Street Aurora, IL 60506
516	Carson’s	Spring Hill	4000 Spring Hill Mall Dundee, IL 60118

Store Number	Nameplate	Store Name	Address
518	Bergner’s	White Oaks	2501 West Wabash Springfield, IL 62704
521	Boston Store	Racine	5500 Durand Avenue Racine, WI 53406
533	Carson’s	Edens Plaza	3200 Lake Avenue Wilmette, IL 60091
549	Carson’s	Michigan City	305 West US Highway 20 Michigan City, IN 46360
550	Carson’s	Hawthorn	3 Hawthorne Center Vernon Hills, IL 60061
556	Carson’s	Fox Valley	3 Fox Valley Center Drive Aurora, IL 60504
572	Carson’s	Rochester Hills	400 North Adams Road Rochester Hills, MI 48309
573	Carson’s	Partridge Creek	17480 Hall Road Clinton, MI 48038
590	Carson’s	Rockford D.C.	4650 Shepherd Trail Rockford, IL 61103

Schedule 8.2.1

Existing Credit Card Arrangements

1.              The Private Label Credit Card Program Agreement between Comenity Bank (formerly known as World Financial Network Bank) and The Bon-Ton Stores, Inc., dated December 16, 2011, as amended.

2.              The Bank Card Merchant Agreement between The Bon-Ton Department Stores, Inc. and Vantiv, LLC (formerly a segment of Fifth Third Bank), dated May 13, 2004, as amended.

3.              The Agreement for American Express® Card Acceptance between The Bon-Ton Department Stores, Inc. and American Express Travel Related Services Company, Inc., dated December 13, 2005, as amended.

4.              The Merchant Services Agreement between The Bon-Ton Department Stores, Inc. and Discover Financial Services LLC, dated March 3, 2006, as amended.

Schedule 8.5

Deposit Accounts*

Bank Name	Account Name (as it appears on bank statement)
Bank of America, NA	The Bon-Ton Department Stores, Inc.
CBI Bank & Trust	The Bon-Ton Department Stores Inc Younkers Store 173
M & T Bank	The Bon Ton Stores Inc.
Park National Bank	Bon Ton Department Stores Inc FBO Bank of America, N.A.
PNC Bank	The Bon Ton Department Stores Inc.
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Lawson Accounts Payable
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Payroll Account
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Third Party Credit Card Receipts
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Concentration Account
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Private Label Credit Card Receipts
U.S. Bank, N.A.	The Bon-Ton Giftco LLC
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Store Deposit Receipt Account
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Accounts Payable EFT Account
U.S. Bank, N.A.	The Bon-Ton Dept Stores Inc.
United Bank	The Bon Ton Department Stores Inc F/B/O Bank of America N.A.
Wells Fargo Bank, N.A.	The Bon-Ton Department Stores
Wells Fargo Bank, N.A.	The Bon-Ton Department Stores
Wells Fargo Bank, N.A.	The Bon-Ton Department Stores
WoodTrust Bank, N.A.	The Bon-Ton Department Stores Inc.

* Account numbers have been provided to the Agent on the Closing Date.

Schedule 8.5(a)

Excluded Deposit and Disbursement Accounts*

(i)                                     Deposit Accounts used exclusively for payroll, payroll taxes and employee benefits:

Bank Name	Account Name
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc — Payroll Account

(ii)                                  Disbursement accounts of the Obligors:

Bank Name	Account Name
U. S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Accounts Payable EFT Account
U.S. Bank, N.A.	The Bon-Ton Department Stores Inc. — Lawson Accounts Payable
Wells Fargo Bank, N.A.	The Bon Ton Department Stores Inc.
Wells Fargo Bank, N.A.	The Bon Ton Department Stores Inc.

* Account numbers have been provided to the Agent on the Closing Date.

Schedule 8.5(b)

Excluded Trust Accounts

None.

9

Schedule 8.6.1

Chief Executive Offices and Other Locations of Collateral

Chief Executive Offices:

Obligor and Subsidiaries	Chief Executive Office
The Bon-Ton Stores, Inc.	2801 East Market Street, Bldg E, York, PA 17402
The Bon-Ton Department Stores, Inc.	2801 East Market Street, Bldg E, York, PA 17402
The Bon-Ton Giftco, LLC	2801 East Market Street, Bldg E, York, PA 17402
Bon-Ton Distribution, LLC	2801 East Market Street, Bldg E, York, PA 17402
McRIL, LLC	2801 East Market Street, Bldg E, York, PA 17402
Carson Pirie Scott II, Inc.	2801 East Market Street, Bldg E, York, PA 17402
Bonstores Holdings One, LLC	2801 East Market Street, Bldg E, York, PA 17402
Bonstores Holdings Two, LLC	2801 East Market Street, Bldg E, York, PA 17402
Bonstores Realty One, LLC	2801 East Market Street, Bldg E, York, PA 17402
Bonstores Realty Two, LLC	2801 East Market Street, Bldg E, York, PA 17402

Locations of Collateral:

Location Number	Nameplate	Location/Store Name	Address
51	Bon-Ton	York Corporate Office	2801 East Market Street, Bldg E, York, PA 17402
519/598/ 599	N/A	Milwaukee Corporate Office	331 West Wisconsin Avenue, Milwaukee, WI 53203
524	Bon-Ton	Milwaukee Data Center	331 West Wisconsin Avenue, Milwaukee, WI 53203
55	Bon-Ton	AP/Payroll/Information Systems	601 Memory Lane, Building A, York, PA 17402
191	Elder-Beerman	Dayton Corporate Office	3155 El-Bee Road, Dayton, OH 45439
392/399	Herberger’s	Administrative Facility	600 West St. Germain Street, St Cloud, MN 56301
597	N/A	Milwaukee Photo Studio	801 West Layton Ave., Milwaukee, WI 53221
969	N/A	New York Buying Office	469 7th Avenue, 5th Floor, New York, NY 10018
50/57/195	Bon-Ton	Whitehall Distribution Center	3585 South Church St., Whitehall, PA 18052

Location Number	Nameplate	Location/Store Name	Address
481/485	Bon-Ton	Dayton DC	2815 South Gettysburg Ave., Moraine, OH 45439
192	Bon-Ton	West Jefferson E Commerce Distribution Center	115 Enterprise Parkway, West Jefferson, OH 43162
194/198	Elder-Beerman	Fairborn Distribution Center	1340 E. Dayton-Yellow Springs Road, Fairborn, OH 45324
193/590	Carson Pirie Scott	Rockford Distribution Facility	4650 Shepherd Trail, Rockford, IL 61115
591	Carson Pirie Scott	Naperville Furniture Distribution Facility	1835 Jefferson Avenue, Naperville, IL 60540
980	Bon-Ton	Rockford Warehouse Annex	1818 Elmwood Road, Rockford, IL 61114
2	Bon-Ton	Hanover	400 Eisenhower Drive, Hanover, PA 17331
3	Bon-Ton	Hagerstown	17301 Valley Mall Road, Hagerstown, MD 21740
4	Bon-Ton	Lewistown	111 E. Market St., Lewistown, PA 17044
5	Bon-Ton	Martinsburg	800 Foxcroft Avenue, Martinsburg, WV 25401
6	Bon-Ton	Chambersburg	100 Chambersburg Mall, Chambersburg, PA 17201
7	Bon-Ton	Park City Furniture Gallery	870 Plaza Boulevard, Lancaster, PA 17601
8	Bon-Ton	Park City	600 Park City Center, Lancaster, PA 17601
9	Bon-Ton	Carlisle	750 E. High Street, Carlisle, PA 17013
12	Bon-Ton	Cumberland	Country Club Mall, 1262 Vocke Road, LaVale, MD 21502
14	Bon-Ton	Galleria	8 Galleria Mall, York, PA 17402
15	Bon-Ton	Uniontown	1800 Mall Run Road, Uniontown, PA 15401
16	Bon-Ton	Selinsgrove	1 Susquehanna Valley Mall, Suite 3, Selinsgrove, PA 17870
17	Bon-Ton	Indiana	2334 Oakland Ave. Ste 35, Indiana, PA 15701

Location Number	Nameplate	Location/Store Name	Address
18	Bon-Ton	Warren	4000 Market St. Ext., Warren, PA 16365
19	Bon-Ton	Wilton	3065 Rt. 50, Saratoga Springs, NY 12866
21	Bon-Ton	Oil City	6945 US 322, Cranberry, PA 16319
22	Bon-Ton	Brick	80 Brick Plaza, Brick, NJ 08723
24	Bon-Ton	Hamden	2300 Dixwell Ave., Hamden, CT 06514
25	Bon-Ton	Binghamton	Oakdale Mall, 601-635 Harry L Drive, Johnson City, NY 13790
26	Bon-Ton	Burlington	155 Dorset St., S. Burlington, VT, 05403
27	Bon-Ton	Williamsport	300 Lycoming Mall Circle, Suite 2074, Pennsdale, PA 17756
28	Bon-Ton	Bloomsburg	225 Columbia Mall Dr., Bloomsburg, PA 17815
29	Bon-Ton	Queensgate	2081 Springwood Rd., York, PA 17403
31	Bon-Ton	Camp Hill	3525 Gettysburg Rd., Camp Hill, PA 17011
32	Bon-Ton	Colonial Park	4600 Jonestown Rd., Harrisburg, PA 17109
33	Bon-Ton	Concord	270 Loudon Rd., Concord, NH 03301
35	Bon-Ton	Reading	Berkshire Mall/1665 State Hill Rd., Wyomissing, PA 19610
36	Bon-Ton	Greensburg	Westmoreland Mall, 5256 Route 30, Greensburg, PA 15601
37	Bon-Ton	Washington	1500 W. Chestnut St., Washington, PA 15301
38	Bon-Ton	Midway	Midway Shopping Center, Wyoming, PA 18644
39	Bon-Ton	Wilkes-Barre	14 Wyoming Valley Mall, Wilkes-Barre, PA 18702
40	Bon-Ton	Frackville	Schuylkill Mall, Frackville, PA 17931
43	Bon-Ton	Newburgh	1401 Rte. 300, Suite 139, Newburgh, NY 12550
44	Bon-Ton	Ithaca	Pyramid Mall, 40 Catherwood Rd., Ithaca, NY 14850

Location Number	Nameplate	Location/Store Name	Address
45	Bon-Ton	Johnstown	550 Galleria Drive, Johnstown, PA 15904
46	Bon-Ton	Jamestown	318 E. Fairmount Ave., Lakewood, NY 14750
47	Bon-Ton	Watertown	21073 Salmon Run Mall Loop W., Watertown, NY 13601
48	Bon-Ton	Westfield	443 E. Main St., Westfield, MA 01085
49	Bon-Ton	Glens Falls	578 Aviation Rd., Queensbury, NY 12804
61	Bon-Ton	Maine Mall	364 Maine Mall, South Portland, ME 04106
62	Bon-Ton	Eastern Hills	4545 Transit Rd., Williamsville, NY 14221
63	Bon-Ton	Sheridan	1706 Sheridan Dr., Buffalo, NY 14223
64	Bon-Ton	Southgate	1090 Union Rd., West Seneca, NY 14224
65	Bon-Ton	McKinley	3701 McKinley Pkway., Blasdell, NY 14219
67	Bon-Ton	Lockport	5737 S. Transit Rd., Lockport, NY 14094
68	Bon-Ton	Olean	402 N. Union St., Olean, NY 14760
69	Bon-Ton	Niagara Falls	6929 Williams Rd., Niagara Falls, NY 14304
70	Bon-Ton	State College	2901 East College Ave., Suite 600, State College, PA 16801
72	Bon-Ton	Bethlehem	2524 Schoenersville Rd, Bethlehem, PA 18017
73	Bon-Ton	Allentown South	3300 Lehigh Street, Allentown, PA 18103
76	Bon-Ton	Easton	Palmer Park Mall, Suite 146, 2455 Park Avenue, Easton, PA 18045
78	Bon-Ton	Quakertown	751 SW End Blvd., Quakertown, PA 18951
80	Bon-Ton	Phillipsburg	1200 Highway 22 East, Phillipsburg, NJ 08865
81	Bon-Ton	Doylestown	456 North Main St, Doylestown, PA 18901

Location Number	Nameplate	Location/Store Name	Address
82	Bon-Ton	Trexlertown	6900 Hamilton Blvd., Trexlertown, PA 18087
83	Bon-Ton	Stroudsburg	Rt 611 & Bridge St., Stroudsburg, PA 18360
84	Bon-Ton	Elmira	3300 Chambers Rd. Suite 5130, Horseheads, NY 14845
92	Bon-Ton	Massena	Rt 37 & 131, Massena, NY 13662
94	Bon-Ton	Camillus	5301 W. Genesee, Camillus, NY 13031
101	Elder-Beerman	Dayton Mall	2700 St. Rt. 725, Dayton, OH 45459
107	Elder-Beerman	Huber Heights	8821 Old Troy Pike, Huber Heights, OH 45424
115	Elder-Beerman	Beavercreek	2727 Fairfield Commons, Beavercreek, OH 45431
117	Elder-Beerman	Piqua Mall	987 E. Ash Street, Piqua, OH 45356
118	Elder-Beerman	Athens	1004 E. State Street, Athens, OH 45701
119	Elder-Beerman	New Philadelphia	400 Mill Avenue, New Philadelphia, OH 44663
121	Elder-Beerman	Kettering	2050 E. Dorothy Lane, Dayton, OH 45420
125	Elder-Beerman	Lancaster	1730 River Valley Circle South, Lancaster, OH 43130
126	Elder-Beerman	Newark	771 30th Street, Newark, OH 43056
127	Elder-Beerman	Defiance	1500 N. Clinton Street, Defiance, OH 43512
128	Elder-Beerman	Zanesville	3575 Maple Avenue, Zanesville, OH 43701
129	Elder-Beerman	Marion, OH	1475 Marion-Waldo, Marion, OH 43302
130	Elder-Beerman	Chillicothe	1080 N. Bridge Street, Chillicothe, OH 45601
132	Elder-Beerman	Richmond	601 Promenade, Richmond, IN 47374
135/921	Elder-Beerman	Middletown	3459 Town Mall Blvd., Franklin, OH 45005

Location Number	Nameplate	Location/Store Name	Address
137	Elder-Beerman	Sandusky	4314 Milan Road, Sandusky, OH 44870
138	Younkers	Plover	1780 Plover Road, Plover, WI 54467
140	Boston Store	Kohler	4030 Highway 28, Kohler, WI 53044
141	Bon-Ton	Dubois	300 Commons Drive, DuBois, PA 15801
142	Boston Store	West Bend	1291 W. Paradise Drive, West Bend, WI 53095
143	Younkers	Coldwater	373 North Willowbrook Rd., Suite Z, Coldwater, MI 49036
144	Elder-Beerman	Alliance	2500 W. State Street, Alliance, OH 44601
147	Elder-Beerman	Wooster	4095 Burbank Road, Wooster, OH 44691
148	Elder-Beerman	Morgantown Mall	9550 Mall Road, Morgantown, WV 26505
149	Bon-Ton	Erie	810 Mill Creek Mall Road, Erie, PA 16565
150	Carson’s	Warsaw	2856 Frontage Road, Warsaw, IN 46580
151	Elder-Beerman	Frankfort	202 Limestone Drive, Frankfort, KY 40601
152	Elder-Beerman	Findlay Village Mall	1800 Tiffin Avenue, Findlay, OH 45840
153	Elder-Beerman	Bowling Green	1234 N. Main Street, Bowling Green, OH 43402
154	Carson’s	Howell	3599 E. Grand River Avenue, Howell, MI 48843
155	Elder-Beerman	Westgate	3311 Secor Road, Toledo, OH 43606
158	Elder-Beerman	Adrian	1357 S. Main Street, Adrian, MI 49221
159	Carson’s	Monroe	2121 N. Monroe Street, Monroe, MI 48161
160	Carson’s	Benton Harbor	1800 Pipestone Road, Benton Harbor, MI 49022
161	Younkers	Midland Mall	6830 Eastman Road, Midland, MI 48642
163	Younkers	Jackson	1826 W. Michigan Avenue, Jackson, MI 49202
165	Elder-Beerman	Beloit	100 Beloit Mall, Beloit, WI 53511

Location Number	Nameplate	Location/Store Name	Address
171	Carson’s	Dekalb	2550 Sycamore Road, Dekalb, IL 60115
172	Carson’s	Marion, IN	1129 N. Baldwin, Marion, IN 46952
173	Younkers	Muscatine	1903 Park Avenue, Muscatine, IA 52761
174	Carson’s	Anderson	2101 State Road, Anderson, IN 46016
175	Carson’s	Mattoon	700 Broadway Avenue East, Mattoon, IL 61938
177	Carson’s	Danville	2917 N. Vermillion, Danville, IL 61832
178	Carson’s	Jasper	3875 Newton Street, Jasper, IN 47546
179	Carson’s	Honey Creek	3401 South US Hwy 41, Terre Haute, IN 47802
180	Elder-Beerman	Paducah	5105 Hinkleville Road #500, Paducah, KY 42001
181	Carson’s	Columbus	2104 25th Street, Columbus,IN 47201
182	Carson’s	Muncie	3501 N. Granville Avenue, Muncie, IN 47303
184	Carson’s	Kokomo	1540 East Boulevard, Kokomo, IN 46902
185	Carson’s	Elkhart	3701 South Main, Elkhart, IN 46517
186	Younkers	Green Bay Furniture Gallery	201 Bay Park Square, Green Bay, WI 54304
189/190	Elder-Beerman	South Towne Furniture Gallery	2400 State Route 725, Dayton, OH 45459
199	Carson’s	Glenbrook Square	4201 Coldwater Rd, Fort Wayne, IN 46805
203	Elder-Beerman	Clarksburg	2700 Meadowbrook Mall, Bridgeport, WV 26330
204	Elder-Beerman	Parkersburg	600 Grand Central Mall, PO Box 6084, Parkersburg, WV 26105
205	Elder-Beerman	Ashland	10699 US Route 60, Ashland, KY 41102
206	Elder-Beerman	Kanawha	125 Kanawha Mall, Charleston, WV 25387
207	Elder-Beerman	St. Clairsville	67800 Mall Road, St. Clairsville, OH 43950
209	Elder-Beerman	Winfield	200 Liberty Sq. Shopping Center, Hurricane, WV 25526

Location Number	Nameplate	Location/Store Name	Address
310	Herberger’s	Centre Square	600 W. Saint Germain Street, St. Cloud, MN 56301
311	Herberger’s	Thunderbird Mall	1440 South 12th Avenue, Virginia, MN 55792
312	Herberger’s	Cedar Mall	2900 South Main, Rice Lake, WI 54868
313	Herberger’s	Westridge Mall	2001 West Lincoln Ave, Fergus Falls, MN 56537
314	Herberger’s	Marketplaz Mall	110 North Minnesota Street, New Ulm, MN 56073
315	Herberger’s	Watertown Mall	1300 9th Avenue SE, Watertown, SD 57201
316	Herberger’s	Viking Plaza	3015 Hwy 29 S, Suite 4037, Alexandria, MN 56308
317	Herberger’s	Holiday Village Shopping Center — Havre	1753 Highway 2 NW, Havre, MT 59501
318	Herberger’s	Valley View Mall	4000 State Road 16, LaCrosse, WI 54601
319	Herberger’s	Northbridge Mall	2440 Bridge Avenue, Albert Lea, MN 56007
320	Herberger’s	Moorhead Center Mall	400 Center Avenue, Moorhead, MN 56560
321	Herberger’s	Kirkwood Mall	641 Kirkwood Mall, Bismarck, ND 58504
322	Herberger’s	Logan	1350 North Main Street, Logan, UT 84341
323	Herberger’s	Westgate Mall/Brainerd	14136 Baxter Drive, Suite 1, Baxter, MN 56425
324	Herberger’s	Pocatello	4235 Yellowstone Highway, Chubbuck, ID 83202
325	Herberger’s	Rimrock Mall	300 S. 24th Street West, Billings, MT 59102
326	Herberger’s	Quincy Place Shopping Center	1110 Quincy Avenue, Ottumwa, IA 52501
327	Herberger’s	Holiday Village Shopping Center — Great Falls	1200 10th Avenue S, Great Falls, MT 59405
328	Herberger’s	Rushmore Mall	2200 North Maple, Rapid City, SD 57701

Location Number	Nameplate	Location/Store Name	Address
329	Herberger’s	White Mountain Mall	2445 Foothill Boulevard, Rock Springs, WY 82901
330	Herberger’s	Prairie Hills Mall	1611 3rd Avenue W., Dickinson, ND 58601
331	Herberger’s	Dakota Square	2400 10th Street SW, Minot, ND 58701
332	Herberger’s	Kandi Mall	1605 1st Street South, Willmar, MN 56201
333	Boston Store	Heritage Village	1645 North Spring Street, Beaver Dam, WI 53916
334	Herberger’s	Sunset Plaza	1700 Market Lane, Norfolk, NE, 68701
335	Herberger’s	Imperial Mall Shopping Center	3001 West 12th, Suite 4, Hastings, NE, 68901
336	Herberger’s	The Mall	1100 South Dewey, North Platte, NE, 69101
338	Herberger’s	Hilltop Mall	4915 2nd Avenue, Kearney, NE, 68847
339	Herberger’s	Monument Mall	2302 Frontage Road, Box 29, Scottsbluff, NE, 69361
340	Herberger’s	Kalispell Center Mall	20 North Main, Kalispell, MT 59901
341	Herberger’s	Blaine	301 Northtown Drive Northeast, Blaine, MN 55434
342	Herberger’s	Stillwater	2001 Washington Avenue, Stillwater, MN 55082
343	Herberger’s	Lakewood Mall	3315 6th Ave SE, Suite 2, Aberdeen, SD 57401
344	Herberger’s	Mesa Mall	2424 US Hwy 6 & 50, Grand Junction, CO 81505
345	Herberger’s	River Hills Mall	1850 Adams Street, Mankato, MN 56001
348	Herberger’s	Paul Bunyan Mall	1201 Paul Bunyan Drive, Bemidji, MN 56601
349	Herberger’s	Butte Plaza Mall	3100 Harrison Avenue, Suite 5A, Butte, MT 59701
351	Herberger’s	Southgate Mall	2901 Brooks Avenue, Missoula, MT 59801
352	Herberger’s	West Acres Shopping Center	3902 13th Avenue S, Fargo, ND 58103

Location Number	Nameplate	Location/Store Name	Address
353	Herberger’s	Rosedale Shopping Center	600 Rosedale Shopping Center, Roseville, MN 55113
354	Herberger’s	Midway Marketplace	1400 University Place, St. Paul, MN 55104
355	Herberger’s	Southtown Mall	7831 Southtown Center, Bloomington, MN 55431
356	Herberger’s	Edina	300 Southdale Center, Edina, MN 55435
357	Herberger’s	Apache Mall	1201 12th Street SW, Rochester, MN 55902
401	Younkers	North Grand Mall	2801 North Grand Mall, Ames, IA 50010
402	Younkers	Southbridge Mall	102 South Delaware, Mason City, IA 50401
403	Younkers	Crossroads Mall	US Hwy 20 & South 29th St, Fort Dodge, IA 50501
404	Younkers	Marshall Town Center	2500 South Center Street, Marshalltown, IA 50158
406	Younkers	Oakview Mall	3201 South 144th Street, Omaha, NE, 68144
407	Younkers	College Square Mall	6301 University Avenue, Cedar Falls, IA 50613
408	Younkers	Crossroads Center	2060 Crossroads Boulevard, Waterloo, IA 50702
409	Younkers	Oak Park Mall	Highway 218 & 18th St. Northwest, Austin, MN 55912
410	Younkers	Merle Hay Mall	3800 Merle Hay Rd, Suite 100, Des Moines, IA 50310
412	Younkers	Coral Ridge Mall	1421 Coral Ridge Avenue, Coralville, IA 52241
413	Younkers	Lindale Mall	4444 1st Avenue NE, Cedar Rapids, IA 52402
414	Younkers	Jordan Creek	101 Jordan Creek Parkway, Suite 6000, West Des Moines, IA 50266
418	Younkers	Kennedy Mall	555 John F. Kennedy Road, Dubuque, IA 52002
419	Younkers	Westroads Mall	707 N. 102nd St., Omaha, NE, 68114

Location Number	Nameplate	Location/Store Name	Address
421	Younkers	Northpark Mall	320 West Kimberly Road, Davenport, IA 52806
422	Younkers	Southpark Mall	4200 16th Street, Moline, IL 61265
423	Younkers	Southridge Mall	1111 E Army Post Road, Suite 2003, Des Moines, IA 50315
424	Younkers	Empire Mall	3500 Empire Mall, Sioux Falls, SD 57106
428	Younkers	Westdale Mall	2600 Edgewood Road SW, Cedar Rapids, IA 52404
429	Younkers	Southern Hills Mall	4380 Sergeant Road, Sioux City, IA 51106
430	Younkers	Westland Mall	550 South Gear, West Burlington, IA 52655
432	Younkers	Oakwood Mall	4850 Golf Road, Eau Claire, WI 54701
437	Younkers	Valley West Mall	1551 Valley West Drive, West Des Moines, IA 50266
438	Younkers	Lakes Mall	5580 Harvey Street, Muskegon, MI 49444
439	Younkers	Downtown Historic Sturgeon Bay	58 North 3rd Avenue, Sturgeon Bay, WI 54235
440	Younkers	Rivertown Crossings	3668 Rivertown Parkway, Grandville, MI 49418
442	Younkers	Westwood Mall	3050 US Hwy 41 West, Marquette, MI 49855
443	Younkers	Cherryland Center	1776 South Garfield Avenue, Traverse City, MI 49686
445	Younkers	Lansing Mall	5330 West Saginaw Highway, Lansing, MI 48917
447	Younkers	Gateway Mall	6100 O Street, Lincoln, NE, 68505
448	Younkers	Shoppes at Woodridge	503 East Ives Street, Marshfield, WI 54449
449	Younkers	Miller Hill Mall	1600 Miller Trunk Highway, Duluth, MN 55811
451	Younkers	Conestoga Mall	3404 West 13th Street, Grand Island, NE, 68803
454	Younkers	Wausau Mall	300 Forest Street, Wausau, WI 54403

Location Number	Nameplate	Location/Store Name	Address
456	Younkers	Forest Mall	755 West Johnson Street, Fond Du Lac, WI 54935
457	Younkers	Bay Park Square	101 Bay Park Square, Green Bay, WI 54304
461	Younkers	Edgewater Plaza	700 E Magnolia Street, Manitowoc, WI 54220
462	Younkers	Fox River Mall	4301 W. Wisconsin Avenue, Appleton, WI 54913
463	Younkers	Westshore Mall	12331 James Street, Holland, MI 49424
464	Younkers	Merridian	1982 W. Grand River Avenue, Okemos, MI 48864
465	Carson’s	Birchwood Mall	4450 24th Avenue, Fort Gratiot, MI 48059
466	Younkers	Pine Tree Mall	2600 Roosevelt Road, Marinette, WI 54143
469	Younkers	Mariner Mall	69 North 28th St. East, Superior, WI 54880
475	Younkers	Bay City Mall	4131 E. Wilder Road, Bay City, MI 48706
501	Bergner’s	Eastland Mall	1601 Empire Street, Bloomington, IL 61701
502	Bergner’s	Peru Mall	3940 Route 251, Suite 01, Peru, IL 61354
503	Bergner’s	East Court Village	3536 Court Street, Pekin, IL 61554
504	Bergner’s	Marketplace Mall	2000 North Neil Street, Champaign, IL 61820
505	Bergner’s	Sandburg Mall	1150 West Carl Sandburg Drive, Galesburg, IL 61401
506	Bergner’s	Sheridan Village	4125 North Sheridan Road, Peoria, IL 61614
507	Bergner’s	Quincy Mall	3347 Broadway, Quincy, IL 62301
508	Bergner’s	Hickory Point Mall	1005 Hickory Point Mall, Forsyth, IL 62535
510	Boston Store	Janesville Mall	2500 Milton Avenue, Janesville, WI 53545
511	Bergner’s	Northland Mall	2900 East Lincolnway, Sterling, IL 61081

Location Number	Nameplate	Location/Store Name	Address
512	Bergner’s	Cherryvale Mall	7200 Harrison Avenue, Rockford, IL 61112
513/923	Bergner’s	Machesney Mall	8790 North 2nd Street, Machesney Park, IL 61115
514/920	Carson’s	Northgate Shopping Center	970 North Lake Street, Aurora, IL 60506
515	Carson’s	Joliet	3340 Mall Loop Drive, Joliet, IL 60435
516	Carson’s	Spring Hill Mall	4000 Spring Hill Mall, Dundee, IL 60118
517	Carson’s	Randhurst Mall	1025 Center Drive, Mount Prospect, IL 60056
518	Bergner’s	White Oaks Mall	2501 West Wabash, Springfield, IL 62704
519	Boston Store	Grand Avenue Mall	331 West Wisconsin Avenue, Milwaukee, WI 53203
520	Boston Store	Bay Shore Mall	5701 North Lydell Ave, Glendale, WI 53217
521	Boston Store	Regency Mall	5500 Durand Avenue, Racine, WI 53406
522	Boston Store	Brookfield Square	15875 West Bluemound Road, Brookfield, WI 53005
523	Boston Store	Southridge Mall	5300 South 76th Street, Greendale, WI 53129
526	Boston Store	East Towne Mall	53 East Towne Mall, Madison, WI 53704
527	Boston Store	Mayfair Mall	2400 North Mayfair Road, Milwaukee, WI 53226
528	Boston Store	West Towne Mall	36 West Towne Mall, Madison, WI 53719
529	Boston Store	Brookfield Furniture	18615 West Bluemound Road, Brookfield, WI 53045
530	Carson’s	Evergreen Mall	9700 South Western Avenue, Evergreen Park, IL 60805
531	Carson’s	Yorktown Mall	230 Yorktown Shopping Center, Lombard, IL 60148
532	Carson’s	Woodmar Mall	6600 Indianapolis Boulevard, Hammond, IN 46320

Location Number	Nameplate	Location/Store Name	Address
533	Carson’s	Eden’s Plaza	3200 Lake Avenue, Wilmette, IL 60091
535	Carson’s	Stratford Square	4 Stratford Square, Bloomingdale, IL 60108
536	Carson’s	Gateway Mall	120 South Riverside Plaza, Chicago, IL 60606
538	Carson’s	Chicago Ridge Mall	9800 South Ridgeland Avenue, Chicago Ridge, IL 60415
539	Carson’s	Harlem-Irving Mall	4200 N. Harlem Avenue, Norridge, IL 60706
540	Carson’s	Lincoln Mall	300 Lincoln Mall, Matteson, IL 60443
541	Carson’s	North Riverside Park Mall	7505 West Cermak Road, North Riverside, IL 60546
542	Carson’s	Westfield Shoppingtown Southlake	1995 Southlake Mall, Merrillville, IN 46410
543	Carson’s	Orland Square	4 Orland Square, Orland Park, IL 60462
546	Carson’s	Yorktown Furniture	2 Yorktown Mall, Lombard, IL 60148
547	Carson’s	Eden Furniture	3232 Lake Avenue, Ste 330, Wilmette, IL 60091
548	Carson’s	Schaumburg Furniture	830 East Golf Road, Schaumburg, IL 60173
549	Carson’s	Marquette Mall	305 West US Hwy 20, Michigan City, IN 46360
550	Carson’s	Westfield Shoppingtown - Hawthorn	3 Hawthorne Center, Vernon Hills, IL 60061
551	Carson’s	Ford City Mall	7601 South Cicero Avenue, Chicago, IL 60652
552	Carson’s	Lincolnwood Town Center	3333 West Touhy, Lincolnwood, IL 60712
553	Carson’s	Northfield Square Mall	1602 North State Rt. 50, Bourbonnais, IL 60914
554	Carson’s	Charlestowne Mall	3850 East Main Street, St. Charles, IL 60174
555	Carson’s	Hawthorn Furniture Gallery	480 Ring Drive, Vernon Hills, IL 60061
556	Carson’s	Fox Valley Mall	3 Fox Valley Center, Aurora, IL 60504

Location Number	Nameplate	Location/Store Name	Address
561	Carson’s	Orland Square Furniture Gallery	66 Orland Square, Orland Park, IL 60462
562	Carson’s	Streets of Woodfield	601 North Martingale Road, Schaumburg, IL 60173
563	Bergner’s	The Shoppes at Grand Prairie	5203 West War Memorial Drive, Peoria, IL 61615
564	Carson’s	Circle Centre	1 West Washington Street, Indianapolis, IN 46204
571	Carson’s	Laurel Park Place	17625 Newburgh Road, Livonia, MI 48152
572	Carson’s	Meadowbrook Village	400 North Adams Road, Rochester Hills, MI 48309
573	Carson’s	Partridge Creek	17480 Hall Road, Clinton, MI 48038
579	Carson’s	Naperville Furniture Clearance	1835 Jefferson Avenue, Naperville, IL 60540
927	Boston Store	Boston Store Clearance Center	5659 S. 27th Street, Milwaukee, WI 53221
928	Carson’s	Carson’s Clearance Center	16727 Torrence Avenue, Lansing, IL 60438
929	Carson’s	Carson’s Clearance Center	7234 Dempster, Morton Grove, IL 60053
930	Herberger’s	Herberger’s Clearance Center	1717 Beam Avenue, Maplewood, MN 55109
972	N/A	Huntington	925-939 Third Avenue, Huntington, WV 25701

Schedule 9.1.4

Names and Capital Structure

			Authorized	Number and/or	Holders
			Equity	% of Equity	of Equity
Issuer	Jurisdiction	Securities	Interests	Interests	Interests
Carson Pirie Scott II, Inc.	Florida	Common Stock	1,000 shares	100 shares	The Bon-Ton Department Stores, Inc.
McRIL, LLC	Virginia	Limited Liability Company Interests	N/A	100%	Carson Pirie Scott II, Inc.
Bon-Ton Distribution, LLC	Illinois	Limited Liability Company Interests	N/A	100%	Carson Pirie Scott II, Inc.
The Bon-Ton Department Stores, Inc.	Pennsylvania	Common Stock	40,000,000 shares	10 shares	The Bon-Ton Stores, Inc.
		Class A Common Stock	20,000,000 shares	0 shares	N/A
		Preferred Stock	5,000,000 shares	0 shares	N/A
The Bon-Ton Giftco, LLC	Virginia	Limited Liability Company Interests	N/A	100%	The Bon-Ton Department Stores, Inc.
Bonstores Holdings One, LLC	Delaware	Limited Liability Company Interests	N/A	100%	The Bon-Ton Department Stores, Inc.
Bonstores Holdings Two, LLC	Delaware	Limited Liability Company Interests	N/A	100%	The Bon-Ton Department Stores, Inc.
Bonstores Realty One, LLC	Delaware	Limited Liability Company Interests	N/A	100%	Bonstores Holdings One, LLC
Bonstores Realty Two, LLC	Delaware	Limited Liability Company Interests	N/A	100%	Bonstores Holdings Two, LLC

Schedule 9.1.5

Former Corporate Names and Trade Names:

Former Corporate Names:

Legal Name	Type of		Termination	Surviving
of Entity	Organization	Jurisdiction	Date	Entity
The Bon-Ton Corp.	C-Corporation	Delaware	4/1/2006	The Bon-Ton Stores, Inc.
The Bon-Ton Properties - Irondequoit G.P., Inc.	C-Corporation	New York	12/31/2007	The Bon-Ton Department Stores, Inc.
The Bon-Ton Properties - Irondequoit, L.P.	Limited Partnership	Delaware	12/31/2007	None
The Bon-Ton Trade Corp.	C-Corporation	Delaware	4/1/2006	The Bon-Ton Trade, LLC
Capital City Commons Realty, Inc.	C-Corporation	Pennsylvania	2/3/2007	The Bon-Ton Department Stores, Inc.
Carson Pirie Scott, LLC	Limited Liability Company	Alabama	12/31/2007	The Bon-Ton Department Stores, Inc.
Carson Pirie Scott, Inc.	C-Corporation	Alabama	10/28/2006	Carson Pirie Scott, LLC
Elder-Beerman Holdings, Inc.	C-Corporation	Ohio	12/31/2007	The Elder-Beerman Stores Corp.
Elder-Beerman Operations, LLC	Limited Liability Company	Ohio	12/31/2007	The Elder-Beerman Stores Corp.
Elder-Beerman West Virginia, Inc.	C-Corporation	West Virginia	12/31/2008	The Elder-Beerman Stores Corp.
Herberger’s Department Stores, LLC	Limited Liability Company	Minnesota	12/31/2007	The Bon-Ton Department Stores, Inc.
Bon-Ton Distribution, Inc.	C-Corporation	Illinois	12/31/2013	Bon-Ton Distribution, LLC
The Bon-Ton Giftco, Inc.	C-Corporation	Florida	1/23/2013	The Bon-Ton Giftco, LLC
The Bon-Ton Properties - Eastview G.P., Inc.	C-Corporation	New York	9/17/2012	The Bon-Ton Department Stores, Inc.
The Bon-Ton Properties - Eastview, L.P.	Limited Partnership	Delaware	9/1/2012	None

Legal Name	Type of		Termination	Surviving
of Entity	Organization	Jurisdiction	Date	Entity
The Bon-Ton Properties - Greece Ridge G.P., Inc.	C-Corporation	New York	9/17/2012	The Bon-Ton Department Stores, Inc.
The Bon-Ton Properties - Greece Ridge, L.P.	Limited Partnership	Delaware	9/1/2012	None
The Bon-Ton Properties- Marketplace G.P., Inc.	C-Corporation	New York	3/13/14	The Bon-Ton Department Stores, Inc
The Bon-Ton Properties - Marketplace, L.P.	Limited Partnership	Delaware	3/10/14	None
The Bon-Ton Stores of Lancaster, Inc.	C-Corporation	Pennsylvania	2/2/2014	The Bon-Ton Department Stores, Inc.
The Bon-Ton Trade, LLC	Limited Liability Company	Delaware	12/22/2011	The Bon-Ton Department Stores, Inc.
Carson Pirie Scott II, Inc.	C-Corporation	Mississippi	1/22/2013	Carson Pirie Scott II, Inc. (a FL corp.)
The Elder-Beerman Stores Corp.	C-Corporation	Ohio	12/31/2012	The Bon-Ton Department Stores, Inc.

Acquisitions

Parisian:  Effective October 31, 2006, pursuant to an Asset Purchase Agreement dated October 25, 2006 between The Bon-Ton Stores, Inc. (“Parent”) and Belk, Inc., which was assigned by Parent to The Bon-Ton Department Stores, Inc., The Bon-Ton Department Stores, Inc. acquired four Parisian department stores and the rights for the construction of a fifth Parisian store.

Trade Names:

Entity	Trade Names Used
The Bon-Ton Department Stores, Inc.	Bon-Ton; Boston Store; Capital City Commons; Carson Pirie Scott; Carson’s; Elder-Beerman; Herberger’s; Parisian; Younkers
Bon-Ton Distribution, LLC	Carson Pirie Scott Furniture Clearance Center
The Bon-Ton Giftco, LLC	Bon-Ton
Carson Pirie Scott II, Inc.	Bon-Ton; Boston Store; Herberger’s; Younkers
McRIL, LLC	Bergner’s; Carson Pirie Scott; Carson’s; Carson Pirie Scott Furniture Gallery; Younkers

Schedule 9.1.12

Intellectual Property

Trademarks

Owner: The Bon-Ton Department Stores, Inc.

Trademark Name	Registration/Serial Number	Registration Date/Filing Date
BEAUTY STATION	86/433,458	10/24/2014
BOSTON STORE	Wisconsin 6,482	8/3/1988
BOSTON STORE	3,666,012	8/11/2009
BT♦JEWELED (WORD AND DESIGN)	3,842,899	8/31/2010
CHEF’S QUARTERS	86/532,617	2/12/2015
CHEF’S QUARTERS	86,979,074	2/12/2015
CUDDLE BEAR	2,001,829	9/17/1996
CUDDLE BEAR	4,552,374	6/17/2014
DESIGN DISTRICT	85/920,357	5/1/2013
ELDER-BEERMAN (stylized)	1,332,638	4/23/1985
EXERTEK	3,528,518	11/4/2008
EXERTEK
	4,736,593	5/12/2015
(DESIGN)
JENNY BUCHANAN	2,006,731	10/8/1996
JENNY BUCHANAN	2,015,870	11/12/1996
JENNY BUCHANAN	2,015,874	11/12/1996
LET US FIND IT	4,626,285	10/21/2014
LIVING GREEN	3,854,437	9/28/2010
LOVESTYLEREWARDS	87,063,073	6/7/2016
ONE • PHILOSOPHY (WORD AND DESIGN)	3,778,686	4/20/2010
RAMPED UP	3,908,977	1/18/2011
RU RAMPED UP (WORD AND DESIGN)	3,909,005	1/18/2011
SANTA’S PANTRY	87,019,592	4/29/2016
STYLE ON THE STREET	85/850,871	2/15/2013
STYLEREWARDS	87,063,086	6/7/2016
SUSQUEHANNA TRAIL OUTFITTERS	1,397,712	6/17/1986
THE BON-TON	1,680,687	3/24/1992
THE BON-TON (DESIGN)	1,661,242	10/15/1991
TRENDÉVOUS	4,496,279	3/11/2014

Trademark Name	Registration/Serial Number	Registration Date/Filing Date
YOUR MODERN AMERICAN SYTLE SOURCE	86/813,313	11/9/2015
YOUR MODERN AMERICAN STYLE RESOURCE	86/813,434	11/9/2015
	86/719,486	8/10/2015
	86/719,495	8/10/2015
	86/719,465	8/10/2015
	86/719,481	8/10/2015
	86/719,476	8/10/2015
	86/719,490	8/10/2015
	86/719,473	8/10/2015
ZOE&BELLA @BT	4,259,055	12/14/2011
ZOE&BELLA @BT	4,357,088	6/25/2013
ZOE&BELLA @BT	86/898,865	2/5/2016

Owner: Carson Pirie Scott II, Inc.

Trademark Name	Registration/Serial Number	Registration Date/Filing Date
BERGNER’S	3,892,546	12/21/2010
BRECKENRIDGE (stylized)	966,580	8/21/1973
BRECKENRIDGE	3,022,152	11/29/2005
BRECKENRIDGE (Canada)	TMA230293	9/15/1978; Assigned to Saks 10/16/2003. Assigned to CPS II, Inc.
CARSON PIRIE SCOTT	1,143,734	12/16/1980
CARSONS	1,395,289	5/27/1986

Trademark Name	Registration/Serial Number	Registration Date/Filing Date
CELEBRATIONS REGISTRY FOR VERY SPECIAL OCCASIONS (WORD AND DESIGN)	3,628,605	5/26/2009
CELEBRATIONS REGISTRY FOR VERY SPECIAL OCCASIONS	3,632,950	6/2/2009
CEZANI	1,869,666	12/27/1994
CHANTEUSE	3,069,447	3/14/2006
CHARGE AGAINST BREAST CANCER	2,412,363	12/12/2000
COME TO THE RIGHT PLACE	2,021,357	12/3/1996
CONSENSUS	2,363,348	6/27/2000
DOGS HEAD CIRCLE (DESIGN)	4,143,662	12/9/2010
HERBERGER’S	2,278,878	9/21/1999
INTIMATE ESSENTIALS	3,483,180	8/12/2008
JB (WORD AND DOGS HEAD CIRCLE DESIGN )	4,143,891	5/15/2012
KENNETH ROBERTS	3,881,265	11/23/2010
KENNETH ROBERTS	4,139,987	5/8/2012
KENNETH ROBERTS PLATINUM	3,436,925	5/27/2008
LITTLE MISS ATTITUDE	3,709,384	11/10/2009
LIVING QUARTERS	2,385,966	9/12/2000
LIVING QUARTERS	2,493,154	9/25/2001
LIVING QUARTERS	3,909,131	1/18/2011
LIVING QUARTERS (Canada)	Reg. TMA688504	5/29/2007
MISS ATTITUDE	3,848,434	9/14/2010
MISS ATTITUDE	2,934,000	3/15/2005
PARADISE COLLECTION	3,292,860	9/18/2007
PARADISE COLLECTION	4,361,044	7/2/2013
PARADISE COLLECTION (NEW PALM TREE DESIGN)	4,532,638	5/20/2014
RELATIVITY	2,384,258	9/5/2000
(RELATIVITY)	2,635,572	10/15/2002
STUDIO WORKS	2,407,600	11/28/2000
STUDIO WORKS	3,570,064	2/3/2009
TECH TREK	3,127,728	8/8/2006
YOUNKERS (Stylized)	1,795,407	9/28/1993

Copyrights

Owner:  The Bon-Ton Department Stores, Inc.

Copyright	Copyright No.	Registration Date
Doing a good business: 100 years at the Bon-Ton	TX4880277	10/28/98

Owner:  The Bon-Ton Department Stores, Inc. (registered in the name of  “Elder-Beerman Stores Corporation” which merged into The Bon-Ton Department Stores, Inc.)

Copyright	Copyright No.	Registration Date
Elder-Beerman Stores Corporation: A Tradition of Success.	TX 1896055	7/1/86

Owner:  Carson Pirie Scott II, Inc. (registered in the name of McRae’s, Inc., which merged into Carson Pirie Scott II, Inc.)

Copyright	Copyright No.	Registration Date
A Tale from Flurryville: The Berg’s Big Surprise/written and illustrated by Todd Lamerton	TX5900922	1/13/04
Wow! What a Cow: A Tale from Funky Farm/written and illustrated by Todd Lamerton	TX5744198	4/29/03
A Tale from Flurryville: Arctic Bart Finds His Happy Heart/written and illustrated by Todd Lamerton	TX5638101	11/19/02
Holiday celebrations with recipes from Younkers	TX5658257	12/27/02

Owner:  The Bon-Ton Stores, Inc.

Copyright	Copyright No.	Registration Date
Baxter shares his bear	TX6497902	1/9/07

Owner:  The Bon-Ton Department Stores, Inc. (registered in the name of Carson Pirie Scott, Inc., which merged into The Bon-Ton Department Stores, Inc.)

Copyright	Copyright No.	Registration Date
Parisian celebrating a century of service (originally registered in the name of Parisian, Inc.)	TX2217381	1/21/88
Presentation—a manual of standards and guidelines (originally registered in the name of Parisian, Inc.)	TX3196448	11/21/91
Riverchase Galleria, a Parisian Grand Opening (originally registered in the name of Giancarlo Imiglia)	VA239074	9/5/86
Made in Wisconsin (originally registered in the name of Boston Store)	VA81949	2/23/81
Cratchits’ Christmas dinner* (originally registered in the name of Joanna Strauss)	VA00006480	6/8/78

*This copyright listed “Carson Pirie Scott” instead of “Carson Pirie Scott, Inc.”

Schedule 9.1.22

Labor Contracts

Collective Bargaining Agreements:

1.              Agreement, dated as of May 1, 2005, by and between Carson Pirie Scott d/b/a Boston Store and Local 86 UNITE HERE (Union of Needletrades, Industry, Textiles Employees).

2.              Agreement, dated as of May 1, 2004, by and between Carson Pirie Scott & Co. and Local 134 of the International Brotherhood of Electrical Workers, AFL-CIO.

3.              Agreement, dated as of June 8, 2003, by and between Local Union No. 147, affiliated with the International Brotherhood of Teamsters, and Saks Incorporated.

4.              Terms of Agreement, ratified by union members on October 3, 2005, by and between Carson Pirie Scott & Co., and International Union of Operating Engineers, Local Union No. 399, affiliated with the AFL-CIO.

5.              Agreement, dated May 1, 2004, by and between Saks Incorporated and the Heartland Regional Counsel of Carpenters, Local Union No. 106, United Brotherhood of Carpenters & Joiners of America.

6.              Agreement, dated January 1, 2002, between Saks Incorporated and Des Moines, Iowa Local Union #347 of the International Brotherhood of Electrical Workers, affiliates of the AFL-CIO, CLC.

7.              Agreement, dated May 1, 1998, by and between Painters Local Union No. 246, affiliated with the Brotherhood of Painters and Allied Trades and Younkers.

8.              Milwaukee Inside Wiremen Agreement, effective June 1, 1994, by and between the Electrical Contractors Association Milwaukee Chapter, N.E.C.A., Inc. and Local Union 494, I.B.E.W.

9.              Agreement, dated as of June 1, 1984, between Milwaukee Boston Store Company and Electrical Workers Local Union 494, I.B.E.W., AFL-CIO, of Milwaukee, Wisconsin.

Note:  The Agreements listed above have no active members and have lapsed, but have not been formally terminated.

Consulting Agreements

The Bon-Ton Stores, Inc. and/or The Bon-Ton Department Stores, Inc. has entered into the following consulting agreements:

1.              Letter Agreement with Henry Doneger Associates, Inc.

2.              Letter Agreement with Directives West Consultants to Retail (now a division of Henry Donegar Associates, Inc.).

3.              Letter Agreement with Mercer Health & Benefits, LLC.

4.              Letter Agreement with Kurt Salmon Associates, Inc.

5.              Letter Agreement with Towers Watson Delaware, Inc.

6.              Consulting Agreement with HRC Advisory, LLC

7.              Letter Agreement with Meridian Compensation Partners, LLC

Annex C

[Please See Attached]

Exhibit B

Tranche A-1 Revolver Note

EXHIBIT B

to

Second Amended and Restated Loan and Security Agreement

TRANCHE A-1 REVOLVER NOTE

[ ] 20	$	New York, New York

THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation (“Bon-Ton”), CARSON PIRIE SCOTT II, INC., a Florida corporation (“CPS II”), BON-TON DISTRIBUTION, LLC, an Illinois limited liability company (“Distribution”), MCRIL, LLC, a Virginia limited liability company (“McRIL”), BONSTORES REALTY ONE, LLC, a Delaware limited liability company (“BR1LLC”), BONSTORES REALTY TWO, LLC, a Delaware limited liability company (“BR2LLC” and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC and any other person from time to time a borrower under the Loan Agreement (as hereinafter defined), collectively, the “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                              (“Lender”), in Dollars and immediately available funds and otherwise in accordance with the provisions of the Loan Agreement, the principal amount of the Tranche A-1 Revolver Loans made by the Lender, together with interest on the unpaid principal amount of such Tranche A-1 Revolver Loans from the date of such Tranche A-1 Revolver Loans until such principal amount is paid in full, at such interest rates and at such times as provided in the Loan Agreement.  Terms are used herein as defined in the Second Amended and Restated Loan and Security Agreement dated as of March 21, 2011, as such agreement may be amended, modified, renewed or extended from time to time (the “Loan Agreement”), among the Borrowers, each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”) and the other agents and arrangers from time to time party thereto.  Capitalized terms not otherwise defined herein shall have the same respective meanings given to such terms in the Loan Agreement.

Principal of and interest on this Tranche A-1 Revolver Note from time to time outstanding shall be due and payable in such amounts and on such dates as provided in the Loan Agreement.  This Tranche A-1 Revolver Note is issued pursuant to and evidences Tranche A-1 Revolver Loans under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers.  The Loan Agreement contains provisions for acceleration of the maturity of this Tranche A-1 Revolver Note upon the happening of certain stated events.

The holder of this Tranche A-1 Revolver Note is hereby authorized by Borrowers to record on a schedule annexed to this Tranche A-1 Revolver Note (or on a supplemental schedule) the amounts owing with respect to Tranche A-1 Revolver Loans and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Tranche A-1 Revolver Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Tranche A-1 Revolver Note.  Each Borrower and all endorsers, sureties and guarantors of this Tranche A-1 Revolver Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Tranche A-1 Revolver Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Tranche A-1 Revolver Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

In no event whatsoever shall the amount paid or agreed to be paid to the holder of this Tranche A-1 Revolver Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Tranche A-1 Revolver Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Tranche A-1 Revolver Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Tranche A-1 Revolver Note was issued with original issue discount.  The Lender may obtain the information described in Treasury Regulations Section 1.1275-3(b)(1)(i) by writing to:

The Bon-Ton Department Stores, Inc.

2801 East Market Street, Building E

Attention: Chief Financial Officer

This Tranche A-1 Revolver Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Sections 5-1401 and 5-1402 (but giving effect to federal laws relating to national banks).

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Tranche A-1 Revolver Note is executed as of the date set forth above.

THE BON-TON DEPARTMENT STORES, INC.

By:
Name:
Title:

CARSON PIRIE SCOTT II, INC.

By:
Name:
Title:

BON-TON DISTRIBUTION, LLC

By:
Name:
Title:

MCRIL, LLC

By:
Name:
Title:

BONSTORES REALTY ONE, LLC

By:
Name:
Title:

BONSTORES REALTY TWO, LLC

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C

Assignment and Assumption Agreement

EXHIBIT C
to
Second Amended and Restated Loan and Security Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower(s): The Bon-Ton Department Stores, Inc., Carson Pirie Scott II, Inc., Bon-Ton Distribution, LLC, McRIL, LLC, Bonstores Realty One, LLC, Bonstores Realty Two, LLC and any other person from time to time a borrower under the Loan Agreement

4.                                      Agent: Bank of America, N.A., as the Agent under the Loan Agreement

5.                                      Loan Agreement: Second Amended and Restated Loan and Security Agreement, dated as of March 21, 2011, as amended, among the Borrowers, the other Obligors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as the Agent and the other parties thereto

6.                                      Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Aggregate Amount of Commitment/Loans for all Lenders(8)	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(9)	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.                                  Trade Date:                                                 ](10)

Effective Date:                   , 20   [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g. “Tranche A Revolver Commitment”, “Tranche A-1 Revolver Commitment”, etc.).

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:
[Consented to and](11) Accepted:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[Consented to:](12)

By:
Name:
Title:

(11)  To be added only if the consent of the Agent is required by the terms of the Loan Agreement.

(12)  To be added only if the consent of the Borrower Agent and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Loan Agreement (subject to such consents, if any, as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic (including .pdf) transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit I

U.S. Tax Compliance Certificates

EXHIBIT I-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Loan Agreement dated as of March 21, 2011 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Florida corporation (“CPS II”), Bon-Ton Distribution, LLC, an Illinois limited liability company (“Distribution”) and McRIL, LLC, a Virginia limited liability company (“McRIL”), Bonstores Realty One, LLC, a Delaware limited liability company (“BR1LLC”), Bonstores Realty Two, LLC, a Delaware limited liability company (“BR2LLC”) and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC, BR2LLC and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”) and the other agents and arrangers from time to time party thereto.

Pursuant to the provisions of Section 5.8.5 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Agent and the Borrower Agent with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Agent and the Agent, and (2) the undersigned shall have at all times furnished the Borrower Agent and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Loan Agreement dated as of March 21, 2011 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Florida corporation (“CPS II”), Bon-Ton Distribution, LLC, an Illinois limited liability company (“Distribution”) and McRIL, LLC, a Virginia limited liability company (“McRIL”), Bonstores Realty One, LLC, a Delaware limited liability company (“BR1LLC”), Bonstores Realty Two, LLC, a Delaware limited liability company (“BR2LLC”) and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC, BR2LLC and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”) and the other agents and arrangers from time to time party thereto.

Pursuant to the provisions of Section 5.8.5 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Loan Agreement dated as of March 21, 2011 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Florida corporation (“CPS II”), Bon-Ton Distribution, LLC, an Illinois limited liability company (“Distribution”) and McRIL, LLC, a Virginia limited liability company (“McRIL”), Bonstores Realty One, LLC, a Delaware limited liability company (“BR1LLC”), Bonstores Realty Two, LLC, a Delaware limited liability company (“BR2LLC”) and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC, BR2LLC and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”) and the other agents and arrangers from time to time party thereto.

Pursuant to the provisions of Section 5.8.5 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT I-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Loan Agreement dated as of March 21, 2011 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Florida corporation (“CPS II”), Bon-Ton Distribution, LLC, an Illinois limited liability company (“Distribution”) and McRIL, LLC, a Virginia limited liability company (“McRIL”), Bonstores Realty One, LLC, a Delaware limited liability company (“BR1LLC”), Bonstores Realty Two, LLC, a Delaware limited liability company (“BR2LLC”) and, together with Bon-Ton, CPS II, Distribution, McRIL, BR1LLC, BR2LLC and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”) and the other agents and arrangers from time to time party thereto.

Pursuant to the provisions of Section 5.8.5 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished the Agent and the Borrower Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Agent and the Agent, and (2) the undersigned shall have at all times furnished the Borrower Agent and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT A

Published Deal CUSIP:  09776RAA1

Published Tranche A CUSIP:  09776RAB9

Published Tranche A-1 CUSIP:  09776RAC7

THE BON-TON DEPARTMENT STORES, INC~~.,~~
~~THE ELDER-BEERMAN STORES CORP~~.,
CARSON PIRIE SCOTT II, INC.,
BON-TON DISTRIBUTION, ~~INC.,~~
~~and~~
LLC,

MCRIL, LLC,

BONSTORES REALTY ONE, LLC

and

BONSTORES REALTY TWO, LLC,

as Borrowers,

and

the other Obligors party hereto,

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of March 21, ~~2011~~2011,

as amended October 25, 2012,

as further amended December 12, 2013,

as further amended January 15, 2016 and

as further amended August 15, 2016

$~~625,000,000~~880,000,000

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

and

BANK OF AMERICA, N.A.,
as Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

~~GE CAPITAL MARKETS, INC.,~~

and

WELLS FARGO ~~CAPITAL FINANCE, LLC~~BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Runners~~,~~

~~GENERAL ELECTRIC CAPITAL CORPORATION~~

~~and~~

WELLS FARGO ~~CAPITAL FINANCE, LLC~~BANK, NATIONAL ASSOCIATION,
as ~~Co-~~Syndication ~~Agents,~~Agent

BANK OF AMERICA, N.A. and ~~GENERAL ELECTRIC CAPITAL CORPORATION~~WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Collateral Agents

CITIZENS BANK OF PENNSYLVANIA and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents for the Tranche A Facility

CRYSTAL FINANCIAL LLC,
as Documentation Agent for the Tranche A-1 Facility

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION		1

1.1.	Definitions		1

1.2.	Accounting Terms		~~44~~46

1.3.	Certain Matters of Construction		~~44~~46

1.4.	Letter of Credit Amounts		~~45~~47

1.5.	Certifications		~~45~~47

1.6.	Times of Day ~~45~~; Rates		47

1.7.	Borrowing Notices (CashPro)		~~45~~47

SECTION 2.	CREDIT FACILITIES		~~45~~48

2.1.	Commitment		~~45~~48

	2.1.1.	Loans	~~46~~48

	2.1.2.	Evidence of Debt; Notes	~~46~~48

	2.1.3.	Use of Proceeds	~~46~~48

	2.1.4.	Overadvances	~~46~~48

	2.1.5.	Protective Advances	~~47~~49

2.2.	Voluntary ~~Reduction or~~ Termination ~~of~~or Reduction of Tranche A Revolver Commitments		~~47~~49

	2.2.1.	~~Voluntary Reduction or~~ Termination of Tranche A Revolver Commitments	~~47~~49

	2.2.2.	~~Voluntary~~ Reduction ~~or Termination~~ of Tranche A~~-1~~ Revolver Commitments	~~48~~49

2.3.	Letter of Credit Facility		~~48~~50

	2.3.1.	Issuance of Letters of Credit	~~48~~50

	2.3.2.	Reimbursement; Participations	~~51~~52

	2.3.3.	Cash Collateral	~~52~~53

	2.3.4.	Role of Issuing Bank	~~53~~54

	2.3.5.	Applicability of ISP ~~53~~ and UCP; Limitation of Liability	54

2.4.	Increase in Tranche A Revolver Commitments		~~53~~55

	2.4.1.	Request for Increase, Etc	~~53~~55

	2.4.2.	Conditions to Effectiveness of Increase	~~54~~55

SECTION 3.	INTEREST, FEES AND CHARGES		~~54~~55

3.1.	Interest		~~54~~55

	3.1.1.	Rates and Payment of Interest	~~54~~55

i

(continued)

Page

	3.1.2.	Application of Adjusted LIBOR to Outstanding Loans	~~55~~56

	3.1.3.	Interest Periods	~~55~~57

	3.1.4.	Interest Rate Not Ascertainable	~~56~~57

3.2.	Fees		~~56~~58

	3.2.1.	Unused Line Fee	~~56~~58

	3.2.2.	LC Facility Fees	~~56~~58

	3.2.3.	Agent Fees	~~57~~58

	3.2.4.	Tranche A-1 Prepayment Premium	58

3.3.	Computation of Interest, Fees, Yield Protection		~~57~~59

3.4.	Reimbursement Obligations		~~57~~59

3.5.	Illegality		~~57~~60

3.6.	Increased Costs		~~58~~60

3.7.	Capital Adequacy		~~59~~62

3.8.	Mitigation		~~59~~62

3.9.	Funding Losses		~~59~~62

3.10.	Maximum Interest		~~60~~62

SECTION 4.	LOAN ADMINISTRATION		~~60~~63

4.1.	Manner of Borrowing and Funding Loans		~~60~~63

	4.1.1.	Notice of Borrowing	~~60~~63

	4.1.2.	Fundings by Lenders	~~61~~63

	4.1.3.	Swingline Loans; Settlement	~~61~~64

	4.1.4.	Notices	~~62~~64

4.2.	Defaulting Lender		~~62~~64

4.3.	Number and Minimum Amount of LIBOR Loans; Determination of Rate		~~63~~65

4.4.	Borrower Agent		~~63~~65

4.5.	~~One Obligation 63~~Reserved		66

4.6.	Effect of Termination		~~63~~66

SECTION 5.	PAYMENTS		~~64~~66

5.1.	General Payment Provisions		~~64~~66

5.2.	Repayment of Loans		~~64~~67

	5.2.1.	~~Certain Other~~ Voluntary Prepayments of Loans	67

(continued)

			Page

	5.2.2.	Mandatory ~~Repayments~~Prepayments of ~~the~~ Loans ~~and Reduction of Commitments 64~~	67

5.3.	Payment of Other Obligations		~~65~~68

5.4.	Marshaling; Payments Set Aside		~~65~~68

5.5.	~~Allocation of Payments 65~~Application of Proceeds		68

	5.5.1.	Pre-Default Allocation of ~~Payments 65~~Proceeds	68

	5.5.2.	Post-Default Allocation of ~~Payments 66~~Proceeds	69

	5.5.3.	Erroneous Application	~~67~~71

5.6.	Application of ~~Payments 67~~Dominion Account Proceeds		71

5.7.	Loan Account; Account Stated		~~67~~71

	5.7.1.	Loan Account	~~67~~71

	5.7.2.	Entries Binding	~~68~~71

5.8.	Taxes		~~68~~71

	5.8.1.	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes	71

	5.8.2.	Payment of Other Taxes by the Borrowers	72

	5.8.3.	Tax Indemnifications	72

	5.8.4.	Evidence of Payments	73

	5.8.5.	Status of Lenders; Tax Documentation	73

	5.8.6.	Treatment of Certain Refunds	74

	5.8.7.	Survival	75

5.9.	~~Withholding Tax Exemption 68~~[Reserved]		75

5.10.	Nature and Extent of Each Borrower’s Liability		~~69~~75

	5.10.1.	Joint and Several Liability	~~69~~75

	5.10.2.	Waivers	~~70~~76

	5.10.3.	Extent of Liability; Contribution	~~70~~76

	5.10.4.	Joint Enterprise	~~71~~77

	5.10.5.	Subordination	~~71~~77

(continued)

Page

SECTION 6.	CONDITIONS PRECEDENT		~~71~~77

6.1.	Conditions Precedent to Initial Loans		~~71~~77

6.2.	Conditions Precedent to All Credit Extensions		~~74~~80

6.3.	Limited Waiver of Conditions Precedent		~~74~~80

SECTION 7.	COLLATERAL		~~74~~80

7.1.	Grant of Security Interest		~~74~~80

7.2.	Lien on Deposit Accounts; Cash Collateral		~~75~~81

	7.2.1.	Deposit Accounts	~~75~~81

	7.2.2.	Cash Collateral	~~76~~82

7.3.	Real Estate Collateral		~~76~~82

7.4.	Other Collateral		~~77~~83

	7.4.1.	Commercial Tort Claims	~~77~~83

	7.4.2.	Certain After-Acquired Collateral	~~77~~83

7.5.	No Assumption of Liability		~~77~~83

7.6.	Further Assurances		~~77~~83

7.7.	Foreign Subsidiary Stock		~~77~~83

7.8.	Lien Releases		~~77~~83

SECTION 8.	COLLATERAL ADMINISTRATION		~~77~~83

8.1.	Borrowing Base Certificates		~~77~~83

8.2.	Administration of Accounts and Credit Card Receivables		~~78~~84

	8.2.1.	Credit Card Notifications; Records	~~78~~84

	8.2.2.	Account Verification	~~78~~84

	8.2.3.	Maintenance of Dominion Accounts	~~78~~84

	8.2.4.	Proceeds of Collateral	~~79~~85

8.3.	Administration of Inventory		~~79~~85

	8.3.1.	Records and Reports of Inventory	~~79~~85

	8.3.2.	Returns of Inventory	~~79~~85

	8.3.3.	Acquisition, Sale and Maintenance	~~79~~85

8.4.	Administration of Equipment		~~79~~85

	8.4.1.	Records and Schedules of Equipment	~~79~~85

	8.4.2.	Dispositions of Equipment	~~79~~85

	8.4.3.	Condition of Equipment	~~79~~86

(continued)

Page

8.5.	Administration of Deposit Accounts		~~80~~86

8.6.	General Provisions		~~80~~86

	8.6.1.	Location of Collateral	~~80~~86

	8.6.2.	Insurance of Collateral; Condemnation Proceeds	~~81~~87

	8.6.3.	Protection of Collateral	~~81~~87

	8.6.4.	Defense of Title to Collateral	~~81~~87

8.7.	Power of Attorney		~~81~~87

SECTION 9.	REPRESENTATIONS AND WARRANTIES		~~82~~88

9.1.	General Representations and Warranties		~~82~~88

	9.1.1.	Organization and Qualification	~~82~~88

	9.1.2.	Power and Authority	~~82~~88

	9.1.3.	Enforceability	~~82~~88

	9.1.4.	Capital Structure	~~82~~88

	9.1.5.	Corporate Names; Locations	~~83~~89

	9.1.6.	Title to Properties; Priority of Liens	~~83~~89

	9.1.7.	Security Documents	~~83~~89

	9.1.8.	Financial Statements	~~83~~89

	9.1.9.	Surety Obligations	~~83~~89

	9.1.10.	Taxes	~~83~~89

	9.1.11.	Brokers	~~83~~89

	9.1.12.	Intellectual Property	~~83~~89

	9.1.13.	Governmental Approvals	~~84~~90

	9.1.14.	Compliance with Laws	~~84~~90

	9.1.15.	Compliance with Environmental Laws	~~84~~90

	9.1.16.	Burdensome Contracts	~~84~~90

	9.1.17.	Litigation	~~84~~90

	9.1.18.	Insurance	~~84~~90

	9.1.19.	No Defaults	~~85~~91

	9.1.20.	ERISA ~~85~~.	91

	9.1.21.	Trade Relations	~~85~~91

	9.1.22.	Labor Relations	~~85~~91

	9.1.23.	Not a Regulated Entity	~~85~~91

v

(continued)

Page

	9.1.24.	Margin Stock	~~85~~91

	9.1.25.	Plan Assets	~~85~~91

	9.1.26.	Complete Disclosure	~~85~~91

	9.1.27.	Anti-Terrorism	~~86~~92

	9.1.28.	Anti-Corruption Laws	~~86~~92

	9.1.29.	EEA Financial Institution	92

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS		~~86~~92

10.1.	Affirmative Covenants		~~86~~92

	10.1.1.	Inspections; Appraisals	~~86~~92

	10.1.2.	Financial and Other Information	~~87~~93

	10.1.3.	Notices	~~89~~96

	10.1.4.	Storage Agreements	~~90~~97

	10.1.5.	Compliance with Laws; Organic Documents; Material Contracts	~~90~~97

	10.1.6.	Taxes	~~91~~97

	10.1.7.	Insurance	~~91~~97

	10.1.8.	Licenses	~~91~~97

	10.1.9.	Future Subsidiaries; Designation of Subsidiaries	~~91~~97

	10.1.10.	Lien Waivers	~~91~~98

	10.1.11.	Preservation of Existence	~~91~~98

	10.1.12.	Maintenance of Properties	~~92~~98

	10.1.13.	Books and Records	~~92~~98

	10.1.14.	Operation and Maintenance Plan	~~92~~98

	10.1.15.	Anti-Corruption Laws	~~92~~98

10.2.	Negative Covenants		~~92~~99

	10.2.1.	Permitted Debt	~~92~~99

	10.2.2.	Permitted Liens	~~94~~101

	10.2.3.	Cash Accumulation	~~96~~103

	10.2.4.	Distributions; Upstream Payments	~~96~~103

	10.2.5.	Restricted Investments	~~96~~103

	10.2.6.	Disposition of Assets	~~97~~103

	10.2.7.	Loans	~~97~~103

	10.2.8.	Restrictions on Payment of Certain Debt	~~97~~103

(continued)

Page

	10.2.9.	Fundamental Changes	~~98~~104

	10.2.10.	Subsidiaries	~~98~~104

	10.2.11.	Organic Documents	~~98~~104

	10.2.12.	Tax Consolidation	~~98~~105

	10.2.13.	Accounting Changes	~~98~~105

	10.2.14.	Restrictive Agreements	~~98~~105

	10.2.15.	Hedging Agreements	~~99~~105

	10.2.16.	Conduct of Business	~~99~~105

	10.2.17.	Affiliate Transactions	~~99~~105

	10.2.18.	Plans	~~99~~105

	10.2.19.	Amendments to Certain Material Contracts	~~99~~105

	10.2.20.	No Speculative Transactions	~~99~~106

	10.2.21.	~~Passive Company Status 99~~ [Reserved]	106

	10.2.22.	General Partner	~~99~~106

	10.2.23.	Sale-Leaseback Transactions	~~99~~106

	10.2.24.	Debt under Senior Note Debt Documents	~~100~~106

	10.2.25.	Use of Proceeds	~~100~~106

	10.2.26.	No Inconsistent Agreements	~~100~~106

	10.2.27.	Stay, Extension and Usury Laws	~~100~~106

	10.2.28.	Sanctions	~~100~~107

	10.2.29.	Anti-Corruption Laws	~~100~~107

10.3.	Financial Covenants		~~100~~107

	10.3.1.	Minimum Excess Availability	~~100~~107

	10.3.2.	Springing FCCR	107

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT		~~101~~107

11.1.	Events of Default		~~101~~107

11.2.	Remedies upon Default		~~102~~109

11.3.	License		~~103~~110

11.4.	Setoff		~~103~~110

11.5.	Remedies Cumulative; No Waiver		~~103~~110

	11.5.1.	Cumulative Rights	~~103~~110

	11.5.2.	Waivers	~~104~~110

(continued)

Page

SECTION 12.	AGENT		~~104~~110

12.1.	Appointment, Authority and Duties of Agent		~~104~~110

	12.1.1.	Appointment and Authority	110

	12.1.2.	Duties	~~104~~111

	12.1.3.	Agent Professionals	~~104~~112

	12.1.4.	Instructions of Required Lenders	~~105~~112

	12.1.5.	Co-Collateral Agents	~~105~~112

	12.1.6.	No Fiduciary Relationship	~~105~~112

12.2.	Agreements Regarding Collateral and Field Examination Reports		~~105~~113

	12.2.1.	Lien Releases; Care of Collateral	~~105~~113

	12.2.2.	Possession of Collateral	~~105~~113

	12.2.3.	Reports	~~106~~113

12.3.	Reliance By Agent		~~106~~113

12.4.	Action Upon Default		~~106~~114

12.5.	Ratable Sharing		~~106~~114

12.6.	Indemnification of Agent Indemnitees		~~106~~114

	12.6.1.	INDEMNIFICATION	~~106~~114

	12.6.2.	Proceedings	~~107~~114

12.7.	Limitation on Responsibilities of Agent		~~107~~115

12.8.	Successor Agent		~~107~~115

	12.8.1.	Resignation; Successor Agent	~~107~~115

	12.8.2.	Separate Collateral Agent	~~108~~115

12.9.	Due Diligence and Non-Reliance		~~108~~116

12.10.	Replacement of Certain Lenders		~~108~~116

12.11.	Remittance of Payments and Collections		~~109~~117

	12.11.1.	Remittances Generally	~~109~~117

	12.11.2.	Failure to Pay	~~109~~117

	12.11.3.	Recovery of Payments	~~109~~117

12.12.	Agent in its Individual Capacity		~~109~~117

12.13.	Agent Titles		~~110~~117

12.14.	No Third Party Beneficiaries		~~110~~117

12.15.	Junior Debt Intercreditor Agreements		~~110~~118

(continued)

Page

12.16.	~~Mortgage Intercreditor Agreement 110~~Agent May File Proofs of Claim		118

12.17.	~~Post-Closing Agreement 110~~Bank Product Providers		118

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		~~110~~118

13.1.	Successors and Assigns		~~110~~118

13.2.	Assignments		~~110~~119

	13.2.1.	Assignments by Lenders	~~110~~119

	13.2.2.	Register	~~112~~121

	13.2.3.	Certain Pledges	~~112~~121

	13.2.4.	Electronic Execution of Assignments and Certain Other Documents	~~112~~121

	13.2.5.	Assignment by MLPFS	121

13.3.	Participations		~~112~~121

	13.3.1.	Participations	121

	13.3.2.	Limitations upon Participant Rights	~~113~~122

13.4.	Tax Treatment		~~113~~122

13.5.	Representation of Lenders		~~113~~122

SECTION 14.	MISCELLANEOUS		~~113~~123

14.1.	Consents, Amendments and Waivers		~~113~~123

	14.1.1.	Amendment	~~113~~123

	14.1.2.	Limitations	~~114~~123

	14.1.3.	Payment for Consents	~~114~~124

	14.1.4.	Generally	~~114~~124

14.2.	Indemnity		~~114~~124

14.3.	Notices and Communications		~~115~~125

	14.3.1.	Notice Address	~~115~~125

	14.3.2.	Electronic Communications; Voice Mail	~~116~~125

	14.3.3.	Non-Conforming Communications	~~116~~126

	14.3.4.	Change of Address, Etc	126

14.4.	Performance of Borrowers’ Obligations		~~116~~126

14.5.	Credit Inquiries		~~116~~126

14.6.	Severability		~~116~~127

14.7.	Cumulative Effect; Conflict of Terms		~~116~~127

(continued)

Page

14.8.	Counterparts; Facsimile Signatures		~~117~~127

14.9.	Entire Agreement		~~117~~127

14.10.	Obligations of Lenders		~~117~~127

14.11.	Confidentiality		~~117~~127

14.12.	GOVERNING LAW		~~118~~128

14.13.	Consent to Forum		~~118~~128

	~~14.13.1.~~	~~Forum~~	~~118~~

14.14.	Waivers by Borrowers		~~118~~128

14.15.	Patriot Act Notice		~~118~~128

14.16.	Survival of Representations and Warranties		~~118~~129

14.17.	No Advisory or Fiduciary Responsibility		~~119~~129

14.18.	Resignation as Issuing Bank or Provider of Swingline Loans after Assignment		~~119~~129

14.19.	Amendment and Restatement of Existing Loan Agreement		~~120~~130

14.20.	Keepwell		~~120~~130

14.21.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions		130

14.22.	Agreement Among Tranche A Lenders and the Tranche A-1 Lenders		131

x

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Tranche A Revolver Note
Exhibit B	Tranche A-1 Revolver Note
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Compliance Certificate
Exhibit E	Credit Card Notification
Exhibit F	Guaranty
Exhibit G	Co-Collateral Agent Rights Agreement
Exhibit H	Joinder to Credit Agreement
Exhibit I	U.S. Tax Compliance Certificates

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Restricted Investments Existing on the Closing Date
Schedule 1.1(c)	Certain Existing Bank Products
Schedule 2.3.2	Existing Letters of Credit
Schedule 7.1(c)	Commercial Tort Claims
Schedule 7.2.1	Secondary Operating Deposit Accounts
Schedule 7.3	Mortgaged Real Estate
Schedule 8.2.1	Existing Credit Card Arrangements
Schedule 8.5	Deposit Accounts
Schedule 8.5(a)	Excluded Deposit and Disbursement Accounts
Schedule 8.5(b)	Excluded Trust Accounts
Schedule 8.6.1	Chief Executive Offices and other Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Corporate Names and Trade Names
Schedule 9.1.12	Intellectual Property
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.22	Labor Contracts
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.2(c)	Existing Tax Liens
Schedule 10.2.17	Existing Affiliate Transactions
Schedule 14	Agreement Among Tranche A Lenders and Tranche A-1 Lenders

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) is dated as of March 21, 2011, by and among THE BON-TON DEPARTMENT STORES, INC. (“Bon-Ton”), a Pennsylvania corporation, ~~THE ELDER-BEERMAN STORES CORP., an Ohio corporation (“Elder-Beerman”),~~ CARSON PIRIE SCOTT II, INC., a ~~Mississippi~~Florida corporation (“CPS II”), BON-TON DISTRIBUTION, ~~INC.~~LLC, an Illinois ~~corporation~~limited liability company (“Distribution”) ~~and~~, MCRIL, LLC, a Virginia limited liability company (“McRIL”), ~~THE BON-TON STORES OF LANCASTER, INC., a Pennsylvania corporation (“Lancaster~~BONSTORES REALTY ONE, LLC, a Delaware limited liability company (“BR1LLC”), and BONSTORES REALTY TWO, LLC, a Delaware limited liability company (“BR2LLC” and, together with Bon-Ton, ~~Elder-Beerman,~~ CPS II, Distribution, McRIL, BR1LLC and any other person from time to time a borrower hereunder, collectively, the “Borrowers”), each of the other Obligors party hereto, the financial institutions party to this Loan Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), with MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED~~, GE CAPITAL MARKETS, INC.~~ and WELLS FARGO ~~CAPITAL FINANCE, LLC~~BANK, NATIONAL ASSOCIATION, acting as joint lead arrangers and joint bookrunners hereunder (in such capacity, the “Joint Lead Arrangers”), ~~GENERAL ELECTRIC COMPANY (as successor in interest by merger to General Electric Capital Corporation) and WELLS FARGO CAPITAL FINANCE, LLC , as co-~~WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication ~~agents~~agent (in such capacity, the “~~Co-~~Syndication ~~Agents~~Agent”), BANK OF AMERICA, N.A., and ~~GENERAL ELECTRIC COMPANY (as successor in interest by merger to General Electric Capital Corporation)~~WELLS FARGO BANK, NATIONAL ASSOCIATION acting as co-collateral agents hereunder (in such capacity, together with their permitted successors and assigns in such capacity, the “Co-Collateral Agents”), and CITIZENS BANK OF PENNSYLVANIA and U.S. BANK NATIONAL ASSOCIATION, acting as co-documentation agents ~~hereunder~~for the Tranche A Facility and CRYSTAL FINANCIAL LLC, acting as documentation agent for the Tranche A-1 Facility (in such capacity, the “Documentation Agents”).

R E C I T A L S:

Borrowers have requested that Lenders make available a credit facility, to be used by Borrowers to finance their mutual and collective business enterprise.  Lenders are willing to provide such credit facility on the terms and conditions set forth in this Loan Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.                         DEFINITIONS; RULES OF CONSTRUCTION

1.1.                            Definitions.  As used herein, the following terms have the meanings set forth below:

Account - as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Control Agreements - each deposit account control agreement and other bank account control agreement required pursuant to Section 7.2.1 or Section 8.5, in each case, in form and substance reasonably satisfactory to Agent.

Account Debtor - a Person who is obligated under an Account, Chattel Paper or General Intangible.

Adjusted LIBOR ~~-~~— (a) for any Interest Period, with respect to LIBOR Loans, the rate per annum ~~rate of interest (rounded upward, if necessary, to the nearest 1/16th of 1%) equal to the British Bankers Association per annum LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by~~equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations ~~of LIBOR~~ as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period~~.  If such rate is not available at such time for any reason, then “Adjusted LIBOR” for such Interest Period shall be~~;

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum ~~(rounded upward, if necessary, to the nearest 1/16th of 1%) equal to the rate determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request~~equal to LIBOR or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., ~~(~~London time~~)~~, two Business Days prior to ~~the commencement of such Interest Period).  If~~such date for Dollar deposits with a term of one month commencing that day; and

(c)                                  if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Loan Agreement;

provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.  If the Board of Governors shall impose a Reserve Percentage with respect to LIBOR deposits, then Adjusted LIBOR shall equal the amount determined above, divided by (1 minus the Reserve Percentage).  Notwithstanding the foregoing, Adjusted LIBOR for purposes of LIBOR Tranche A-1 Revolver Loans shall at no time be less than one percent (1%) per annum.

Affiliate - with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of ~~Equity Interests~~Capital Stock of such first Person; (c) at least 10% of whose voting securities or any class of ~~Equity Interests~~Capital Stock is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person.  “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of ~~Equity Interests~~Capital Stock, by contract or otherwise.

Agent — as defined in the Preamble.

Agent Indemnitees - Agent and its Related Parties.

Agent Parties - as defined in Section 10.1.2.

Agent Professionals - attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Aggregate Borrowing Base — means, on any date of determination, collectively, the sum of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base on such date.

Allocable Amount - as defined in Section 5.10.3.

Amendment Closing Date - October 25, 2012.

Anti-Terrorism Laws - any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law - all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin ~~-~~— (a) with respect to any Type of Tranche A Revolver Loan, the margin set forth below, as determined by the average daily Availability Percentage during the Fiscal Quarter most recently then ended:

Level	Availability Percentage	LIBOR Tranche A Revolver Loans	~~LIBOR Tranche A-1 Revolver Loans~~		Base Rate Tranche A Revolver Loans	~~Base Rate Tranche A-1 Revolver Loans~~

I	Greater than 60%	1.50%	~~3.25~~	~~%~~	0.50%	~~2.25~~	~~%~~
II	Less than or equal to 60% and greater than 30%	1.75%	~~3.50~~	~~%~~	0.75%	~~2.50~~	~~%~~
III	Less than or equal to 30%	2.00%	~~3.75~~	~~%~~	1.00%	~~2.75~~	~~%~~

The margins shall be subject to increase or decrease on a quarterly basis.  Not more than ten (10) Business Days after the first day of each Fiscal Quarter, Agent shall determine the Applicable Margin for such Fiscal Quarter (which shall be effective as of the first Business Day of such Fiscal Quarter) based on the average daily Availability Percentage for the prior Fiscal Quarter; provided that notwithstanding the foregoing, ~~(i)~~ from and after the date that the aggregate amount of the Tranche A Real Estate Availability Amount and the Tranche A-1 Real Estate Amount included in the Aggregate Borrowing Base (as reflected in the Borrowing Base Certificate delivered pursuant to Section 8.1) exceeds $65,000,000 and until the Termination Date, the margins shall be increased by 25 basis points per annum at each Level for each Type of Tranche A Revolver Loan;

and

(~~ii) the Applicable Margin shall not be less than the margins corresponding to Level II above until March 1, 2014.~~b) with respect to any LIBOR Tranche A-1 Revolver Loans, 9.50% per annum; and

(c) with respect to any Base Rate Tranche A-1 Revolver Loans, 8.50% per annum.

Appraised Value - the fair market value of any Eligible Real Estate as determined pursuant to the most recent appraisal received by Agent from an independent third-party appraiser reasonably acceptable to Required Lenders, pursuant to Section 10.1.1(b).

Approved Fund - any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Approved Shipper - any reputable and creditworthy shipper or freight forwarder transporting finished goods Inventory to a Borrower’s Distribution Center.

Asset Disposition - a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease; provided, however, that in no event shall a termination of a lease be deemed to be an Asset Disposition.

Assignee Group - two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption Agreement - an assignment and assumption agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit C.

Available Basket Amount - means, on any date of determination, an amount equal to the result of (i) the aggregate amount of cash proceeds actually received by an Obligor from the issuance of any ~~Equity Interests~~Capital Stock (or capital contributions in respect of ~~Equity Interests~~Capital Stock held in an Obligor) after the Closing Date (“equity issuance proceeds”), minus (ii) such equity issuance proceeds which have been utilized by the Obligors and their Subsidiaries to make Investments after the Closing Date.

Availability Percentage ~~—~~- means, on any date of determination, the quotient (expressed as a percentage) of (a) Excess Availability divided by (b) the lesser of (i) the aggregate Commitments and (ii) the Aggregate Borrowing Base on such date.

Availability Reserve - the sum (without duplication) of (a) the Inventory Reserve; (b) Credit Card Receivables Reserve, (c) the Rent and Charges Reserve; (d) the Bank Product Reserve; (e) such reserves which Agent may establish from time to time in the reasonable exercise of its credit judgment with respect to any liabilities secured by Liens upon Collateral that are or which may become senior to Agent’s Liens (irrespective of whether such liabilities or Liens are permitted hereunder and provided that imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) reserves in respect of store closures or liquidations as Agent in the reasonable exercise of its credit judgment may elect to impose from time to time, (g) reserves in respect of such claims against or liabilities as Agent in the reasonable exercise of its credit judgment determines may need to be satisfied in connection with any realization on the Collateral, (h) reserves in respect of consignment arrangements and any proceeds arising therefrom (but limited to the amount of the associated consignment payable) as Agent in the reasonable exercise of its credit judgment may elect to impose from time to time, unless Agent has received a Consignment

Agreement in respect of such arrangements, (i) reserves in respect of Debt in an aggregate principal amount of $25,000,000 or more maturing within 45 days of the date of determination as Agent in the reasonable exercise of its credit judgment may elect to impose from time to time and (j) such additional reserves, in such amounts and with respect to such matters (including, without limitation, reserves which Agent may establish from time to time, in its reasonable exercise of its credit judgment, as being appropriate to reflect impediments to Agent’s ability to realize the full value of the Collateral in a liquidation) as Agent in its reasonable exercise of its credit judgment may elect to impose from time to time.

Bail-In Action - means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation - means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America - Bank of America, N.A., a national banking association, and its successors and permitted assigns.

Bank of America Indemnitees - Bank of America and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

Bank Product - any of the following products, services or facilities extended to ~~Parent~~any Obligor or any Subsidiary by any Tranche A Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and purchasing cards extended to ~~Parent~~any Obligor or ~~such~~any Subsidiary; (d) other banking products or services as may be requested by ~~Parent~~any Obligor or any Subsidiary, other than letters of credit and leases; (e) those other bank products and services set forth on Schedule 1.1(c); and (f) supply chain financing; provided, however, that for any of the foregoing to be included for purposes of a distribution under Section 5.5.1(j) or Section 5.5.2(~~k~~l) (as applicable), the applicable bank product provider and Obligor must have provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (~~“~~“Bank Product Amount~~”~~“), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time (which notice, in the case of a distribution under Section 5.5.2(~~k~~l), must have been received prior to the occurrence of the Event of Default resulting in the application of Section 5.5.2(~~k~~l)).  The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor.  Notwithstanding anything to the contrary contained herein, Bank Products provided by Bank of America or any of its branches or Affiliates shall not be subject to the requirements in the proviso of the first sentence of this definition in order for such Bank Products to be included as an “Obligation” for purposes of a distribution under Section 5.5.1(j) or Section 5.5.2(~~k~~l) (as applicable).

Bank Product Amount - as defined in the definition of Bank Product.

Bank Product Debt - Debt and other obligations of an Obligor or any Subsidiary relating to Bank Products.

Bank Product Reserve - the aggregate amount of reserves established by Agent in the reasonable exercise of its credit judgment from time to time, in consultation with the Borrower Agent, in respect of Bank Product Debt.

Bankruptcy Code - Title 11 of the United States Code, as amended and in effect.

Base Rate - for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Adjusted LIBOR for a one-month Interest Period in effect for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%~~; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement~~.  Notwithstanding the foregoing, Base Rate for purposes of any interest calculation with respect to Tranche A-1 Revolver Loans, including pursuant to the last sentence of Section 3.1.1(a), shall at no time be less than two percent (2%) per annum.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such publicly announced rate.  Any change in the Base Rate due to a change in any of the foregoing shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan - any Loan that bears interest based on the Base Rate.

Base Rate Tranche A Revolver Loan - a Tranche A Revolver Loan that bears interest at the Base Rate plus the Applicable Margin for Base Rate Tranche A Revolver Loans.

Base Rate Tranche A-1 Revolver Loan - a Tranche A-1 Revolver Loan that bears interest at the Base Rate plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans.

Board of Directors - (a) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the partnership has more than one general partner, the managing general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

Board of Governors - the Board of Governors of the Federal Reserve System.

Bon-Ton - as defined in the Preamble.

Borrowed Money - with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Account - a special account established by Borrowers, at Bank of America or another bank reasonably acceptable to Agent, subject to a control agreement in favor of Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to Agent.

Borrower Agent - as defined in Section 4.4.

Borrowing - a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base Certificate - a certificate, in form and substance reasonably satisfactory to

Agent, by which Borrowers certify calculation of the Tranche A Borrowing Base ~~and~~, the Tranche A-1 Borrowing Base, and the Tranche A-1 Utilization Amount.

Business Day - any day (a) excluding Saturday, Sunday and any other day on which banks are permitted to be closed under the laws of the State of New York and (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.

Capital Adequacy Regulation - any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy or liquidity of a bank or any Person controlling a bank.

Capital Expenditures - all liabilities incurred, expenditures made or payments due (whether or not made) by Parent or any Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease - any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock - (a) in the case of a corporation, corporate stock; (b) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general ~~or~~, limited, limited liability or joint venture); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Cash Collateral - cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account - a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize - the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate or contingent Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralized” and “Cash Collateralization” ~~has a~~shall have correlative ~~meaning~~meanings.

Cash Equivalents - (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least

$500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services - any services provided from time to time by any Tranche A Lender or any of its Affiliates to ~~Parent~~any Obligor or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control - means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and the other Obligors, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934); (b) the adoption by the shareholders of Parent of a plan relating to the liquidation or dissolution of the Parent; (c) the Parent (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, proxy, vote, written notice or otherwise) becomes aware of the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Parent; (d) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors; (e) the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a Permitted Holder becomes, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person or (f) the failure of (x) Bon-Ton to be a wholly-owned direct Subsidiary of the Parent or (y) any Borrower (other than Bon-Ton) to be a wholly-owned indirect Subsidiary of the Parent.

Chattel Paper - as defined in the UCC.

Check Processor - any Person, reasonably acceptable to the Agent, that acts as a processor that converts checks accepted by a Borrower into electronic receipts directed to a designated account of such Borrower.

Check Receivables - collectively, all present and future rights of a Borrower to payment from any Check Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a check.

Claims - as defined in Section 14.2.

CAA - the Clean Air Act (42 U.S.C. §7401 et~~.~~ seq.)

Closing Date - as defined in Section 6.1.

~~Closing Date Facility Usage Percentage — means the Facility Usage calculated for the Closing Date (after giving effect to any Loans made, and all Letters of Credit issued or outstanding, on the Closing Date) divided by the aggregate Commitments on the Closing Date.~~

Co-Collateral Agents — as defined in the Preamble.

Co-Collateral Agent Rights Agreement — a letter agreement by and among Agent, the Co-Collateral Agents and the Obligors setting for the rights of the Co-Collateral Agents concerning certain matters, substantially in the form of Exhibit G hereto.

~~Co-Documentation Agents — as defined in the Preamble.~~

~~Co-Syndication Agents — as defined in the Preamble.~~

Collateral - all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commercial Tort Claim - as defined in the UCC.

Commitment - for any Lender, the aggregate amount of such Lender’s Tranche A Revolver Commitment and Tranche A-1 Revolver Commitment.  “Commitments” ~~means the aggregate amount of all Tranche A Revolver Commitments and Tranche A-1 Revolver Commitments~~shall have a correlative meaning.

Commitment Termination Date - the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Tranche A Revolver Commitments pursuant to Section 2.2 and repay, in full, in cash all Obligations (including, for the avoidance of doubt, all Tranche A-1 Revolver Loans) other than contingent indemnification obligations with respect to which no claim has been asserted in writing; or (c) the date on which the Commitments are terminated (or deemed terminated) and the Obligations are accelerated (or deemed accelerated) pursuant to Section 11.2.

Commodity Exchange Act -  means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate - a certificate, substantially in the form of Exhibit D hereto, by which Borrowers certify compliance with Section 10.3 and calculate the applicable Level for the Applicable Margin and Unused Line Fee Rate.

Connection Income Taxes - Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consignment Agreement - a written agreement by the relevant consignor and consignee Obligor in favor of the Agent, in form and substance reasonably satisfactory to Agent, expressly acknowledging that (x) such goods are held on consignment and the consignor thereof retains title to such goods, (y) the consignor of such goods shall disclaim any interest or Lien it may have in the proceeds of such goods, and (z) consignee shall segregate such consigned goods from the consignee’s other personal Property.

Consolidated EBITDA - for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Fixed Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes of the Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) all cash proceeds of business interruption insurance received by the Obligors to the extent not included in Consolidated Net Income, (v) non-cash losses in respect of obligations under Hedging Agreements, (vi) cost savings in connection with any Permitted Acquisition to the extent (A) actually realized, (B) projected or anticipated and permitted or required under Regulation S-K under the Securities Laws or Regulation S-X under the Securities Laws or (C) reasonably expected to be realized (and, in the case of clause (c), reasonably approved by the Agent as such) within the next four (4) Fiscal Quarters after such Permitted Acquisition is effected; provided that all such cost savings shall be set forth in an officer’s certificate from a Senior Officer of the Borrowers in reasonable detail describing and quantifying such cost savings, (vii) non-cash impairment charges, asset write-offs or charges due to the disposal of long-lived assets under GAAP to the extent such impairment charge, asset write-off or charge reduced Consolidated Net Income, (viii) the cumulative non-cash effect of accounting changes to the extent such changes result in a reduction of Consolidated Net Income, (ix) any non-cash losses, expenses or charges reducing Consolidated Net Income, excluding any non-cash charge that, in the ordinary course of business, results in an accrual of a reserve for cash charges in any future period, (x) expenses reducing Consolidated Net Income incurred to the extent reimbursed in cash by indemnification provisions in any agreement in connection with any Permitted Acquisition and such reimbursed amount was not included within the calculation of Consolidated Net Income, (xi) non-cash losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, and (xii) other non-recurring or unusual expenses of the Obligors and their Subsidiaries which are allowed in accordance with GAAP to be classified as non-recurring or unusual expenses to the extent reducing such Consolidated Net Income; provided that such expenses shall not exceed $20,000,000 in any period of four consecutive Fiscal Quarters and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) amounts paid in cash in respect of non-cash charges which were added back to Consolidated EBITDA in a prior period and (iv) other non-recurring or unusual income of the Obligors and their Subsidiaries which are allowed in accordance with GAAP to be classified as non-recurring or unusual income to the extent increasing such Consolidated Net Income and in excess of $20,000,000 in any period of four consecutive Fiscal Quarters.

Consolidated Fixed Charges - for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of cash payments made or required to be made on a pro forma basis for (a) all scheduled permanent principal payments, interest, premium payments, debt discount, fees (excluding (x) any fees incurred in connection with the Loan Documents, including, without limitation, any waiver, amendment, extension, supplement or other modification with respect thereto, (y) any fees incurred in connection with the incurrence, creation or assumption by any Obligor or any Subsidiary thereof of any Debt permitted hereunder, including, without limitation, in connection with any Refinancing of the Senior Note Debt, and (z) any premium payments in connection with any Refinancing of the Senior Note Debt), charges and related expenses of the Parent and its Subsidiaries in connection with Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case determined in accordance with GAAP, (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under Capital Leases determined in accordance with GAAP and (c) Distributions made during such period.

Consolidated Fixed Charge Coverage Ratio - as of any date of determination, the ratio of

(a) the result of (i) Consolidated EBITDA for the four prior Fiscal Quarter period (or, for purposes of Section 10.1.2(n), Section 10.1.2(o), and Section 10.3.2, twelve consecutive fiscal months) ending on such date, minus (ii) Capital Expenditures (net of landlord or vendor contributions for Capital Expenditures) for such period (but not less than zero), minus (iii) cash Federal, state, local or foreign income taxes (net of tax refunds in cash) of the Parent and its Subsidiaries paid for such period (but not less than zero), to (b) Consolidated Fixed Charges for such period.

Consolidated Net Income - for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains and extraordinary losses, in each case determined in accordance with GAAP) for that period.

Contingent Obligation - any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided that “Contingent Obligation” shall not include any product warranties given in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Directors - as of any date of determination, those members of the Board of Directors of the Parent, each of whom: (1) was a member of such Board of Directors on the Closing Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the then Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Convertible Note Debt - unsecured Debt of Bon-Ton and any other Obligor which may be convertible, exercisable or exchangeable for or into Capital Stock of Bon-Ton or any other Obligor (other than Disqualified Stock).

Convertible Note Debt Documents - all agreements, instruments and documents from time to time executed in favor of all or any of the holders of the Convertible Note Debt.

Copyright Security Agreements - each memorandum of grant of security interest in copyrights or other copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in copyrights, as security for the Obligations.

Credit Card Issuer — collectively (x) MasterCard International, Inc., Visa, U.S.A., Inc., Visa International and American Express, World Financial Network National Bank and Discover and (y) HSBC, as issuer of the Borrowers’ private label credit card program, and any replacement thereof that is reasonably acceptable to Agent.

Credit Card Notification - as defined in Section 6.1(n).

Credit Card Processor - any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

Credit Card Receivables - collectively, all present and future rights of Obligors to payment from (a) any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Notifications or otherwise.

Credit Card Receivables Reserve - reserves, established by Agent in its reasonable exercise of its credit judgment, to reflect factors that may negatively impact the value of Credit Card Receivables (including, without limitation, for chargeback or other accrued liabilities or offsets by Credit Card Processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor).

CWA - the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt - as applied to any Person, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Hedging Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) Capital Leases and synthetic lease obligations; (g) all obligations of such Person in respect of Disqualified Stock; and (h) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

Default - an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate - for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender - any Lender that (a) has failed to fund any portion of the Loans or any payment in respect of an LC Obligation required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due unless the subject of a good faith dispute or unless such failure has been cured, (c) has been deemed insolvent or become the subject of an Insolvency Proceeding or a Bail-In Action, (d) with respect to which the Agent or any Issuing Bank has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (e) with respect to which an entity that controls such

Lender has been deemed insolvent or become subject to an Insolvency Proceeding.

Deposit Account - as defined in the UCC.

Designated Jurisdiction - means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

Disqualified Institution - a business competitor of the Borrowers and their Subsidiaries identified by the Borrower Agent in its reasonable discretion and in writing to the Agent from time to time, and any Persons known by Agent to be an Affiliate of such competitor.

Disqualified Stock - any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Termination Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.4.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the Termination Date.

Distribution - any declaration or payment of a distribution, interest or dividend on any ~~Equity Interest~~Capital Stock (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of ~~Equity Interests~~Capital Stock; or any purchase, redemption, or other acquisition or retirement for value of any ~~Equity Interest~~Capital Stock.

Distribution Center - the warehouse and distribution facilities operated by the Obligors and located at 3585 S. Church Street, Whitehall, Pennsylvania, 1340 East Dayton-Yellow Springs Road, Fairborn, Ohio, 4650 Shepard Trial, Rockford, Illinois and 1835 Jefferson Avenue, Naperville, Illinois, and any other warehouse and distribution facilities operated by the Borrowers.

Document - as defined in the UCC.

Documentation Agents - as defined in the Preamble.

Dollars - lawful money of the United States.

Dominion Account - each special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

EEA Financial Institution - means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country - means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority - means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee - means (a) with respect to any Tranche A Revolver Loans, a Person that is (~~a~~i) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; ~~(b~~provided that no Tranche A-1 Lender, Affiliate of a Tranche A-1 Lender or Approved Fund of a Tranche A-1 Lender may be an Eligible Assignee pursuant to this clause (i) without the written approval of Agent; (ii) any other financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default under Section 11.1(a) or Section 11.1(k) has occurred and is continuing, Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given unless Borrower Agent shall object thereto by written notice to Agent within two (2) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not result in a breach of Section 13.5; provided that the foregoing criteria in this clause (ii) may be waived pursuant to the written approval of both of Agent and Borrower Agent; and (iii) during any Event of Default under Section 11.1(a) or Section 11.1(k), any Person acceptable to Agent in its discretion, and (b) with respect to any Tranche A-1 Revolver Loans, a Person that is (i) a Lender, an Affiliate of a Lender or an Approved Fund, (ii) any other financial institution approved by Agent (such approval not to be unreasonably withheld or delayed) and, so long as no Event of Default under Section 11.1(a) or Section 11.1(k) has occurred and is continuing, Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given ~~if no objection is made~~unless Borrower Agent shall object thereto by written notice to Agent within two (2) Business Days after notice of the proposed assignment), ~~that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business~~ and whose becoming an assignee would not ~~constitute a prohibited transaction under~~result in a breach of Section ~~4975 of ERISA or any other Applicable Law; provided that the foregoing criteria in this clause (b) may be waived pursuant to the written approval of both of Agent and Borrower Agent; and (c~~13.5, (iii) any other entity (other than a natural Person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including insurance companies, investment or mutual funds, or lease financing companies, (iv) during any Event of Default under Section 11.1(a) or Section 11.1(k), any Person acceptable to Agent in its discretion; provided that ~~notwithstanding the foregoing~~, in any event, “Eligible Assignee” shall not include (~~i~~w) any Obligor or any Affiliate or Subsidiary of any Obligor ~~and (ii~~, (x) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (x), (y) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (z) any Disqualified Institution who is identified by the Borrower Agent as such prior to an assignment.

Eligible Check Receivables - at the time of any determination thereof, each Check Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Check Receivable has been earned by performance and represents the bona fide amounts due to a Borrower from a Check Processor, and originated in the ordinary course of business of such Borrower.  Without limiting the foregoing, to qualify as an Eligible Check Receivable, the related Account or Payment Intangible shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of the related Account or Payment Intangible shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer or a Check Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account or Payment Intangible but not yet applied by the Obligors to reduce the amount of such Check Receivable.  Any Check Receivables meeting the foregoing criteria shall be deemed Eligible Check Receivables but only as long as such Check Receivable is not included within any of the following categories, in which case such Check Receivable shall not constitute an Eligible Check Receivable:

(a)                              Check Receivables which do not constitute an “Account” or “Payment Intangible” (each, as defined in the UCC);

(b)                              Check Receivables due from Check Processors that have been outstanding for more than five (5) Business Days from the date of acceptance of the underlying checks at the point of sale;

(c)                               Check Receivables that are not denominated in U.S. dollars;

(d)                              Check Receivables with respect to which the Borrowers do not have good, valid and marketable title thereto;

(e)                               Check Receivables due from Check Processors that (i) are not subject to a first priority (other than Permitted Liens permitted pursuant to any of clauses (c), (d), (f), (o), (t), (u), (w) or (x) of such definition and entitled to priority under Applicable Law) perfected security interest in favor of Agent for the benefit of the Secured Parties or (ii) are subject to any Liens except for (x) Liens in favor of the Agent and (y) Liens permitted pursuant to clauses (c) through (x) of Section 10.2.2, so long as such Liens (other than Permitted Liens entitled to priority under Applicable Law) are junior to the Liens granted to Agent;

(f)                                Check Receivables due from Check Processors which are disputed between a Borrower and a Check Processor, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related Check Processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(g)                               Check Receivables due from Check Processors as to which the Check Processor has the right under certain circumstances to require the Borrowers to repurchase such Accounts from such Check Processor;

(h)                              Except as otherwise approved by Agent, Check Receivables due from Check Processors as to which the Agent has not received a notification (which shall be in form and substance reasonably satisfactory to the Agent and provide, among other things, that the Check Processor agrees to make payment therefor into a designated account);

(i)                                  Check Receivables due from a Check Processor of the applicable check which is the subject of any proceeding under any debtor relief law;

(j)                                 Check Receivables which are not a valid, legally enforceable obligation of the applicable Check Processor with respect thereto;

(k)                              Check Receivables which are evidenced by “chattel paper” or an “instrument” of any kind (which for the avoidance of doubt shall not include the underlying checks themselves) unless such “chattel paper” or “instrument” is in the possession of Agent, and to the extent necessary or appropriate as reasonably determined by the Agent, endorsed to Agent; or

(l)                                  Check Receivables due from Check Processors which Agent determines, in its reasonable credit judgment, to be unlikely to be collected.

Notwithstanding the above, Agent reserves the right, at any time and from time to time after the Amendment Closing Date, to adjust the criteria set forth above, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Check Receivables, in its reasonable credit judgment, subject to the approval of the Supermajority Lenders in the case of adjustments of criteria or establishment of new criteria which have the effect of making more credit available or subject to the approval of all Lenders (except Defaulting Lenders as provided in Section 4.2) in the case of changes in the applicable advance rates which have the effect of making more credit available.

Eligible Credit Card Accounts - at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrower.  Without limiting the foregoing, to qualify as an Eligible Credit Card Account, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Processor or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Obligors to reduce the amount of such Credit Card Receivable.  Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Accounts but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Account:

(a)                              Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(b)                              Credit Card Receivables due from Credit Card Processors that have been outstanding for more than five (5) Business Days from the date of sale;

(c)                               Credit Card Receivables that are not denominated in U.S. dollars;

(d)                              Credit Card Receivables with respect to which the Borrowers do not have good, valid and marketable title thereto;

(e)                               Credit Card Receivables due from Credit Card Processors or Credit Card Issuers that (i) are not subject to a first priority (other than Permitted Liens permitted pursuant to any of clauses (c), (d), (f), (o), (t), (u), (w) or (x) of such definition and entitled to priority under Applicable Law) perfected security interest in favor of Agent for the benefit of the Secured Parties or (ii) are subject to any Liens except for (x) Liens in favor of the Agent and (y) Liens permitted pursuant to clauses (c) through (x) of Section 10.2.2, so long as such Liens (other than Permitted Liens entitled to priority under Applicable Law) are junior to the Liens granted to Agent;

(f)                                Credit Card Receivables due from Credit Card Processors or Credit Card Issuers which are disputed between a Borrower and a Credit Card Processor or Credit Card Issuers, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related Credit Card Processor or Credit Card Issuers (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(g)                               Credit Card Receivables due from Credit Card Processors or Credit Card Issuers as to which the Credit Card Processor or the Credit Card Issuers has the right under certain circumstances to require the Borrowers to repurchase such Accounts from such Credit Card Processor or such Credit Card Issuers;

(h)                              Except as otherwise approved by Agent, Credit Card Receivables due from Credit Card Processors or Credit Card Issuers as to which the Agent has not received a Credit Card Notification;

(i)                                  Credit Card Receivables due from a Credit Card Processor or Credit Card Issuer of the applicable credit card which is the subject of any proceeding under any debtor relief law;

(j)                                 Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Processor or Credit Card Issuer with respect thereto;

(k)                              Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of Agent, and to the extent necessary or appropriate as reasonably determined by the Agent, endorsed to Agent; or

(l)                                  Credit Card Receivables due from Credit Card Issuers or Credit Card Processors which Agent determines, in its reasonable credit judgment, to be unlikely to be collected.

Notwithstanding the above, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth above, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Credit Card Accounts, in its reasonable credit judgment, subject to the approval of the Supermajority Lenders in the case of adjustments of criteria or establishment of new criteria which have the effect of making more credit available or subject to the approval of all Lenders (except Defaulting Lenders as provided in Section 4.2) in the case of changes in the applicable advance rates which have the effect of making more credit available.

Eligible Inventory - Inventory owned by a Borrower that Agent, in its reasonable credit judgment, deems, based on (i) the most recent Borrowing Base Certificate delivered to Agent, (ii) the salability, at retail, of such Inventory (valued at the lower of cost or market), (iii) such other factors as affect the marketability of such Inventory and (iv) other information available to Agent, in its reasonable credit judgment, to be “Eligible Inventory” for purposes of this Loan Agreement.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless (a) it is finished goods and not work-in-process, raw materials, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) it is not held on consignment; (c) it is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) it is not slow-moving, obsolete or unmerchantable, and does not constitute returned to vendor or repossessed goods; (e) to the knowledge of the Obligors it meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) [reserved]; (g) it is (unless such Inventory constitutes Eligible L/C Inventory) subject to Agent’s duly perfected, first priority Lien, and is free and clear from all Liens or rights of any person (including, without limitation, the rights of any purchaser that has made progress payments and the rights of any surety that has issued a bond to assure such Borrower’s performance with respect to the Inventory) except (x) Agent and the Lenders and (y) Liens permitted pursuant to clauses (c) through (w) of Section 10.2.2, so long as such Liens (other than

Permitted Liens permitted pursuant to any of clauses (c), (d), (f), (o), (t), (u) or (w) of such definition and entitled to priority under Applicable Law) are junior to the Liens granted to Agent and the Lenders; (h) it is within the continental United States, is not in transit except between locations of Borrowers where such locations are in compliance with the provisions of clause (k) below (unless such Inventory constitutes Eligible In-Transit Inventory or Eligible L/C Inventory) and is not consigned to any Person; (i) it is not subject to any warehouse receipt or negotiable Document unless such document has been delivered to the Agent or other Persons acceptable to it with all necessary endorsements free and clear of all Liens other than (x) Liens in Agent’s favor and (y) Liens permitted pursuant to clauses (c) through (w) of Section 10.2.2, so long as such Liens (other than Permitted Liens permitted pursuant to any of clauses (c), (d), (f), (o), (t), (u) or (w) of such definition and entitled to priority under Applicable Law) are junior to the Liens granted to Agent and the Lenders; (j) if it has a value exceeding $500,000 in the aggregate, it is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) it is not located on leased premises (1) consisting of a Large Inventory Location or (2) located in a Landlord Lien State, or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person unless, in each case, the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) it is reflected in the details of the current inventory stock ledger of the applicable Borrower; (m) it is of a type held for sale in the ordinary course of such Borrower’s business; (n) the representations or warranties pertaining to Inventory set forth in this Loan Agreement and the other Loan Documents are true in all material respects as to such Inventory; (o) it does not consist of any costs associated with advertising load or unearned discounts; and (p) it is covered by casualty insurance reasonably acceptable to Agent.

Eligible In-Transit Inventory - means without duplication of other Eligible Inventory, all finished goods Inventory (valued at the lower of cost or market) owned by Borrowers, not covered by Letters of Credit, which Inventory (a) is located in the continental United States and in transit to one of the Borrower’s facilities and which Inventory (i) is owned by a Borrower and either (A) has been paid for with a draw of an Eligible Trade L/C by a Borrower or (B) payment for which is not yet due and has not yet been paid for by a Borrower but which is located at one of the Borrower’s distribution facilities and has not yet been recorded on a Borrower’s inventory stock ledger in the ordinary course; (ii) is fully insured; (iii) is subject to a first priority security interest in and Lien upon such goods in favor of Agent (except for any possessory Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower); (iv) is evidenced or deliverable pursuant to Documents that have been delivered to Agent or an agent acting on its behalf pursuant to a Lien Waiver or designating Agent as consignee; and (v) is otherwise “Eligible Inventory” hereunder; or (b) is in transit for not more than forty (40) days directly from a point of shipment outside of the continental United States to one of the Obligors’ owned or leased locations within the continental United States, provided that, with respect to this clause (b), (i) a Borrower has title to such Inventory, and either (X) such Inventory is not subject to a negotiable bill of lading or other document of title and the shipping documents relating to such Inventory (including, without limitation, so-called “forwarders cargo receipts” or “non-negotiable express bills of lading”) reasonably acceptable to the Agent have been delivered to the Agent or an agent acting on behalf of the Agent and such shipping documents name a Borrower as consignee and shipper (or such other arrangements reasonably satisfactory to the Agent relating to such shipping documents in respect of such Inventory shall have been made) or (Y) in the event such Inventory is subject to negotiable bills of lading or other documents of title, such negotiable bills of lading or other documents of title have been (1) upon the request of the Agent, issued with the Agent as consignee and a Borrower as shipper and (2) delivered to the Agent or an agent acting on behalf of the Agent (or such other arrangements reasonably satisfactory to the Agent relating to such negotiable bills of lading or other documents of title in respect of such Inventory shall have been made), (iii) such Inventory is subject, to the reasonable satisfaction of Agent, to a first priority perfected security interest in favor of Agent, (iv) at the request of Agent, the vendor or the supplier of such Inventory has agreed to waive its claims in or to such Inventory (including any right to stop such Inventory in transit), in a manner reasonably acceptable to Agent, once such Inventory is delivered to a freight forwarder or other representative of the Borrowers who has entered into an agreement of the type described in clause (vi) below, (v) such Inventory is covered by insurance reasonably acceptable to Agent, (vi) at the request of the Agent, each relevant freight carrier, freight forwarder, customs broker and shipping company in possession of such in-transit Inventory shall have (A) entered into bailee arrangements reasonably satisfactory to Agent and (B) indicated or otherwise acknowledged Agent’s security interest in such Inventory and in any shipping documents issued or carried by such freight carrier or shipping company (including, without limitation, waybills, airway bills, seaway bills, receipts, or any similar document), in each case, in a manner reasonably satisfactory to Agent, and (vii) such Inventory would otherwise satisfy all of the requirements of “Eligible Inventory” hereunder.  Notwithstanding the foregoing, in no event shall the Aggregate Borrowing Base comprised of Eligible In-Transit Inventory under clause (b) above exceed $15,000,000.

Eligible L/C Inventory — as of any date of determination, without duplication of other Eligible Inventory, all finished goods Inventory (valued at the lower of cost or market) covered by an Eligible Trade L/C issued for the account of a Borrower, which inventory (a) meets all of the requirements for Eligible Inventory, (b) will be Eligible In-Transit Inventory upon a draw of the subject Eligible Trade Letter of Credit, and (c) will be received by a Borrower in the United States not later than 90 days from the date of determination (as determined by the Borrowers consistent with their past practices).

Eligible Real Estate - Real Estate owned by a Borrower described on Schedule 7.3 (as may be updated pursuant to, and in accordance with, Section 7.3) and which Agent, in its reasonable discretion, deems to be Eligible Real Estate.  Without limiting the generality of the foregoing, no Real Estate shall be Eligible Real Estate unless: (a) it is located in the United States; (b) it is subject to Agent’s duly perfected, first priority Lien, and no other Lien except Permitted Liens; (c) it is subject to a title insurance policy reasonably acceptable to Agent and Agent has received title searches, reasonably acceptable to it, with respect to such Real Estate; (d) it has been appraised by a third party appraiser reasonably acceptable to Required Lenders; (e) Agent has received an environmental site assessment of such Real Estate reasonably acceptable to Agent, which such environmental site assessment shall include Phase I reports and, if requested by Agent, Phase II reports; (f) if requested by Agent, Agent has received estoppel agreements reasonably acceptable to Agent, from ground lessors; (g) Agent has received all other Related Real Estate Documents requested by it with respect to such Real Estate and such Related Real Estate Documents are reasonably satisfactory to Agent and (h) such Real Estate is improved by fully constructed buildings occupied by a Borrower or a Guarantor.  ~~For the avoidance of any doubt, Real Estate owned by any SPE shall not be deemed “Eligible Real Estate” prior to the occurrence of the SPE Real Estate Effective Date applicable to such Real Estate.~~

Eligible Trade L/C - any Letter of Credit issued in compliance with Section 2.3.1(e) for payment of the purchase price of finished ~~good~~goods Inventory which will be Eligible In-Transit Inventory upon presentation of a draft under such Letter of Credit.

Enforcement Action - any rightful action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement - each agreement of Obligors with respect to any Real Estate subject to a Mortgage, pursuant to which Obligors agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws, except for liability caused by any actions of Agent or the Lenders which are in violation of the Environmental Laws.

Environmental Laws — all Requirements of Applicable Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health (as it relates to exposure to Hazardous Materials), employee safety, the environment and natural resources, including CERCLA, the SDWA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Applicable Law and Permits and any environmental transfer of ownership notification or approval statutes.

Environmental Liabilities — all Liabilities (including costs of Remedial Actions, natural resources damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Obligors as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental condition or with any Environmental Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Obligors, whether on, prior or after the date hereof.

Environmental Notice - a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release - a release of a Hazardous Material as defined in CERCLA, RCRA, or under any other Environmental Law.

Equipment - as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all such Person’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

~~Equity Interest - the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.~~

ERISA - the Employee Retirement Income Security Act of 1974.

EU Bail-In Legislation Schedule - means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default - as defined in Section 11.

Excess Availability - determined as of any date, the result of (a) the lesser of (i) the aggregate Tranche A Revolver Commitments at such time and (ii) the ~~Aggregate~~Tranche A Borrowing Base at such time minus (b) ~~the Facility Usage at such time.~~sum of (i) the outstanding principal balance of all Tranche A Revolver Loans on such date, (ii) the outstanding amount of LC Obligations on such date, and (iii) the Tranche A-1 Utilization Amount.

Excess Availability Trigger Event - the first date on which Excess Availability for five consecutive Business Days is less than 12.5% of the lesser of (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time.

~~Excess Availability Trigger Period - any period (a) commencing upon the occurrence of a Excess Availability Trigger Event and (b) ending on the date that Excess Availability for a period of sixty (60) consecutive calendar days exceeds 12.5% of the lesser of (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time.~~

Excluded Swap Obligation - means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 14.20 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

Excluded ~~Tax — means (i) Taxes on the net income or gross receipts of a Lender or any franchise or capital stock Tax, (ii) branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, and (iii) any withholding Tax imposed on Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA.~~Taxes - any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 3.6) or (ii) pursuant to Section 5.8.1(b) or Section 5.8.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.8.5 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Credit Agreement - that certain Amended and Restated Loan and Security Agreement, dated December 4, 2009, by and among The Bon-Ton Department Stores, Inc. and the other obligors party thereto, the lenders party thereto, Bank of America, N.A. as the agent, Banc of America Securities LLC, GE Capital Markets, Inc., and Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Retail Finance, LLC) as joint lead arrangers and joint book runners, General Electric Capital Corporation and Wells Fargo Retail Finance, LLC, as co-syndication agents and Regions Bank, as documentation agent, as amended and in effect from time to time.

Extraordinary Expenses - all reasonable and documented out-of-pocket costs, expenses or advances that Agent or any Co-Collateral Agent may incur during the occurrence and continuance of a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances.  Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, financial advisor fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

~~Facility Usage — means, at any time, the sum of the outstanding principal amount of all Loans at such time and the aggregate amount of LC Obligations outstanding at such time.~~

~~Facility Usage Percentage — means, for any Fiscal Quarter, the quotient (expressed as a percentage) of the average daily total Facility Usage during such Fiscal Quarter divided by the average daily aggregate Commitments during such Fiscal Quarter.~~

FATCA - means Sections 1471 through 1474 of the IRC, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the IRC.

FCCR Reporting Monitoring Event - at any time, the failure of the Borrowers to maintain Excess Availability at least equal to 30% of the lesser of (i) the aggregate Commitments at such time and (ii) the Aggregate Borrowing Base at such time for any three (3) Business Days (which need not be consecutive) during the applicable fiscal month.

FCCR Trigger Event - at any time, the failure of the Borrowers to maintain Excess Availability at least equal to 20% of the lesser of (i) the aggregate Commitments at such time and (ii) the Aggregate Borrowing Base at such time.  For purposes of this Loan Agreement, the occurrence of a FCCR Trigger Event shall be deemed continuing until Excess Availability has at least equaled 20% of the lesser of (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time, in which case a FCCR Trigger Event shall no longer be deemed to be continuing for purposes of this Loan Agreement (it being understood and agreed that the any Default under Section 10.3.2 hereof shall continue until affirmatively waived in accordance with Section 14.1.1).  For certainty, the termination of any FCCR Trigger Event shall not preclude a subsequent FCCR Triggering Event from occurring.

Federal Funds Rate - for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System ~~arranged by Federal funds brokers on such day~~, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America~~, N.A.~~ on such day on such transactions as reasonably determined by the Agent.

Fee Letter - the fee letter agreement among Agent, MLPFS, and certain of the Borrowers.

Fiscal Quarter - each successive period of thirteen weeks, commencing on the first day of a Fiscal Year.

Fiscal Total Stores - in respect of any Fiscal Year, an amount of Stores equal to the sum of (x) the aggregate number of Stores open on the first Business Day of such Fiscal Year, plus (y) the aggregate number of Stores acquired or opened during such Fiscal Year.

Fiscal Year - the fiscal year of Parent and Subsidiaries, for accounting and tax purposes, which is the 52 or 53 week period ending on the Saturday nearer January 31 of each calendar year (e.g., a reference to fiscal 2009 is a reference to the fiscal year ended January 30, 2010).

Fixtures - as such term is defined in the UCC, now owned or hereafter acquired by any Obligor located at a parcel of Real Estate subject to a Mortgage.

FLSA - the Fair Labor Standards Act of 1938, as amended.

Force Majeure - an event or force beyond the reasonable control of the Obligors, including, without limitation, acts of God, acts of public enemy, terrorism, wars, riots and civil disturbances, explosions, epidemics, natural disasters, fires, vandalism, strikes, lock-outs or other labor difficulties, embargoes, shortages or unavailability of materials, supplies, labor, equipment or systems, or fuel or energy shortage.

Foreign Lender - ~~any Lender that is~~(a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under ~~the~~ laws of a jurisdiction other than ~~the laws of the United States, or any state or district thereof~~that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan - any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary - a Subsidiary that is a “controlled foreign corporation” under Section 957 of the ~~Internal Revenue Code~~IRC, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in tax liability to the Obligors.

Fourth Amendment - the Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of Fourth Amendment Closing Date, by and among the Borrowers, the other Obligors, the Lenders, the Agent and the other parties party thereto.

Fourth Amendment Closing Date - August 15, 2016.

Fronting Exposure~~. At~~ - at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Agent in its capacity as a lender of Swingline Loans, such Defaulting Lender’s Pro Rata share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Full Payment - with respect to any Obligations, (a) the full and indefeasible cash payment thereof (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Fund - any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

GAAP — subject to Section 1.2, generally accepted accounting principles in the United States in effect from time to time.

General Intangibles - as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, contract rights and all other intangible Property of any kind.

Goods - as defined in the UCC.

Governmental Approvals - all authorizations, consents, Permit, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment - as defined in Section 5.10.3.

Guarantors - each of (a) the Parent, (b) The Bon-Ton Giftco, LLC, (c) Bonstores Holdings One, LLC, (d) Bonstores Holdings Two, LLC, (e) each other Person who guarantees payment or performance of any Obligations and (~~d~~f) with respect to Obligations owing by any Obligor or any Subsidiary of an Obligor (other than the Borrowers) under any Hedging Agreement or Cash Management Services, the Borrowers.

Guaranty - each guaranty agreement executed by a Guarantor in favor of Agent, substantially in the form of Exhibit F hereto.

Hazardous Material - any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

Hedging Agreement - an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Increase Effective Date - as defined in Section 2.4.1.

Increasing Lender ~~—~~- as defined in Section 2.4.1.

Indemnified Taxes - (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees - Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding - any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument - as defined in the UCC.

Intellectual Property - all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim - any claim or assertion (whether in writing, by suit or otherwise) that the Parent or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period - as defined in Section 3.1.3.

Inventory - as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in such Person’s business (but excluding Equipment).

Inventory Reserve - reserves, established by Agent, based on the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent and the most recent commercial finance exam of the Borrowers’ books and records performed by an examiner and on terms reasonably satisfactory to Agent, to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, damage, customer credit liabilities, imbalance, change in composition or mix, markdowns, vendor chargebacks and with respect to Eligible Inventory that has been subject to a Letter of Credit for a period in excess of ninety (90) days.

Investment - any (a) acquisition of all or substantially all assets of, or any line of business or division of, a Person; (b) acquisition of record or beneficial ownership of any ~~Equity Interests~~Capital Stock of a Person; (c) any advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person, or (d) other investment in a Person.  For purposes of the Loan Documents, the outstanding amount of any Investment made by any Person at any time shall be calculated as the excess of the initial amount of such Investment made by such Person (including the fair market value of all property transferred by such Person as part of such Investment) over all returns of principal or capital thereof received in cash on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Debt received by such Person).

Investment Property - as defined in the UCC.

IRC — means the Internal Revenue Code of 1986, as amended, and any successor thereto.

ISP - with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

Issuing Bank - (a) Bank of America or an Affiliate of Bank of America, Wells Fargo Bank, N.A. or an Affiliate of Wells Fargo Bank, N.A. or any other Lender or an Affiliate of such Lender, and any other Person designated by a Lender (and acceptable to the Borrower Agent), in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) with respect to the Letters of Credit issued by such issuer prior to the Closing Date and described on Schedule 2.3.2, and with respect to any other Letters of Credit issued by such Issuing Bank.  At any time there is more than one Issuing Bank, any singular references to the Issuing Bank shall mean any Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or all Issuing Banks, as the context may require.

Issuing Bank Indemnitees — each Issuing Bank and its officers, directors, employees, Affiliates, agents, advisors and attorneys.

Joint Lead Arrangers — as defined in the Preamble.

Junior Debt — the Debt permitted by Section 10.2.1(k) and any Refinancing Debt thereof which satisfies the Refinancing Conditions.

Junior Debt Documents — collectively, the documents (including, without limitation, the Junior Debt Intercreditor Agreement, all guaranties and security documents), agreements, filings and certificates entered into by the Obligors or their Subsidiaries from time to time in favor of the holders of the Junior Debt, in form and substance reasonably satisfactory to the Agent, as any of the same may be amended, restated, supplemented, modified, renewed, replaced or Refinanced in whole or in part from time to time, and any other agreement extending the maturity of, consolidating, otherwise restructuring, renewing, replacing or Refinancing all or any portion of the Junior Debt, and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Junior Debt that may be incurred thereunder, in each case in a manner not inconsistent with this Loan Agreement.

Junior Debt Intercreditor Agreement — an intercreditor agreement reasonably satisfactory to the Agent and the Co-Collateral Agents to be entered into between the Agent and the Junior Lien Agent, as the same may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time, in each case in a manner not inconsistent with the Loan Documents and with the consent of the Co-Collateral Agents.

Junior Lien Affiliate — with respect to any Junior Lien Lender or the Junior Lien Agent, another Person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Junior Lien Lender or the Junior Lien Agent, as the case may be.

Junior Lien Agent — the administrative and/or collateral agent or any lender serving in such capacity, as applicable, for any Junior Debt secured by Junior Liens under the Junior Debt Documents, and its successors and permitted assigns in such capacity.

Junior Liens — Liens on assets of the Obligors that are subordinated in all respects to the Liens securing the Obligations pursuant to the Junior Debt Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Debt secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

~~Lancaster - as defined in Section 1.7.~~

Landlord Lien State - (i) the states of Washington, Virginia, Pennsylvania and (ii) such other state(s) or jurisdictions in which a landlord’s claim for rent or other obligations has priority over the Lien of Agent in any of the Collateral.

Large Inventory Location - any distribution center (including each Distribution Center), warehouse, cross-docking station or storage facility at which Inventory is located.

LC Application - an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Issuing Bank.

LC Conditions - the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Tranche A ~~Overadvance or Tranche A-1~~ Overadvance exists and, if no Tranche A Revolver Loans are outstanding, the LC Obligations do not exceed the result of (i) the Tranche A Borrowing Base minus (ii) the Tranche A-1 Utilization Amount; (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) ~~at least 5 Business Days~~on or prior to the ~~Termination~~Letter of Credit Expiration Date; (d) the Letter of Credit and payments thereunder are denominated in

Dollars; (e) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion and (f) the Issuing Bank’s compliance with the requirements of Section 2.3.1(j).

LC Documents - all documents, instruments and agreements (including LC Requests and LC Applications) delivered by any Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Guaranty - a guaranty issued by an Issuing Bank to another Person in connection  with the issuance by such other Person of Letters of Credit hereunder.

LC Obligations - the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit (including in respect of any payment made by Issuing Bank under any LC Guaranty and any deferred payment or acceptance liabilities in respect of such Letter of Credit); (b) the aggregate undrawn amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request - a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

Lender Indemnitees - Lenders and their officers, directors, employees, Affiliates, agents, advisors and attorneys.

Lenders - as defined in the preamble to this Loan Agreement, including the Tranche A Lenders, the Tranche A-1 Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption Agreement.

Lending Office - as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Agent and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

Letter of Credit - any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Expiration Date - the date that is five (5) Business Days prior to the Tranche A Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter-of-Credit Right - as defined in the UCC.

Letter of Credit Subline - $150,000,000.  The Letter of Credit Subline is part of, and not in addition to, the Tranche A Revolver ~~Commitment~~Commitments.

LIBOR Loan - each set of LIBOR Tranche A Revolver Loans or LIBOR Tranche A-1 Revolver Loans having a common length and commencement of Interest Period.

LIBOR Tranche A Revolver Loan - a Tranche A Revolver Loan that bears interest at Adjusted LIBOR plus the Applicable Margin for LIBOR Tranche A Revolver Loans.

LIBOR Tranche A-1 Revolver Loan - a Tranche A-1 Revolver Loan that bears interest at

Adjusted LIBOR plus the Applicable Margin for LIBOR Tranche A-1 Revolver Loans.

Liabilities — all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements, and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

License - any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor - any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien - any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver - an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan - a Tranche A Revolver Loan or Tranche A-1 Revolver Loan.

Loan Account - the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Agreement — as defined in the Preamble.

Loan Documents - this Loan Agreement, Other Agreements and Security Documents.

Loan Year - each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock - as defined in Regulation U of the Board of Governors.

Master Lease Agreement - collectively, (i) Lease Agreement dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Bon-Ton, as successor by merger to Herberger’s Department Stores, LLC, a Minnesota limited liability company, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (ii) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Carson Pirie Scott II, Inc., formerly known as McRae’s, Inc., a Mississippi corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (iii) Lease Agreement dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and McRIL, LLC, a Virginia limited liability company, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (iv) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Bon-Ton, as successor by merger to Parisian, Inc., an Alabama corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents,  (v) Lease Agreement dated as of March 6, 2006 currently between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Bon-Ton Distribution, Inc., formerly known as Saks Distribution Centers, Inc., an Illinois corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (vi) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and The Elder-Beerman Stores, Corp., an Ohio corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (vii) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and Carson Pirie Scott II, Inc., formerly known as McRae’s, Inc., a Mississippi corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (viii) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and McRIL, LLC, a Virginia limited liability company, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (ix) Master Lease Agreement dated as of March 6, 2006 between Bonstores Realty Two, LLC, a Delaware limited liability company, as landlord, and Bon-Ton, as successor by merger to Parisian, Inc., an Alabama corporation, as tenant, as it may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents and (x) such other leases and subleases as may be entered into between ~~an SPE~~either BR1LLC or BR2LLC and an Obligor from time to time.

Material Adverse Effect - the effect of any event or circumstance occurring after January 30, 2010 (except for general economic or political conditions or conditions generally applicable to the department store industry, or terrorist events or wars) that, taken as a whole, has or could be reasonably expected to have a material adverse effect on: (a) the business, operations, liabilities (actual or contingent), Properties, or financial condition of the Obligors and their Subsidiaries considered as a whole, or the value of the Collateral, taken as a whole, the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) the ability of the Obligors taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) the rights or remedies of Agent or any Lender to enforce or collect the Obligations or to realize upon the Collateral.

Material Contract - any agreement or arrangement to which Parent or a Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under the Securities Exchange Act of 1934, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) that relates to ~~the Mortgage Loan Debt,~~ the Senior Note Debt, the Junior Debt, the Convertible Note Debt or other Debt in an aggregate principal amount of $5,000,000 or more.

MLPFS — Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Moody’s - Moody’s Investors Service, Inc., and its successors.

Mortgage - each mortgage, deed of trust or deed to secure debt pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Obligor, as security for the Obligations.

~~Mortgage Intercreditor Agreement - the Intercreditor Agreement, dated as of March 6, 2006, by and among the Mortgage Loan Lender and Bank of America, in its capacity as the administrative agent under the Existing Credit Agreement, as the same may be amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time, in each case in a manner not inconsistent with the Loan Documents and with the consent of the Co-Collateral Agents.~~

~~Mortgage Loan Debt - (a) the Debt of SPEs in an aggregate principal amount not to exceed $260,000,000, represented by the Mortgage Loan Debt Documents, (b) the Debt evidenced by each guaranty of a Master Lease Agreement, executed by the Parent in favor of the Mortgage Loan Lender, as in effect on the date hereof and as may be further amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, (c) the Debt evidenced by each Exceptions to Non-Recourse Guaranty, entered into on the March 6, 2006, by each of Bonstores Realty One, LLC and Bonstores Realty Two, LLC in favor of the Mortgage Loan Lender, as in effect on the date hereof and as may be further amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents and (d) any Refinancing Debt in respect of any of the foregoing which satisfies the Refinancing Conditions.~~

~~Mortgage Loan Debt Documents - the (a) Loan Agreement (the “Bonstores One Agreement”), dated as of March 6, 2006, as amended on May 4, 2006, and as it may be further amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, between Bonstores Realty One, LLC and the Mortgage Loan Lender, (b) the Loan Agreement (the “Bonstores Two Agreement”), dated as of March 6, 2006, as amended on May 4, 2006, and as it may be further amended, restated, supplemented, modified, renewed or replaced in whole or in part from time to time in accordance with the Loan Documents, between Bonstores Realty Two, LLC and the Mortgage Loan Lender, (c) each of the Loan Documents (as defined in the Bonstores One Agreement), (d) each of the Loan Documents (as defined in the Bonstores Two Agreement), (e) each Master Lease Agreement, (f) each guaranty of a Master Lease Agreement by the Parent in favor of the Mortgage Loan Lender, and (g) any other agreement extending the maturity of, consolidating, otherwise renewing, replacing or Refinancing all or any portion of the Mortgage Loan Debt and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Mortgage Loan Debt that may be incurred under the Mortgage Loan Debt Documents, in each case in a manner not inconsistent with the Loan Documents.~~

~~Mortgage Loan Lender - Bank of America, N.A., in its capacity as lender under the Mortgage Loan Debt Documents, and its successors and permitted assigns in such capacity, and any other lender or group of lenders under the Mortgage Loan Debt Documents.~~

Multiemployer Plan - any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor or Subsidiary.

Net Proceeds - with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Parent or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien; (c) taxes due as a result of, or in connection with, such Asset Disposition; and (d) reserves for indemnities, until such reserves are no longer needed.

Notes - each Tranche A Revolver Note, Tranche A-1 Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing - a Notice of Borrowing to be provided by Borrower Agent to request the funding of a Borrowing of Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation - a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

NRV Percentage - the net orderly liquidation value of Inventory of each Borrower, expressed as a percentage (which shall be adjusted on a monthly basis), expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Obligations - all (a) principal of and premium (including, without limitation, the Tranche A-1 Prepayment Premium), if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents or in connection with any Bank Products, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether or not allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

Obligor - each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business - the ordinary course of business of Parent or any Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970, as amended.

Other Agreement - each Note, Guaranty, LC Document, LC Guaranty, Fee Letter, Lien Waiver, Related Real Estate Document, Borrowing Base Certificate, Compliance Certificate, ~~the Mortgage~~Junior Debt Intercreditor Agreement, the Senior Note Intercreditor Agreement, the Perfection Certificate, the Post-Closing Agreement, financial statement or report delivered hereunder, or other document, instrument or agreement (other than this Loan Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes - with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

Other Taxes - all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

Overadvance Loan - a Base Rate Tranche A Revolver Loan made or Letter of Credit issued, extended or renewed when a Tranche A Overadvance exists or is caused by the funding of a Tranche A Revolver Loan or the issuance of a Letter of Credit.

Parent - The Bon-Ton Stores, Inc., a Pennsylvania corporation and parent company of Bon-Ton.

Participant ~~—~~ as defined in Section 13.3.1.

~~Passive Company - collectively, The Bon-Ton Properties- Eastview G.P., Inc., The Bon-Ton Properties- Marketplace G.P., Inc., The Bon-Ton Properties- Greece Ridge G.P., Inc., The Bon-Ton Properties- Eastview L.P., The Bon-Ton Properties- Marketplace L.P., and The Bon-Ton Properties- Greece Ridge L.P.~~

Participant Register - as defined in Section 13.3.1.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Intangible - as defined in the UCC.

Payment Item - each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

Perfection Certificate - that certain Perfection Certificate dated as of the date hereof, and delivered by the Obligors to Agent.

Permit - with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Acquisition - any acquisition by any Obligor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, the ~~Equity Interests~~Capital Stock of, or a business line or unit or a division of, any Person; provided that:

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(iii)          such acquisition shall be consensual and shall have been approved by the Board of Directors of such Person;

(iv)          in the case of the acquisition of ~~Equity Interests~~Capital Stock, the issuer of such ~~Equity Interests~~Capital Stock shall become a Subsidiary of the applicable Obligor immediately after consummation of the applicable transaction, and such Obligor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Obligor, the actions set forth in Section 10.1.9;

(v)           Excess Availability on the date of the making of such acquisition on a pro forma basis after giving effect to such acquisition, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such acquisition), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 15% of the lesser of (A) the aggregate Commitments as of the date of such acquisition and last day of each fiscal month during such six month period and (B) the Aggregate Borrowing Base as of the date of such acquisition and the last day of each fiscal month during such six month period;

(vi)          except if an acquisition is made within 180 days of an equity issuance and solely with the cash proceeds in an aggregate amount not to exceed the Available Basket Amount then in effect, as of the monthly fiscal period most recently then ended, the Consolidated Fixed Charge Coverage Ratio (on a pro forma trailing 12 fiscal month basis, giving effect to the making of such acquisition, and any Borrowings made in connection therewith, determined as though such acquisition and such Borrowings occurred on the first day of the 12 fiscal month period ended prior to such acquisition) is greater than or equal to 1.00 to 1.00; provided that the foregoing shall not be applicable in the event that Excess Availability on the date of the making of such acquisition on a pro forma basis after giving effect to such acquisition, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such acquisition), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 30% of the lesser of (A) the aggregate Commitments as of the date of such acquisition and last day of each fiscal month during such six month period and (B) the Aggregate Borrowing Base as of the date of such acquisition and the last day of each fiscal month during such six month period;

(vii)         any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Borrowers and/or their Subsidiaries are engaged as of the Closing Date or a line of business reasonably related or incidental thereto; and

(viii)        the Borrower Agent shall have delivered to Agent not less than then (10) days prior to the consummation of such acquisition a certificate, in form and substance reasonably satisfactory to Agent, from a Senior Officer of the Borrower Agent certifying that the conditions set forth in clauses (i) through (vii) above are satisfied (which certificate shall attach supporting projections, information and calculations with respect to the requirements set forth in clause (v) and (vi) above (all based on projections of the financial performance of the Obligors believed to be fair and reasonable at the time made)).

Permitted Asset Disposition - as long as no Default or Event of Default exists or would result therefrom, and, if so required pursuant to Section 5.2, all Net Proceeds are remitted to Agent for application to the Obligations pursuant to Section 5.5, an Asset Disposition that is (a) a sale of Inventory or Equipment in the Ordinary Course of Business; (b) a disposition of Equipment so long as (x) the Equipment subject to such disposition has a fair market value or book value (whichever is more) of $1,000,000 or less and (y) all Equipment disposed of pursuant to this clause (b) in the aggregate during any Fiscal Year of the Parent has a fair market or book value (whichever is more) of $5,000,000 or less, (c) a disposition of Equipment or Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, (d) the licensing of Intellectual Property to third Persons on reasonable and customary terms in the ordinary course of business consistent with past practice; provided that such licensing does not materially interfere with the business of the Parent or any other Obligor, (e) the sale or other disposition of Cash Equivalents, (f) dispositions of accounts receivable (other than Credit Card Receivables) in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business or in bankruptcy or similar proceedings (it being understood that customary chargebacks and offsets, discounts, allowances and credits by Credit Card Processors made in the ordinary course of business shall not constitute a disposition of a Credit Card Receivable for the purposes of this clause (f)), (g) any Permitted Distribution, (h) any Investment which is not a Restricted Investment, (i) the unwinding of any Hedging Agreements, (j) subleases entered into in the ordinary course of business of any Obligor, (k) the disposition of any Real Estate which, pursuant to Section 7.3, is not required to be subject to a Mortgage hereunder, (l) the disposition of any Real Estate which is subject to a Mortgage hereunder, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Obligors receive, at the consummation of such Asset Disposition, gross proceeds, in cash, from such sale in an amount not less than 70% of the ~~appraised value~~Appraised Value of such Real Estate, as set forth in the most recent appraisal provided to the Agent, (m) reserved, (n) reserved, (o) a Permitted Store Closure, (p) a sale or other disposition of any property in connection with any transaction covered by, but not prohibited by, Section 10.2.23, (q) a disposition of assets acquired in a Permitted Acquisition so long as (i) such disposition is consummated within 180 days after the consummation of such Permitted Acquisition and (ii) such assets do not constitute Inventory or Accounts; (r) an abandonment of Intellectual Property that is obsolete or otherwise uneconomic in the Ordinary Course of Business and (s) a transfer of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement.

Permitted Business - any business conducted or proposed to be conducted by the Parent and the other Obligors on the Closing Date and other businesses reasonably related or ancillary thereto.

Permitted Contingent Obligations - Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $3,000,000 or less at any time.

Permitted Distribution - (a) a dividend by the Parent or redemption or repurchase of equity securities of the Parent so long as (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such Distribution, (ii) Excess Availability on the date of the making of such Distribution on a pro forma basis after giving effect to such Distribution, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such Distribution), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 17.5% of the lesser of (A) the aggregate Commitments as of the date of such Distribution and last day of each fiscal month during such six month period and (B) the Aggregate Borrowing Base as of the date of such Distribution and the last day of each fiscal month during such six month period, (iii) as of the monthly fiscal period most recently then ended, the Consolidated Fixed Charge Coverage Ratio (on a pro forma trailing 12 fiscal month basis, giving effect to the making of such Distribution, and any Borrowings made in connection therewith, determined as though such Distribution and such Borrowings occurred on the first day of the twelve fiscal month period ended prior to such Distribution) is greater than or equal to 1.10 to 1.00; provided that this clause (iii) shall not be applicable in the event that Excess Availability on the date of the making of such Distribution on a pro forma basis after giving effect to such Distribution, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such Distribution), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 35% of the lesser of (x) the aggregate Commitments as of the date of such Distribution and last day of each fiscal month during such six month period and (y) the Aggregate Borrowing Base as of the date of such Distribution and the last day of each fiscal month during such six month period and (iv) the Borrowers shall have provided the Agent with a certificate not less than ten days prior to the making of such Distribution executed by a Senior Officer of the Borrower Agent, evidencing compliance, on a pro forma basis, after giving effect to such Distribution, with the requirements set forth in clauses (i) through (iii) above (which certificate shall attach supporting projections, information and calculations with respect to the requirements set forth in clauses (ii) and (iii) above (all based on projections of the financial performance of the Obligors believed to be fair and reasonable at the time made)), (b) dividends by the Parent or redemptions or repurchases of equity securities of the Parent in an aggregate amount not to exceed (x) $10,000,000 in any Fiscal Year of the Parent or (y) $30,000,000 during the term of this Loan Agreement, (c) the purchase, repurchase, redemption, acquisition or retirement for value of any ~~capital stock~~Capital Stock of the Parent upon the exercise of warrants, options or similar rights if such ~~capital stock~~Capital Stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise; provided that no cash payment in respect of such purchase, repurchase, redemption, acquisition, retirement or exercise shall be made by any Obligor, (d) so long as no Default has occurred and is continuing or would result therefrom, payments to Parent to permit Parent, and which are used by Parent, to redeem ~~equity interests~~Capital Stock of Parent held by any current or former employee, officer, director or consultant of Parent (or any other Obligor) or their respective estates, spouses, former spouses or family members pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired ~~equity interests~~Capital Stock in any Fiscal Year will not exceed $5,000,000, (e) a repurchase of ~~capital stock~~Capital Stock deemed to occur upon the cashless exercise of stock options and warrants, and (f) distributions to Parent to enable Parent to pay, and which are used by Parent to pay, customary and reasonable costs and expenses of an offering of securities of Parent so long as the Parent reimburses the applicable Obligor promptly upon the consummation of such offering.

Permitted Holders - (a) Tim Grumbacher and his immediate family members (as defined by the NASDAQ listing requirements) or the spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship, other legal representative relationship or custodianship for the primary benefit of one or more individuals described in clause (a) above or controlled by one or more individuals described in clause (a) above; (c) a corporation, partnership, limited liability company, foundation, charitable organization or other entity if a majority of the voting power and, if applicable, a majority of the value of the equity ownership of such corporation, partnership, limited liability company, foundation, charitable organization or other entity is directly or indirectly owned by or for the primary benefit of one or more individuals or entities described in clauses (a) or (b) above; (d) a corporation, partnership, limited liability company, foundation, charitable organization or other entity controlled directly or indirectly by one or more individuals or entities described in clauses (a), (b) or (c) above; and (e) any “person” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision) acting on behalf of the Parent as underwriter pursuant to an offering that is temporarily holding securities in connection with such offering.

Permitted Lien - as defined in Section 10.2.2.

Permitted Purchase Money Debt - Purchase Money Debt of Parent and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount does not exceed $30,000,000 at any time.

Permitted Store Closures - the closure or liquidation of a Store by the Borrowers or any Subsidiary; provided that (a) neither the Borrowers nor any of their Subsidiaries shall close or liquidate, as of any date of determination, in any Fiscal Year (x) Stores representing more than 10% of the Fiscal Total Stores for such Fiscal Year (this clause (x) determined by the result of (i) the sum of (A) the number of Stores closed or liquidated during such Fiscal Year, plus (B) the number of Stores that Borrowers or its Subsidiaries intend to close on or about such date of determination during such Fiscal Year, divided by (ii) Fiscal Total Stores for such Fiscal Year) and (y) Stores representing more than 25% of the Total Stores (this clause (y) determined by the result of (i) the sum of (A) the number of Stores closed or liquidated since the Closing Date plus (B) the number of Stores that the Borrowers or its Subsidiaries intend to close on or about such date of determination, divided by (ii) Total Stores) and (b) if the number of Stores that the Borrowers or their Subsidiaries intend to close or liquidate on any date of determination in a Fiscal Year when aggregated with the number of Stores closed or liquidated by the Borrowers or their Subsidiaries prior to such date within the same Fiscal Year exceed twenty (20) Stores, then all such Stores that are being closed or liquidated on such date plus any Stores closed or liquidated on any date thereafter in the same Fiscal Year shall be closed or liquidated by a liquidator or under the supervision of a consultant (such liquidator or consultant shall be reasonably acceptable to the Agent) and pursuant to liquidation or consulting arrangements reasonably acceptable to Agent.  For purposes of this defined term and any other defined term included herein, Store relocations shall be ignored.

Person - any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan - an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the ~~Internal Revenue Code~~IRC and that is either (a) maintained by Parent or Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which Parent or Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pledge Agreement - each pledge agreement pursuant to which an Obligor pledges to Agent, for the benefit of Secured Parties, such Obligor’s ~~equity interests~~Capital Stock, as security for the Obligations.

Post-Closing Agreement - means that certain letter agreement dated as of the Closing Date among Agent and the Obligors setting forth any applicable conditions reasonably required by Agent to be fulfilled by Obligors, as applicable, subsequent to the Closing Date in time periods as set forth therein, as amended, restated, supplemented or otherwise modified from time to time.

Pro Rata - (a) with respect to any Tranche A Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined (i) while the Tranche A Revolver Commitments are outstanding, by dividing the amount of such Tranche A Lender’s Tranche A Revolver Commitment by the aggregate amount of all Tranche A Revolver Commitments; and (ii) at any other time, by dividing the amount of such Tranche A Lender’s Tranche A Revolver Loans and LC Obligations by the aggregate amount of all outstanding Tranche A Revolver Loans and LC Obligations and (b) with respect to any Tranche A-1 Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined ~~(i) while the Tranche A-1 Revolver Commitments are outstanding,~~ by dividing the amount of such Tranche A-1 Lender’s Tranche A-1 Revolver Commitment by the aggregate amount of all Tranche A-1 Revolver Commitments~~; and (ii) at any other time, by dividing the amount of such Tranche A-1 Lender’s Tranche A-1 Revolver Loans by the aggregate amount of all outstanding Tranche A-1 Revolver Loans~~.

Properly Contested - with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not be reasonably expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances - as defined in Section 2.1.5.

Purchase Money Debt - (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; (c) Capital Leases and (d) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien - a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt, and any proceeds thereof, and constituting a Capital Lease, a purchase money security interest under the UCC or a purchase money mortgage.

Qualified ECP Guarantor - shall mean, at any time, each Obligor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

RCRA - the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate - all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient - Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder.

Refinance - in respect of any Debt, to refinance, extend, renew, defease, supplement, restructure, replace or repay such Debt, or to issue other Debt in exchange or replacement for such Debt, in whole or in part, whether with the same or different lenders, arrangers or agents, “Refinanced” and “Refinancing” shall have correlative meanings.

Refinancing Conditions - the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or Refinanced, plus the amount of any premiums required to be paid thereon, accrued interest and reasonable fees and expenses associated therewith; provided that with respect to any extension, renewal or Refinancing of the Senior Note Debt, the principal amount of the Debt under such extension, renewal or Refinancing shall not exceed $600,000,000~~; provided further, that with respect to any extension, renewal or Refinancing of the Mortgage Loan Debt, the principal amount of the Debt under such extension, renewal or Refinancing shall not exceed $260,000,000~~; (b) its stated maturity shall be later than the Debt being Refinanced, extended or renewed; (c) the weighted average life to maturity of such Refinancing Debt is not less than the weighted average life to maturity of the Debt being Refinanced, extended or renewed; (d) the interest rate applicable to such Refinancing Debt (taking account of any original issue discount) is based upon the prevailing market conditions for the type of Refinancing Debt being incurred (taking into account the characteristics of the Obligors at such time), at the time of such Refinancing, extension or renewal; (e) it is subordinated in right of payment to the Obligations at least to the same extent as the Debt being Refinanced, extended or renewed and any Liens securing such Refinancing Debt shall be subordinated to the Liens securing the Obligations at least to the same extent as the Liens securing the Debt being Refinanced, pursuant to an intercreditor or subordination agreement (as applicable) in form and substance reasonably satisfactory to the Agent and the Co-Collateral Agents; (f) the representations, covenants and defaults applicable to such Refinancing Debt are, taken as a whole, substantially consistent with market terms of agreements governing comparable Debt of similar companies at the time of such Refinancing, extension or renewal; (g) no additional Lien is granted to secure it (other than to secure the additional Debt permitted to be incurred pursuant to clause (a) of this definition); provided that with respect to any extension, renewal or Refinancing of the Senior Note Debt, Liens may be granted to the holders thereof so long as such Liens are permitted under Section 10.2.2(s); (h) no additional Obligor is obligated on such Debt; provided that with respect to any extension, renewal or Refinancing of the Senior Note Debt, any Obligor may be obligated in respect thereof; and (i) upon giving effect to such Refinancing Debt, no Default or Event of Default exists; provided, however, that with respect to clauses (d) and (f) above, a certificate of a Senior Officer of the Borrower Agent delivered to the Agent with reasonable prior notice before the incurrence of such Refinancing Debt, together with a reasonably detailed description of the material terms of such Debt or drafts of the documentation relating thereto, stating that the Borrower Agent has determined in good faith that such terms satisfy the requirement under such clauses (d) and (f) shall be conclusive evidence that such terms satisfy such requirements.

Refinancing Debt - Borrowed Money that is the result of an extension, replacement, renewal or Refinancing of Debt permitted under Section 10.2.1 (b), (c), (d), (e), (i), (k), (p), (u) or (v).

Register - as defined in Section 13.2.2.

Reimbursement Date - as defined in Section 2.3.2.

Related Parties - with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates.

Related Real Estate Documents - with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage (or such shorter length of time acceptable to Agent in its reasonable discretion):  (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, rents, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a survey of the Real Estate, containing a metes and bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Required Lenders, and in form and substance satisfactory to Required Lenders; (f) a Phase I (and to the extent appropriate, Phase II) environmental assessment report, prepared by an environmental consulting firm reasonably satisfactory to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to Agent; (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate; and (h) a written opinion of local counsel relating to each Mortgage and with respect to such other matters as Agent may reasonably request, in each case, in form and substance reasonably acceptable to Agent.

Rent and Charges Reserve - the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report - as defined in Section 12.2.3.

Reportable Event - any event set forth in Section 4043(~~b~~c) of ERISA.

Required Lenders - Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) ~~if the Commitments have terminated~~upon the occurrence of the Commitment Termination Date, Loans and LC Obligations in excess of 50% of all outstanding Loans and LC Obligations; provided that the unused Commitments of, and the portion of the Loans and LC Obligations held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Tranche A-1 Lenders - Lenders having Tranche A-1 Revolver Loans in excess of 50% of all outstanding Tranche A-1 Revolver Loans; provided that the portion of the Tranche A-1 Revolver Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A-1 Lenders.

Reserve Percentage - means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, ~~rounded upward to the nearest 1/8th of 1%)~~carried out to five decimal places) in effect on such day, whether or not applicable to ~~member banks~~any Lender, under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency ~~liabilities”).~~Liabilities”).  Adjusted LIBOR for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

Restricted Investment - any Investment by Parent or a Subsidiary, other than (a) (i) Investments in Subsidiaries to the extent existing on the Closing Date and (ii) Investments in any Borrower or Guarantor; (b) Cash Equivalents that are subject to Agent’s Lien and control to the extent required hereunder, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7, (d) investments held by the Obligors comprised of notes payable, or stock or other securities issued by Account Debtors to any Obligor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business consistent with past practice, (e) any Investment made as a result of the receipt of non-cash consideration from an Permitted Asset Disposition, (f) Investments evidenced by Hedging Agreements which are otherwise permitted to be entered into pursuant to Section 10.2.15, (g) stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment, (h) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of any Obligor and endorsements for collection or deposit arising in the ordinary course of business, (i) commission, payroll, travel and similar advances to officers and employees of any Obligor so long as such advances are otherwise permitted under Section 10.2.7, (j) Investments consisting of the licensing or contribution of Intellectual Property in the ordinary course of business, (k) Permitted Acquisitions, (l) Investments described on Schedule 1.1(b) and modifications, extensions or replacements thereof so long as the amount of the original Investment does not increase except by the terms of such Investment or as otherwise permitted hereunder, (m) Investments resulting from deposits referred to herein in Sections 10.2.2(e), (l), (m) and (p), and other deposits made in the ordinary course of business securing obligations or performance under real estate or personal property leases, (n) other Investments (not constituting the acquisition of all or substantially all of the assets of, or the majority of the ~~Equity Interests~~Capital Stock of, or a business line or unit or a division of, any Person) made within 180 days of an equity issuance and made solely with the cash proceeds of such equity issuance in an aggregate amount not to exceed the Available Basket Amount then in effect so long as (i) no Default or Event of Default shall have occurred and be continuing immediately prior to making such Investment and after giving effect thereto and (ii) Excess Availability on the date of the making of such Investment on a pro forma basis after giving effect to such Investment, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such Investment), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 15% of the lesser of (A) the aggregate Commitments as of the date of such Investment and last day of each fiscal month of such six month period and (B) the Aggregate Borrowing Base as of the date of such Investment and the last day of each fiscal month of such six month period and (o) Investments in any Subsidiary that is not an Obligor in an amount not to exceed $1,000,000 at any time outstanding.

Restrictive Agreement - an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

S&P - Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sanction(s) - means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Sarbanes-Oxley - the Sarbanes-Oxley Act of 2002, as amended and in effect.

~~Second Amendment Closing Date - December 12, 2013.~~

Securities Laws - the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

Secured Parties - Agent, Co-Collateral Agents, Issuing Banks, Lenders and providers of Bank Products.

Security Documents - this Loan Agreement, Pledge Agreements, Mortgages, Trademark Security Agreements, the Copyright Security Agreements, the Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Note Debt — (i) the ~~unsecured~~ Debt of Bon-Ton in an aggregate principal amount not to exceed $510,000,000 represented by the Senior Note Debt Documents and (ii) any Refinancing Debt in respect of the Debt described in clause (i) represented by the Senior Note Debt Documents which satisfies the Refinancing Conditions.

Senior Note Debt Documents - the Senior Note Indenture, the ~~10.25%~~ senior notes issued by Bon-Ton in connection therewith, and all other instruments and documents from time to time executed in favor of all or any of the holders of the Senior Note Debt, as any of the same may be amended, restated, supplemented, modified, renewed, replaced or Refinanced in whole or in part from time to time and any other agreement extending the maturity of, consolidating, otherwise renewing, replacing or Refinancing all or any portion of the Senior Note Debt and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Senior Note Debt that may be incurred under the Senior Note Debt Documents, in each case in a manner not inconsistent with the Loan Documents.

Senior Note Indenture -— collectively, (a) the ~~Senior Note~~ Indenture, dated as of ~~March 6, 2006,~~July 9, 2012, by and among Bon-Ton and ~~The Bank of New York, as trustee, as it~~Wells Fargo Bank, National Association, as trustee, and (b) the Indenture, dated as of May 28, 2013, by and among Bon-Ton and Wells Fargo Bank, National Association, as trustee, as each may be amended, restated, supplemented, modified, renewed, replaced or Refinanced in whole or in part from time to time and any other agreement extending the maturity of, consolidating, otherwise renewing, replacing or Refinancing all or any portion of the Debt under the Senior Note Debt Documents or all or any portion of the amounts owed under any other agreement that itself is the Senior Note Indenture hereunder and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Debt under the Senior Note Debt Documents that may be incurred thereunder, in each case in a manner not inconsistent with the Loan Documents.

Senior Note Intercreditor Agreement - that certain Intercreditor Agreement, dated as of July 9, 2012, by and among the Agent, the Obligors from time to time party thereto, and Wells Fargo Bank, National Association, as Notes Agent (as such term is defined therein), as amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

Senior Officer - the chairman of the board, president, chief executive officer, treasurer,  member manager or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report - a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Software - as defined in the UCC.

Solvent - as to any Person, such Person (a) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  For the purposes of this definition, any right of contribution of such Person existing by law, contract or otherwise shall be deemed an asset of such Person.

~~SPE — means, (a) prior to the SPE Joinder Effective Date,  collectively, (i) Bonstores Realty One, LLC, a Delaware limited liability company (“BR1LLC”); (ii) Bonstores Holdings One, LLC, a Delaware limited liability company and the sole member of BR1LLC; (iii) Bonstores Realty Two, LLC, a Delaware limited liability company (“BR2LLC”); (iv) Bonstores Holdings Two, LLC, a Delaware limited liability company and the sole member of BR2LLC, and (b) after the SPE Joinder Effective Date, none (it being understood that there shall be no SPEs after the SPE Joinder Effective Date).~~

Specified Event of Default - the occurrence of any Event of Default specified in the following Sections: (a) Section 11.1(a); (b) Section 11.1(b); (c) Section 11.1(c) but only with respect to: (i) Sections 7.2.1 and 8.2.3; (ii) Section 8.1; (iii) Section 10.1.1; (iv) Sections 10.1.2(a) through (f); (v) Section 10.2; and (vi) Section 10.3; (d) Section 11.1(d), but only with respect to: (i) Sections 8.2.4 and 8.5; (ii) Section 8.6; and (iii) Sections 10.1.2(g) through (m); and (e) Sections 11.1(h) and (k).

Specified ~~Loan Party~~Obligor - means any Obligor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.20).

~~SPE Joinder Effective Date - means the date that (i) each of BR1LLC and BR2LLC shall have joined this Agreement as a Borrower and (ii) each of Bonstores Holdings One, LLC, a Delaware limited liability company and Bonstores Holdings Two, LLC, a Delaware limited liability company shall have joined this Agreement as a Guarantor, in each case by executing a joinder agreement substantially in the form of Exhibit H; provided that the Mortgage Loan Debt shall be discharged, and all Liens in respect thereof released, pursuant to payoff arrangements reasonably satisfactory to Agent prior to or substantially concurrently with the joinder of the SPEs as Borrowers or Guarantors, as applicable, hereunder.~~

~~SPE Real Estate Effective Date - means each date on which (a) Agent shall have received (i) an SPE Real Estate Election and (ii) a Borrowing Base Certificate reflecting a calculation of Eligible Real Estate for purposes of determining the Tranche A Real Estate Availability Amount~~

~~and the Tranche A-1 Real Estate Amount, and (b) each of the eligibility criteria set forth in the definition of “Eligible Real Estate” shall be satisfied with respect to the Real Estate owned by the SPEs that is the subject of the applicable SPE Real Estate Election.~~

~~SPE Real Estate Election - means an election of the Borrowers, at any time on or after the SPE Joinder Effective Date, to have any Real Estate owned by BR1LLC or BR2LLC as of the Third Amendment Closing Date included in the determination of Eligible Real Estate, as set forth in a written notice of Borrower Agent addressed to Agent, in form and substance reasonably satisfactory to Agent.~~

Statutory Reserves - the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D).

Store - any retail department store operated by the Parent or any of its Subsidiaries.

Subsidiary - any entity at least 50% of whose voting securities or ~~Equity Interests~~Capital Stock is owned by any Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or ~~Equity Interests~~Capital Stock).

Supermajority Lenders - Lenders (subject to Section 4.2) having (a) Commitments in excess of 75% of the aggregate Commitments; and (b) ~~if the Commitments have terminated~~upon the occurrence of the Commitment Termination Date, Loans and LC Obligations in excess of 75% of all outstanding Loans and LC Obligations; provided that the unused Commitments of, and the portion of the Loans and LC Obligations held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

Supermajority Required Tranche A-1 Lenders - Lenders having Tranche A-1 Revolver Loans in excess of 75% of all outstanding Tranche A-1 Revolver Loans; provided that the portion of the Tranche A-1 Revolver Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Required Tranche A-1 Lenders.

Supporting Obligation - as defined in the UCC.

Swap Obligations - means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan - any Borrowing of Base Rate Tranche A Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Syndication Agent — as defined in the Preamble.

Taxes - ~~any~~all present or future taxes, levies, imposts, duties, ~~fees, assessments,~~ deductions, withholdings (including backup withholding), assessments, fees or other charges ~~of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes~~ imposed by any Governmental Authority, ~~and all~~including any interest, additions to tax or penalties ~~and similar liabilities relating~~applicable thereto.

Termination Date - ~~The~~(a) with respect to the Tranche A Revolver Commitments, the date that is the earlier to occur of (~~a~~i) December 12, 2018 and (~~b~~ii) the date that is sixty (60) days prior to the earliest of the maturity date of (x) any Senior Note Debt (unless there is less than $60 million in aggregate principal of Senior Note Debt (exclusive of Senior Note Debt with a stated maturity later than sixty (60) days after the date in clause (a)(i)) outstanding, in which case this clause (x) shall not apply) and (y) the Junior Debt (if incurred) and (b) with respect to the Tranche A-1 Revolver Loans, the earlier to occur of (i) the date provided in the immediately preceding clause (a) as in effect from time to time and (ii) March 15, 2021; provided that, in each case, if such date is not a Business Day, the applicable Termination Date shall be the immediately preceding Business Day.

Third Amendment Closing Date - January 15, 2016.

Total Stores - as to any date of determination, an amount equal to the sum of (x) the aggregate number of Stores open on the Closing Date plus (y) the aggregate number of Stores acquired or opened through such date of determination.

Trademark Security Agreements - each trademark collateral security and pledge agreement or other trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Tranche A Borrowing Base - on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Tranche A Revolver Commitments on such date and (b) the sum of (i) the Tranche A Inventory Formula Amount on such date, plus (ii) the Tranche A Real Estate Availability Amount on such date, plus (iii) Tranche A Credit Card Receivables Amount on such date, plus (iv) the Tranche A Check Receivables Amount on such date, minus (v) the Availability Reserve on such date.  Notwithstanding the foregoing, in no event shall the Tranche A Real Estate Availability Amount included in the Tranche A Borrowing Base exceed 20% of the Tranche A Borrowing Base.

Tranche A Check Receivables Amount - means, on any date, an amount equal to 90% of the book value of Eligible Check Receivables on such date.

Tranche A Credit Card Receivables Amount — on any date of determination, 90% of the book value of Eligible Credit Card Accounts on such date.

~~Tranche A Excess Availability - determined as of any date, the amount that Borrowers are entitled to borrow as Tranche A Revolver Loans, being the Tranche A Borrowing Base on such date minus the sum of (a) the outstanding principal balance of all Tranche A Revolver Loans on such date plus (b) the outstanding amount of LC Obligations on such date.~~

Tranche A Inventory Formula Amount — on any date of determination, 85% of the NRV Percentage of the Value of Eligible Inventory on such date.

Tranche A Lenders — the Lenders indicated on Schedule 1.1(a) as Lenders of Tranche A Revolver Loans, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Tranche A Lender” pursuant to an Assignment and Assumption Agreement.

Tranche A Overadvance - as defined in Section 2.1.4.

Tranche A Real Estate Amount - at any date of determination, 50% of the Appraised Value of Eligible Real Estate on such date.

Tranche A Real Estate Availability Amount - on any date of determination, the lesser of

(x) $100,000,000 minus the Tranche A-1 Real Estate Amount (or, for the avoidance of doubt, any portion thereof) utilized in the calculation of the Tranche A-1 Borrowing Base on such date and (y) the Tranche A Real Estate Amount on such date.

Tranche A Revolver Commitment - for any Tranche A Lender, its obligation to make Tranche A Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party.  ~~“Tranche A Revolver Commitments” means the aggregate amount of such commitments of all Lenders.  On~~On and as of the Fourth Amendment Closing Date, the aggregate Tranche A Revolver Commitments are $~~575,000,000.~~730,000,000.

Tranche A Revolver Loan — (a) a Loan made pursuant to Section 2.1.1(a), (b) any Swingline Loan, (c) any Overadvance Loan deemed by Agent to be a Tranche A Revolver Loan or (d) any Protective Advance deemed by Agent to be a Tranche A Revolver Loan.

Tranche A Revolver Note - a promissory note to be executed by Borrowers in favor of a Tranche A Lender in the form of Exhibit A, which ~~shall be in the amount of such Lender’s Tranche A Revolver Commitment and~~ shall evidence the Tranche A Revolver Loans made by such Lender.

Tranche A-1 Borrowing Base - on any date of determination, an amount equal to the lesser of (a) the aggregate amount of the Tranche A-1 Revolver Commitments on such date and (b) the sum of (i) the Tranche A-1 Inventory Formula Amount on such date, plus (ii) the Tranche A-1 Real Estate Amount on such date, plus (iii) the Tranche A-1 Credit Card Receivables Amount on such date, plus (iv) the Tranche A-1 Check Receivables Amount on such date, minus (v) the Availability Reserve on such date (to the extent not already deducted in the Tranche A Borrowing Base).  Notwithstanding the foregoing, in no event shall the Tranche A-1 Real Estate Amount included in the Tranche A-1 Borrowing Base exceed 20% of the Tranche A-1 Borrowing Base.

Tranche A-1 Check Receivables Amount - on any date of determination, 5% of the book value of Eligible Check Receivables on such date.

Tranche A-1 Credit Card Receivables Amount - on any date of determination, 5% of the book value of Eligible Credit Card Accounts on such date.

Tranche A-1 ~~Excess Availability - determined as of any date, the amount that Borrowers are entitled to borrow as Tranche A-1 Revolver Loans, being the Tranche A-1 Borrowing Base on such date minus the outstanding principal balance of all Tranche A-1 Revolver Loans on such date.~~Documentation Agent — Crystal Financial LLC, in its capacity as Documentation Agent for the Tranche A-1 Facility, together with its successors and assigns in such capacity.

Tranche A-1 Inventory Formula Amount — on any date of determination, ~~the Tranche A-1 Inventory Advance Percentage~~20% of the NRV Percentage of the Value of Eligible Inventory on such date.

~~Tranche A-1 Inventory Advance Percentage - (a) at all times prior to December 31, 2014, 15%, (b) from and after December 31, 2014 through and including December 30, 2015, 12.50%, and (c) from and after December 31, 2015 and at all times thereafter, 10.00%.  If any date on which the Tranche A-1 Inventory Advance Percentage is to be adjusted is not a Business Day, then the Tranche A-1 Inventory Advance Percentage shall be adjusted on the Business Day next succeeding such day.~~

Tranche A-1 Lenders — the Lenders indicated on Schedule 1.1(a) as Lenders of Tranche A-1 Revolver Loans and any other Person who hereafter becomes a “Tranche A-1 Lender” pursuant to an Assignment and Assumption Agreement.

Tranche A-1 ~~Overadvance - as defined in Section 2.1.4.~~Prepayment Premium - in connection with any Tranche A-1 Prepayment Premium Trigger Event, (a) if such Tranche A-1 Prepayment Premium Trigger Event occurs on or prior to the first year anniversary of the Fourth Amendment Closing Date, two percent (2%) of the amount of Tranche A-1 Revolver Loans prepaid or deemed to be prepaid in connection therewith, (b) if such Tranche A-1 Prepayment Premium Trigger Event occurs after the first anniversary of the Fourth Amendment Closing Date but on or prior to the second anniversary of the Fourth Amendment Closing Date, one percent (1%) of the amount of Tranche A-1 Revolver Loans prepaid or deemed to be prepaid in connection therewith, and (c) thereafter, zero percent (0%).

Tranche A-1 Prepayment Premium Trigger Event - the occurrence of any of the following:

(a)           any prepayment of all or any portion of the Tranche A-1 Revolver Loans for any reason (including, without limitation, any voluntary prepayment, mandatory prepayment or refinancing thereof), whether before or after (i) the occurrence of any Event of Default or (ii) the commencement of any Insolvency Proceeding;

(b)           the acceleration of the Tranche A-1 Revolver Loans for any reason, including, without limitation, acceleration in accordance with Section 11.2, and including, without limitation, as a result of the commencement of an Insolvency Proceeding;

(c)           the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of the Tranche A-1 Revolver Loans in any Insolvency Proceeding or the making of a distribution of any kind in any Insolvency Proceeding to the Agent, for the account of the Tranche A-1 Lenders in full or partial satisfaction of the Tranche A-1 Revolver Loans; or

(d)           the termination of this Loan Agreement for any reason.

If any Tranche A-1 Prepayment Premium Trigger Event described in the foregoing clauses (b) through (d) occurs, then, solely for purposes of calculating the Tranche A-1 Prepayment Premium due and payable in connection therewith, the entire outstanding principal amount of the Tranche A-1 Revolver Loans shall be deemed to have been prepaid on the date on which such Tranche A-1 Prepayment Premium Trigger Event occurs.

Tranche A-1 Real Estate Amount - at any date of determination, 10% of the Appraised Value of Eligible Real Estate on such date.

Tranche A-1 Revolver Commitment ~~- for any Lender, its~~— for any Tranche A-1 Lender, (a) on the Fourth Amendment Closing Date and prior to the Borrowing of Tranche A-1 Revolver Loans on such date, such Tranche A-1 Lender’s obligation to make Tranche A-1 Revolver Loans on such date up to the maximum principal amount shown on Schedule 1.1(a), ~~or as specified hereafter in the most recent Assignment and Assumption Agreement to which it is a party.  “Tranche A-1 Revolver Commitments” means~~and (b) on and after the Fourth Amendment Closing Date and following the Borrowing of Tranche A-1 Revolver Loans on such date, the aggregate principal amount of ~~such commitments of all Lenders~~Tranche A-1 Revolver Loans held by such Tranche A-1 Lender.  On and as of the Fourth Amendment Closing Date, the aggregate Tranche A-1 Revolver Commitments are $~~100,000,000.~~150,000,000.

Tranche A-1 Revolver Loan - ~~(a)~~ a Loan made pursuant to Section 2.1.1(b)~~, (b) any Overadvance Loan deemed by Agent to be a Tranche A-1 Revolver Loan or (c) any Protective~~

~~Advance deemed by Agent to be Tranche A-1 Revolver Loan~~.

Tranche A-1 Revolver Note - a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit B, which ~~shall be in the amount of such Lender’s Tranche A-1 Revolver Commitment and~~ shall evidence the Tranche A-1 Revolver Loans made by such Lender.

Tranche A-1 Utilization Amount — on any date of determination, the greater of (a) $0 and (b) the amount, if any, by which the aggregate outstanding principal amount of all Tranche A-1 Revolver Loans exceeds the Tranche A-1 Borrowing Base.

Transferee - any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Event - any date on which (a) a Specified Event of Default occurs or (b) an Excess Availability Trigger Event occurs.

Trigger Event Period - any period (a) commencing upon the occurrence of a Trigger Event and (ii) ending on a Trigger Event Termination Date.

Trigger Event Termination Date - any date during a Trigger Event Period on which (a) with respect to a Trigger Event resulting from the occurrence of a Specified Event of Default, all Events of Default have been waived or remedied in accordance with the terms of the Loan Documents or (b) with respect to an Excess Availability Trigger Event, Excess Availability for a period of sixty (60) consecutive calendar days exceeds 12.5% of the lesser of (x) the aggregate Commitments then in effect and (y) the Aggregate Borrowing Base then in effect; provided, however, that in no event shall a Trigger Event Termination Date be deemed to have occurred (and a Trigger Event Period may not end) more than two (2) times during any period of twelve (12) consecutive months.

Type - any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC - the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

UCP - with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

Unused Line Fee Rate - for any Fiscal Quarter, 0.25% per annum.

Upstream Payment - a Distribution by a Subsidiary or any Obligor to any Obligor.

U.S. Person - any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

U.S. Tax Compliance Certificate - has the meaning specified in Section 5.8.5(b)(ii)(3).

Value - for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis.

Voting Stock - of any Person as of any date means the ~~capital stock~~Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Wells Fargo - Wells Fargo ~~Capital Finance, LLC~~Bank, National Association.

Write-Down and Conversion Powers - means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.         Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent and Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner that preserves the original intent thereof in light of such change in GAAP. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Closing Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or definition contained in this Loan Agreement or any other Loan Document.  In addition, notwithstanding any changes in GAAP after the Closing Date, any operating lease of the Borrowers or their Subsidiaries shall not constitute Debt or a Capital Lease under this Loan Agreement or any other Loan Document.

1.3.         Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Loan Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) [reserved]; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars.  Tranche A Borrowing Base ~~and~~, Tranche A-1 Borrowing Base and Tranche A-1 Utilization Amount calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer of a Borrower.

1.4.         Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5.         Certifications.  All certifications and other statements made by any officer, director or employee of an Obligor pursuant to any Loan Document are and will be made on the behalf of such Obligor and not in such officer’s, director’s or employee’s individual capacity.

1.6.         Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBOR” or with respect to any comparable or successor rate thereto.

1.7.         Borrowing Notices (CashPro).  The parties agree that any Notice of Borrowing, Notice of Conversion/Continuation, and notice of a Swingline Loan borrowing, shall be made on Borrower Agent’s irrevocable notice, which may be given by (A) telephonic or other e-mailed, electronic or internet-based means in form, in each case, acceptable to the Agent and the Borrower Agent, or (B) a written notice; provided that any telephonic notice must be confirmed promptly by delivery to Agent of a written notice executed by a Senior Officer or any other officer or employee of the applicable Obligor so designated by any Senior Officer in a notice to Agent or any other officer or employee of the applicable Obligor designated in or pursuant to an agreement between the applicable Obligor and Agent.  Any document delivered hereunder that is signed by a Senior Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Senior Officer shall be conclusively presumed to have acted on behalf of such Obligor.

SECTION 2.        CREDIT FACILITIES

2.1.         Commitment.

2.1.1.      Loans.  (a)             Tranche A Revolver Loans.  Each Tranche A Lender agrees, severally on a Pro Rata basis up to its Tranche A Revolver Commitment, on the terms set forth herein, to make Tranche A Revolver Loans to Borrowers from time to time through the Commitment Termination Date.  The Tranche A Revolver Loans may be repaid and reborrowed as provided herein.  ~~The Borrowers shall not request, and the Tranche A Lenders shall not advance any Tranche A Revolver Loans (other than (i) Swingline Loans as provided in Section 4.1.3 and (ii) Tranche A Revolver Loans used to reimburse a draw on a Letter of Credit as provided in Section 2.3.2) at any time when there exists any Tranche A-1 Excess Availability.~~  Other than as set forth in Section 2.1.4 and in Section 2.1.5, the Tranche A Lenders shall not have any obligation to honor a request for a Tranche A Revolver Loan if (i) the unpaid balance of Tranche A Revolver Loans outstanding at such time and the aggregate amount of all LC Obligations outstanding at such time (including the requested Tranche A Revolver Loan) would exceed the result of (A) the Tranche A Borrowing Base at such time minus (B) the Tranche A-1 Utilization Amount or (ii) the unpaid balance of all Tranche A Revolver Loans and the aggregate amount of all LC Obligations outstanding at such time (including the requested Loan) would exceed ~~Excess Availability~~the aggregate Tranche A Revolver Commitments at such time.

(b)           Tranche A-1 Revolver Loans.  Each Tranche A-1 Lender agrees, severally ~~on a Pro Rata basis up~~in an amount equal to its Tranche A-1 Revolver Commitment, on the terms set forth herein and in the Fourth Amendment, to make Tranche A-1 Revolver Loans to Borrowers ~~from time to time through the Commitment Termination~~on the Fourth Amendment Closing Date.  The Tranche A-1 Revolver Loans that are repaid or prepaid may not be ~~repaid and reborrowed as provided herein.  In no event shall the Tranche A-1 Lenders have any obligation to honor a request for a Tranche A-1 Revolver Loan if (i) the unpaid balance of Tranche A-1 Revolver Loans outstanding at such time (including the requested Tranche A-1 Revolver Loan) would exceed the Tranche A-1 Borrowing Base at such time or (ii) the unpaid balance of all Loans outstanding and the aggregate amount of all LC Obligations outstanding at such time (including the requested Loan) would exceed Excess Availability at such time.  The credit facility provided under the~~

~~Tranche A-1 Revolver Commitments hereunder is funded on a first-in basis and repaid on a last-out basis, all as provided herein~~reborrowed.

(c)           Tranche A Borrowing Base, Tranche A-1 Borrowing Base, and Tranche A-1 ~~Borrowing Base~~Utilization Amount.  The Tranche A Borrowing Base, the Tranche A-1 Borrowing Base and the Tranche A-1 ~~Borrowing Base~~Utilization Amount shall be determined from time to time by Agent by reference to the most recent Borrowing Base Certificate delivered by the Borrowers.  The Agent may from time to time establish and modify the Availability Reserve.

2.1.2.      Evidence of Debt; Notes.  The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  At the request of any Lender, Borrowers shall deliver a Tranche A Revolver Note and/or a Tranche A-1 Revolver Note, as applicable, to such Lender.

2.1.3.      Use of Proceeds.  The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt and other obligations under the Existing Credit Agreement and the related documents; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Loan Agreement; and (d) for working capital and other lawful general corporate purposes of the Obligors and their Subsidiaries, which purposes shall include, without limitation, the making of loans to Affiliates of the Borrowers, capital expenditures, acquisitions and distributions, so long as each of the foregoing does not violate the terms of this Loan Agreement.  Notwithstanding the foregoing, the proceeds of the Tranche A-1 Revolver Loans made on the Fourth Amendment Closing Date shall be used solely to repay or retire all or a portion of Bon-Ton’s existing Senior Note Debt consisting of 10.625% senior notes due in 2017, to repay outstanding Tranche A Revolver Loans, and to pay any fees and expenses incurred in connection with the foregoing.

2.1.4.      Overadvances.  If the aggregate Tranche A Revolver Loans and LC Obligations exceed the result of (a) the Tranche A Borrowing Base minus (b) the Tranche A-1 Utilization Amount (“Tranche A Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent or the Required Lenders, but all such Tranche A Revolver Loans and LC Obligations ~~shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  If the aggregate Tranche A-1 Revolver Loans exceed the Tranche A-1 Borrowing Base (“Tranche A-1 Overadvance”) at any time, the excess amount shall be, so long as there are no Tranche A Revolver Loans and no Letters of Credit outstanding, payable by Borrowers on demand by Agent or the Required Lenders, but all such Loans~~ shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by Required Lenders, Agent may require the Tranche A Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure a Tranche A Overadvance so long as, at the time of the making of a Tranche A Overadvance (a) Overadvance Loans have not been outstanding for more than ninety (90) total days in the preceding 365 day period and (b) the aggregate amount of all Overadvance Loans and Protective Advances are not known by Agent to exceed 5% of the Aggregate Borrowing Base at such time.  In no event shall Overadvance Loans be required that would cause ~~(x)~~ the outstanding Tranche A Revolver Loans and LC Obligations to exceed the aggregate ~~Commitments at such time or (y) the outstanding Tranche A Revolver Loans and LC Obligations to exceed the~~ Tranche A Revolver Commitments at such time.  Any funding of an Overadvance Loan or sufferance of a Tranche A Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  Overadvance Loans consisting of Loans shall be funded as Base Rate Tranche A Revolver Loans.  In no event shall any Borrower or other

Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.  Each Tranche A Lender shall participate in each Overadvance Loan on a Pro Rata basis.

2.1.5.      Protective Advances.  Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6.2 are not satisfied to make Tranche A Revolver Loans (“Protective Advances”) (so long as at the time of the making of any Protective Advance, Protective Advances which constitute Overadvance Loans have not been outstanding for more than ninety (90) total days in the preceding 365 day period) up to an aggregate amount equal to (i) 5% of the Aggregate Borrowing Base at such time minus (ii) the aggregate outstanding principal amount of all Overadvance Loans at such time, if Agent deems such Loans necessary or desirable to (a) preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations; or (b) pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses.  Protective Advances shall be funded as Base Rate Tranche A Revolver Loans.  Each Tranche A Lender shall participate in each Protective Advance on a Pro Rata basis.  In no event shall Protective Advances be made where the making of such Protective Advances would cause ~~(x) the outstanding Loans and LC Obligations to exceed the aggregate Commitments at such time or (y)~~ the outstanding Tranche A Revolver Loans and LC Obligations at such time to exceed the Tranche A Revolver Commitments then in effect.

~~2.2.         Voluntary Reduction or Termination of Commitments.~~

~~2.2.1.      Voluntary Reduction or Termination of Tranche A Revolver Commitments.(a)~~

2.2.         Voluntary Termination or Reduction of Tranche A Revolver Commitments.

2.2.1.      Termination of Tranche A Revolver Commitments.  The Tranche A Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Loan Agreement.  Upon at least five (5) Business Days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Tranche A Revolver Commitments.  Any notice of termination given by Borrowers shall be irrevocable unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied.  On the termination date specified in such notice of termination, Borrowers shall make payment in full, in cash, of Tranche A Revolver Loans and all interest thereon and all Obligations due and owing to the Agent or any Tranche A Lender, in its capacity as a Tranche A Lender.

2.2.2.      ~~(b)~~ Reduction of Tranche A Revolver Commitments.  Borrowers may permanently reduce the Tranche A Revolver Commitments, on a Pro Rata basis for each Tranche A Lender, from time to time upon written notice to Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied and shall be given at least five (5) Business Days prior to the requested reduction date.  Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.  In connection with any reduction of the Tranche A Revolver Commitments, the Borrowers shall prepay the Tranche A Revolver Loans and Cash Collateralize Letters of Credit in an amount sufficient to cause the outstanding Tranche A Revolver Loans and Letters of Credit to not exceed the Tranche A Revolver Commitments then in effect.

~~2.2.2.      Voluntary Reduction or Termination of Tranche A-1 Revolver Commitments.~~

~~(a)           The Tranche A-1 Revolver Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Loan Agreement.  Upon at least five (5) Business Days~~

~~prior written notice to Agent, Borrowers may, at their option, terminate the Tranche A-1 Revolver Commitments so long as the Borrower Agent has (i) certified in writing (pursuant to a certificate signed on its behalf by a Senior Officer) that there are no Tranche A Revolver Loans or LC Obligations outstanding as of the date of such termination, (ii) certified in writing that Tranche A Excess Availability as of the date of such termination is greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the date of such termination, (iii) certified in writing that no Default or Event of Default exists or would result from such termination and (iv) has provided Agent with a Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, demonstrating that average Tranche A Excess Availability for the twelve-month period following such termination, calculated on a pro forma basis after giving effect to such termination and determined as of the last day of each fiscal month during such twelve-month period, will be greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the last day of each fiscal month during such twelve-month period.  Any notice of termination given by Borrowers shall be irrevocable unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied.  On the termination date specified in such notice of termination, Borrowers shall make payment in full, in cash of Tranche A-1 Revolver Loans and all interest thereon and all Obligations due and owing to the Agent or any Tranche A-1 Lender, in its capacity as a Tranche A-1 Lender.~~

~~(b)           Borrowers may permanently reduce the Tranche A-1 Revolver Commitments, on a Pro Rata basis for each Tranche A-1 Lender, upon at least five (5) Business Days prior written notice to Agent, so long as a Senior Officer of the Borrower Agent has (i) certified in writing that there are no Tranche A Revolver Loans or LC Obligations outstanding as of the date of such reduction, (ii) certified in writing that Tranche A Excess Availability as of the date of such reduction is greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the date of such reduction, (iii) certified in writing that no Default or Event of Default exists or would result from such reduction and (iv) has provided Agent with a Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, demonstrating that average Tranche A Excess Availability for the twelve-month period following such reduction, calculated on a pro forma basis after giving effect to such reduction and determined as of the last day of each fiscal month during such twelve-month period, will be greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the last day of each fiscal month during such twelve-month period.  Any such notice of reduction shall specify the amount of the reduction, shall be irrevocable once given unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied, shall be given at least five Business Days prior to the requested reduction date.  Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.  In connection with any reduction of the Tranche A-1 Revolver Commitments, the Borrowers shall prepay the Tranche A-1 Revolver Loans in an amount sufficient to cause the outstanding Tranche A-1 Revolver Loans to not exceed the Tranche A-1 Revolver Commitments then in effect.~~

2.3.         Letter of Credit Facility.

2.3.1.      Issuance of Letters of Credit.  Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, to issue or cause the issuance of Letters of Credit from time to time until ~~five (5) Business Days prior to~~Letter of Credit Expiration Date (or until the Termination Date ~~(or until the date of termination of the Tranche A Revolver Commitments~~, if earlier), on the terms set forth herein, including the following:

(a)           Each Borrower acknowledges that Issuing Bank’s willingness to issue or cause the issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application not later than 11:00 a.m. at least three Business Days prior to the requested date of issuance; and (ii) each

LC Condition is satisfied.  If Issuing Bank receives written notice from a Tranche A Lender at least one Business Day before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such LC Condition is satisfied or until Required Lenders have waived such condition in accordance with this Loan Agreement.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.  No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (iii) any Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank with the Borrowers or such Defaulting Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender.

(b)           Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)           Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC

Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

(e)           Agent shall have no obligation to approve any request for a commercial Letter of Credit for the purchase of finished goods unless each of the following documents are required as conditions to any draw thereon, and for such commercial Letter of Credit to constitute an Eligible Trade L/C, such documents being in the possession of Agent (either directly or through its agent) must be conditions to any draw thereon (except that Agent may waive any one or more of the following conditions):

(i)            the original Eligible Trade L/C, if only one draw is permitted thereunder or if multiple draws are permitted and the subject draw is the final draw thereunder;

(ii)           an inspection certificate in form reasonably acceptable to Agent, in its discretion, executed by a Borrower’s employee or agent at the point of origin of the finished goods;

(iii)          a commercial invoice with respect to the purchase order(s) against which such finished goods are being delivered and a packaging list with respect to such goods;

(iv)          a non-negotiable ocean bill of lading, freight forwarders cargo receipt, a house bill of lading or a copy of an airway bill of lading issued by an Approved Shipper with respect to the finished goods being shipped and providing for the delivery thereof to a Borrower; and

(v)           a certificate of origin or other documents of title with respect to such Inventory.

(f)                                            ~~(f)~~            The parties hereto agree that each outstanding letter of credit described on Schedule 2.3.2 shall be deemed to be a Letter of Credit issued pursuant to this Loan Agreement.

(g)                                           ~~(g)~~           Promptly after receipt of any LC Application, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such LC Application from the Borrowers and, if not, the Issuing Bank will, upon the request of the Agent, provide the Agent with a copy thereof.  Subject to the requirements of subsection (j) below, unless the Issuing Bank has received written notice from any Lender, the Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 6 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers.

(h)                                           ~~(h)~~           The obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each borrowing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Loan Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Loan Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Loan Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(i)                                            ~~(i)~~            The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Issuing Bank.  The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(j)                                            ~~(j)~~            Each Issuing Bank shall, before the issuance of any Letter of Credit, notify the Agent in writing of the issuance of each Letter of Credit hereunder and, upon the request of the Agent, provide Agent with a copy of any such Letter of Credit (it being understood that such Issuing Bank may update Agent one time during a Business Day with respect to all relevant Letters of Credit).  A failure of any Issuing Bank (other than Bank of America) to comply with the requirements of this clause (j) in respect any Letter of Credit may, as determined by the Agent in its sole discretion, cause the LC Obligations in respect of such Letter of Credit to be excluded from the Obligations.

2.3.2.      Reimbursement; Participations.

(a)           If Issuing Bank honors any request for payment under a Letter of Credit or, if applicable a LC Guaranty with respect to a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit or, if applicable, under a LC Guaranty with respect to such Letter of Credit, together with interest at the interest rate for Base Rate Tranche A Revolver Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit or LC Guaranty shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Tranche A Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Tranche A Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Tranche A Commitments have terminated, a Tranche A Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)           Upon issuance of a Letter of Credit, each Tranche A Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit or a LC Guaranty and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Tranche A Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, such Tranche A Lender’s Pro Rata share of such payment.  Upon request by a Tranche A Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)           The obligation of each Tranche A Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit or LC Guaranty shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Loan Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)           If any Lender fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3 by the time specified in this Section 2.3, the Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s required payment by such Lender pursuant to the foregoing provisions of this Section 2.3.  A certificate of the Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.3 shall be conclusive absent manifest error.

(e)           No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3.      Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that ~~Tranche A~~ Excess Availability is less than zero, (c) after the date on which the Tranche A Revolver Commitment has been terminated, or (d) ~~within five Business Days prior to the Termination~~after the Letter of Credit Expiration Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, pay to Issuing Bank the amount of all outstanding LC Obligations and Cash Collateralize or backstop in a manner agreed to by the Borrower Agent and the Issuing Bank, all outstanding Letters of Credit.  If Borrowers fail to Cash Collateralize or backstop outstanding Letters of Credit as required herein, Tranche A Lenders may (and shall upon direction of Agent) advance, as Base Rate Tranche A Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, any Tranche A ~~Overadvance or Tranche A-1~~ Overadvance exists, or the conditions in Section 6 are satisfied).  At any time that there shall exist a Defaulting Lender, promptly upon the reasonable request of the Agent (including with respect to Swingline Loans) or the Issuing Bank, the Borrowers shall deliver to the Agent from time to time Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 4.2 and any Cash Collateral provided by the Defaulting Lender).  Cash Collateral provided in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.  Each Borrower, and to the extent provided by any Defaulting Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied.

2.3.4.      Role of Issuing Bank.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or document in connection therewith.  None of the Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3.1(h); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank’s bad faith, willful misconduct or gross negligence or the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

2.3.5.      Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued~~,~~(i) the rules of the ISP shall apply to each standby Letter ~~of Credit~~ of Credit, and (ii) the rules of the UCP shall apply to each documentary Letter of Credit.  Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrowers for, and the Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Loan Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade — International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

2.4.         Increase in Tranche A Revolver Commitments.

2.4.1.      Request for Increase, Etc.  Provided no Default or Event of Default has occurred and is continuing, upon notice to the Agent (which shall promptly notify the Lenders or such subset of Lenders as requested by the Borrower Agent), the Borrower Agent may, not more than two (2) times in any calendar year, request an increase in the Tranche A Revolver Commitments; provided that in no event shall the aggregate Tranche A Revolver Commitments (after giving effect to all requested increases therein) exceed $800,000,000.  Any such increase in the Tranche A Revolver Commitments may be provided by, at the election of the Borrower Agent, any Lender willing to participate in such increase or, subject to the approval of the Agent, Eligible Assignees designated by the Borrower Agent that are willing to participate in such increase (each, an “Increasing Lender”) who shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, pursuant to which such Eligible Assignees shall become a party to this Loan Agreement.  Any increase in the Tranche A Revolver Commitments shall be in a minimum amount of $25,000,000 and shall be on the same terms and conditions as this Loan Agreement and the other Loan Documents (except with respect to any fees that may be agreed among the Borrowers, MLPFS, the Agent and any Lender or Increasing Lender participating in connection with such increase, which amounts shall not be subject to any “pro rata sharing” provisions hereof).  The Borrower Agent shall determine (A) the final allocation of such increase among Increasing Lenders and Schedule 1.1(a) attached hereto shall be automatically updated to reflect the same and (B) the effective date (the “Increase Effective Date”) of any such increase.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Tranche A Revolver Commitment hereunder.

2.4.2.      Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower Agent shall deliver to the Agent a certificate of each Obligor dated as of the Increase Effective Date signed by a Senior Officer of such Obligor (i) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.4, the representations and warranties contained in Section 9.1.8 shall be deemed to refer to the most recent financial statements furnished to the Agent under this Loan Agreement, and (B) no Default or Event of Default has occurred and is continuing.  The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Tranche A Revolver Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Tranche A Revolver Commitments under this Section 2.4.

SECTION 3.        INTEREST, FEES AND CHARGES

3.1.         Interest.

3.1.1.      Rates and Payment of Interest.

(a)           The Obligations shall bear interest (i) if a Base Rate Tranche A Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A Revolver Loans; (ii) if a Base Rate Tranche A-1 Revolver Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans; (iii) if a LIBOR Tranche A Revolver Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Tranche A Revolver Loans; and (iv) if a LIBOR Tranche A-1 Revolver Loan, at Adjusted LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Tranche A-1 Revolver Loans~~; and (v) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans~~.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.  Notwithstanding the foregoing, if the Agent cannot determine or use Adjusted LIBOR as provided in Sections 3.1.4, 3.5 or 3.6, Obligations in respect of all Tranche A-1 Revolver Loans shall accrue interest at a rate per annum equal to the Base Rate (determined without reference to the Adjusted LIBOR component of the Base Rate), plus the Applicable Margin for Base Rate Tranche A-1 Revolver Loans.

(b)           During the occurrence and continuance of any Event of Default, at the election of the Agent or the Required Lenders, Obligations shall bear interest at the Default Rate.  Each Borrower acknowledges that the cost, expense and risk to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost, expense and risk.

(c)           Interest accrued on the Loans shall be due and payable in arrears, (i) with respect to each Base Rate Tranche A Revolver Loan, on the first Business Day of each month~~,~~; (ii) with respect to each ~~LIBOR Loan, on the last day of its Interest Period; provided that if any Interest Period for a LIBOR Loan exceeds three months, interest accrued on such LIBOR Loan shall also be due and payable on the respective dates that fall every three months after the beginning of such Interest Period, (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) with respect to any~~Base Rate Tranche A-l Revolver Loan, on the first Business Day of each month; (iii) with respect to each LIBOR Tranche A Revolver Loan, on the last day of its Interest Period; (iv) with respect to each LIBOR Tranche A-1 Revolver Loan, on the last day of its Interest Period; (v) on any date of prepayment, with respect to the principal amount of Loans being prepaid; (vi) with respect to any voluntary termination or reduction of the Tranche A Revolver ~~Commitments or the Tranche A-1 Revolver~~ Commitments, on the date of such termination or reduction with respect to the principal amount of Tranche A Revolver Loans where the commitment to make such Tranche A Revolver Loans is being terminated and (v) on the Termination Date.  If any Interest Period for a LIBOR Loan exceeds three months, interest accrued on such LIBOR Loan shall also be due and payable on the respective dates that fall every three months after the beginning of such Interest Period.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.      Application of Adjusted LIBOR to Outstanding Loans.

(a)           Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Tranche A Revolver Loans to, or to continue any LIBOR Tranche A Revolver Loan at the end of its Interest Period as, a LIBOR Tranche A Revolver Loan.  Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Tranche A-1 Revolver Loans to~~, or to continue any LIBOR Tranche A-1 Revolver Loan at the end of its Interest Period as,~~ a LIBOR Tranche A-1 Revolver Loan.  During the occurrence and continuance of any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued, as applicable, as a LIBOR Tranche A ~~LIBOR Revolver Loan.  During the occurrence and continuance of any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Tranche A-1 LIBOR~~Revolver Loan or a LIBOR Tranche A-1 Revolver Loan, as applicable.

(b)           Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Tranche A Lender or Tranche A-1 Lender, as applicable, thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month in the case of Tranche A Revolver Loans if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Tranche A Revolver Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Tranche A Revolver Loans.  ~~If, upon the expiration of any Interest Period in respect of any~~For the avoidance of doubt, LIBOR Tranche A-1 Revolver Loans~~, Borrowers shall have failed~~ shall automatically continue as such Type without the need for Borrower Agent to deliver a Notice of Conversion/Continuation~~, they shall be deemed to have elected to convert such Loans into Base Rate Tranche A-1 Revolver Loans~~.

3.1.3.      Interest Periods.  ~~In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (~~The term “Interest Period”~~) to apply, which interest period shall be~~ means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower Agent in its Notice of Borrowing or Notice of Conversion/Continuation, as applicable; provided~~, however,~~ that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           ~~(a) the~~any Interest Period ~~shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the~~pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at ~~its~~the end~~;(b)      if any~~ of such Interest Period ~~commences on a day for which there is no corresponding day in~~) shall end on the last Business Day of the calendar month at ~~its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day~~the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Termination Date.

3.1.4.      Interest Rate Not Ascertainable.

(a)           If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (~~a~~i)  the ~~Administrative~~ Agent determines that (~~i~~A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, or (~~ii~~B) adequate and reasonable means do not exist for determining ~~the~~ Adjusted LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Agent or the Required Lenders determine that for any reason ~~the~~ Adjusted LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, the ~~Administrative~~ Agent will promptly so notify the Borrower Agent and each Lender and, in the case of clause (b) above, the Required Lenders shall deliver a certificate to the Borrower Agent setting forth the basis on which such Lenders have determined that the Adjusted LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such proposed LIBOR Loan and certifying that such Lenders’ determination is not inconsistent with their treatment of ~~other~~ borrowers generally.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBOR component of the Base Rate, the utilization of the Adjusted LIBOR component in determining the Base Rate shall be suspended, in each case until the ~~Administrative~~ Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           Notwithstanding the foregoing, if the Agent has made the determination described in clause (a)(i) of this Section, the Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Agent or the Required Lenders notify the Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrowers written notice thereof.

3.2.         Fees.

3.2.1.      Unused Line Fee.  Borrowers shall pay to Agent ~~(i)~~ for the Pro Rata benefit of the Tranche A Lenders, a fee equal to Unused Line Fee Rate then in effect times the amount by which the Tranche A Revolver Commitments exceed the average daily principal balance of Tranche A Revolver Loans and stated amount of Letters of Credit during any month ~~and (ii) for the Pro Rata benefit of the Tranche A-1 Lenders, a fee equal to Unused Line Fee Rate then in effect times the amount by which the Tranche A-1 Revolver Commitments exceed the average daily principal balance of Tranche A-1 Revolver Loans during any month~~.  The fees payable under this Section 3.2.1 shall be payable in arrears, on the first Business Day of each month and on the Commitment Termination Date.

3.2.2.      LC Facility Fees.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the Tranche A Lenders, a fee equal to the Applicable Margin in effect for LIBOR Tranche A Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first Business Day of each month; provided, however, any such fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by Applicable Law, to the other Tranche A Lenders in accordance with the upward adjustments in their respective Pro Rata shares allocable to such Letter of Credit pursuant to Section 4.2, with the balance of such fee, if any, payable to the Issuing Bank for its own account; (b) to each Issuing Bank, a fronting fee, for the account of such Issuing Bank, with respect to each Letter of Credit issued by such Issuing Bank in the amount agreed to between such Issuing Bank and the Borrower Agent, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During the occurrence and continuance of an Event of Default, at the election of the Agent or the Required Lenders, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.      Agent Fees.  In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Parent and Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.2.4.      Tranche A-1 Prepayment Premium.  Upon the occurrence of any Tranche A-1 Prepayment Premium Trigger Event, on the effective date of the prepayment or deemed prepayment in connection therewith, the Borrowers shall pay to Agent, for the Pro Rata benefit of the Tranche A-1 Lenders, an amount equal to the applicable Tranche A-1 Prepayment Premium with respect to such Tranche A-1 Prepayment Premium Trigger Event.  Any Tranche A-1 Prepayment Premium payable in accordance with this Section 3.2.4 shall be presumed to be equal to the liquidated damages sustained by the Tranche A-1 Lenders as the result of the occurrence of the applicable Tranche A-1 Prepayment Premium Trigger Event, and the Borrowers agree that they are reasonable under the circumstances currently existing.  The Tranche A-1 Prepayment Premium, if any, shall also be payable in the event the Tranche A-1 Loans (and/or this Loan Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING TRANCHE A-1 PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF THE TRANCHE A-1 REVOLVER LOANS.  The Borrowers expressly agree that (a) the Tranche A-1 Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the

Tranche A-1 Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Tranche A-1 Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Tranche A-1 Prepayment Premium, (d) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 3.2.4, (e) their agreement to pay the Tranche A-1 Prepayment Premium is a material inducement to the Tranche A-1 Lenders to make the Tranche A-1 Revolver Loans, and (f) the Tranche A-1 Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Tranche A-1 Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Tranche A-1 Lenders or profits lost by the Tranche A-1 Lenders as a result of such Tranche A-1 Prepayment Premium Trigger Event.

3.3.         Computation of Interest, Fees, Yield Protection.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computation of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent error.  All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, submitted to Borrowers by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent error.

3.4.         Reimbursement Obligations.  Borrowers shall reimburse Agent and each Co-Collateral Agent for all Extraordinary Expenses.  Borrowers shall also reimburse Agent for all reasonable and documented legal fees of one outside counsel, one local counsel in each relevant jurisdiction (as determined by the Agent in its reasonable discretion), one special or regulatory counsel in respect of each matter (as reasonably required by the Agent) and one conflict of interest counsel (as determined by the Agent in its reasonable discretion), accounting, appraisal, consulting and other reasonable and documented fees, out-of-pocket costs and expenses incurred by it in connection with (a) syndication, negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents, and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.  Borrowers shall also reimburse Lenders for all costs and expenses incurred by them (but limited to legal fees of one outside counsel for all Lenders, one local counsel in each relevant jurisdiction (as determined by the Lenders in their reasonable discretion), one special or regulatory counsel in respect of each matter (as reasonably required by the Lenders) and one conflict of interest counsel (as determined by any Lender in its reasonable discretion)) during the occurrence and continuance of an Event of Default in connection with the enforcement or preservation of any rights under this Loan Agreement or any of the other Loan Documents.  Borrowers shall also reimburse each Co-Collateral Agent for all reasonable and documented legal fees of one outside counsel incurred by it in connection with (a) syndication, negotiation and preparation of any Loan Documents, including any amendment, waiver, consent, supplement, restatement or other modification thereof or thereto; and (b) administration and enforcement of and actions relating to any Collateral, Loan Documents, and transactions contemplated thereby. Borrowers shall also reimburse the Tranche A-1 Documentation Agent for all reasonable and documented legal fees of one outside counsel incurred by it on behalf of the Tranche A-1 Lenders in connection with any Insolvency Proceeding or after the occurrence and during the continuance of an Event of Default under (i) Section 11.1(a) or (ii) Section 11.1(c) (in the case of this clause (ii) as a result of a failure to comply with Section 8.1, Section 10.1.2(n), Section 10.1.2(o), or Section 10.3).  All amounts reimbursable by Borrowers under this Section 3.4 shall constitute Obligations secured by the Collateral and shall be payable within ten

Business Days after presentation by Agent to Borrowers of a reasonably detailed itemization of such amounts.

3.5.         Illegality.  Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof made after the date hereof, by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Commitment with respect to LIBOR Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Borrowers and may (i) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon ~~(x) where~~if such Lender is a Tranche A Lender any request for a LIBOR Tranche A Revolver Loan from such Lender shall be deemed to be a request for a Base Rate Tranche A ~~Revolver Loan and (y) where such Lender is a Tranche A-1 Lender any request for a LIBOR Tranche A-1 Revolver Loan from such Lender shall be deemed to be a request for a Base Rate Tranche A-1~~ Revolver Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); and/or (ii) (x) where such Lender is a Tranche A Lender, require that all outstanding LIBOR Tranche A Revolver Loans made by such Lender be converted to Base Rate Tranche A Revolver Loans immediately, in which event all outstanding LIBOR Tranche A Revolver Loans of such Lender shall be immediately converted to Base Rate Tranche A Revolver Loans and (y) where such Lender is a Tranche A-1 Lender, require that all outstanding LIBOR Tranche A-1 Revolver Loans made by such Lender be converted to Base Rate Tranche A-1 Revolver Loans immediately, in which event all outstanding LIBOR Tranche A-1 Revolver Loans of such Lender shall be immediately converted to Base Rate Tranche A-1 Revolver Loans, with the interest rate calculated as provided in Section 3.1.1(a).  If any such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted LIBOR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted LIBOR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted LIBOR.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been adopted after the date hereof, regardless of the date enacted, adopted or issued.

3.6.         Increased Costs.  If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any law or interpretation thereof, in each case made after the date hereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law), promulgated after the date hereof:

(i)            ~~a Lender~~any Recipient shall be subject to any ~~Tax~~Taxes with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations or its deposits, reserves, other liabilities or capital attributable thereto, or a change shall result in the basis of taxation of any payment to ~~a Lender~~any Recipient with respect to its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations (~~except for~~other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes and subject to ~~Sections~~Section 5.8 ~~and 5.9~~); or

(ii)           any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, ~~a Lender~~any Recipient shall be imposed or deemed applicable, or any other condition affecting ~~a Lender~~any Recipient’s LIBOR Loans or obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be imposed on such ~~Lender~~Recipient or the London interbank market;

and as a result there shall be a material increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of Adjusted LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify Borrowers and Agent of such event, and Borrowers shall, within five (5) Business Days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts; provided, however, that such Lender shall repay to Borrowers any amounts paid by Borrowers to such Lender under this Section 3.6 at any time such Lender shall determine that such change or compliance was not applicable to, or required by, such Lender.

If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, Adjusted LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding or maintaining LIBOR Loans, issuing Letters of Credit or participating in LC Obligations, then (A) the Lender shall promptly notify Borrowers and Agent of such event; (B) such Lender’s obligation to make or maintain LIBOR Loans, issue Letters of Credit or participate in LC Obligations shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) (x) where such Lender is a Tranche A Lender such Lender shall make a Base Rate Tranche A Revolver Loan as part of any requested Borrowing of LIBOR Tranche A Revolver Loans, which Base Rate Tranche A Revolver Loan shall, for all purposes, be considered part of such Borrowing and (y) where such Lender is a Tranche A-1 Lender, such Lender ~~shall make a~~’s outstanding Tranche A-1 Revolver Loans shall bear interest as if such Loans are Base Rate Tranche A-1 Revolver ~~Loan as part of any requested Borrowing of LIBOR Tranche A-1 Revolver Loans, which Base Rate Tranche A-1 Revolver Loan shall, for all purposes, be considered part of such Borrowing~~Loans, with the interest rate calculated as provided in Section 3.1.1(a).

Within fifteen (15) days after receipt by Borrower Agent of written notice and/or demand from any Lender (an “Affected Lender”) (i) stating that, pursuant to Section 3.5, that such Lender can no longer make LIBOR Loans or (ii) demanding payment of additional amounts or increased costs pursuant to Section 3.6, Borrower Agent may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default shall have occurred and be continuing, Borrower Agent may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be an Eligible Assignee.  If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Loan Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender (i) in the case of a notice under Section 3.5, rescinds its notice that it can no longer fund LIBOR Loans or (ii) in the case of a demand under Section 3.6, rescinds its demand for increased costs or additional amounts, within fifteen (15) days following its receipt of Borrower Agent’s notice of intention to replace such Affected Lender.  Furthermore, if Borrower Agent gives a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this paragraph as to such noticed replacement shall terminate.

3.7.         Capital Adequacy.  If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, in each case made after the date hereof, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Commitments, Loans, participations in LC Obligations or other obligations under the Loan Documents, then Borrowers shall, within five (5) Business Days following demand therefor, pay such Lender an amount sufficient to compensate for such increase.  A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid.  In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.8.         Mitigation.  Each Lender agrees that, upon becoming aware that it is subject to Section 3.5, 3.6, 3.7 or 5.8, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another office, as long as use of such measures would not adversely affect the Lender’s Commitments, Loans, business or interests, and would not be inconsistent with any applicable legal or regulatory restriction.

3.9.         Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding any loss of profits in connection therewith.  Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10.       Maximum Interest.  In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”).  If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate.  If, upon payment in full, in cash, of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section 3.10, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders, (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents.  If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon payment in full, in cash of the Obligations, any balance shall be refunded to Borrowers.  In determining whether any excess interest has been charged or received by Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

SECTION 4.        LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding Loans.

4.1.1.      Notice of Borrowing.

(a)           Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 12:00 noon shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the Borrowing, (B) the requested funding date (which must be a Business Day and, in the case of Tranche A-1 Revolver Loans, must be the Fourth Amendment Closing Date), (C) whether the Borrowing is to be made as Base Rate Tranche A Revolver Loans, Base Rate Tranche A-1 Revolver Loans, LIBOR Tranche A Revolver Loans or LIBOR Tranche A-1 Revolver Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month in the case of Tranche A Revolver Loans if not specified).

(b)           Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest (including, to the extent permitted by law, interest not paid when due), fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Tranche A Revolver Loans on the due date, in the amount of such Obligations.  ~~Such Base Rate Loans shall be Base Rate Tranche A-1 Revolver Loans so long as there is any Tranche A-1 Excess Availability and thereafter shall be Base Rate Tranche A Revolver Loans.~~

(c)           If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be, on the date of such presentation, in the amount of the check and items presented for payment, a request for ~~Base Rate Tranche A-1 Revolver Loans to the extent that there exists sufficient Tranche A-1 Excess Availability therefore and thereafter shall be deemed to be a request for Base Rate~~ Tranche A Revolver Loans.  The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2.      Fundings by Lenders.  Each Tranche A Lender shall timely honor its Tranche A Revolver Commitment by funding its Pro Rata share of each Borrowing of Tranche A Revolver Loans that is properly requested hereunder and each Tranche A-1 Lender shall timely honor its Tranche A-1 Revolver Commitment by funding its Pro Rata share of each Borrowing of Tranche A-1 Revolver Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least three Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in this Loan Agreement, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable credit extension set forth in Section 6 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

4.1.3.      Swingline Loans; Settlement.

(a)           In reliance upon the agreements of the other Lenders set forth in this Section 4.1.3, Agent may, in its sole and absolute discretion (unless Agent has knowledge that the conditions set forth in Section 6.2 have not been met), advance Swingline Loans to Borrowers out of Agent’s own funds, up to an aggregate outstanding amount of $75,000,000, unless the funding is specifically required to be made by all Lenders hereunder.  Each Swingline Loan shall constitute a Base Rate Tranche A Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.  If the Agent shall elect not to fund a requested Swingline Loan for any reason, the Agent shall notify the Borrower Agent of such election after the receipt of the borrowing notice in respect of such Swingline Loan.

(b)           To facilitate administration of the Loans, Tranche A Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Tranche A Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once every week.  On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Tranche A Lenders.  Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Tranche A Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Tranche A Commitments have terminated, a Tranche A Overadvance exists, or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Tranche A Lenders hereunder, then each Tranche A Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4.      Notices.  Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, acceptable to the Agent and the Borrower Agent.  Borrower Agent shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or other e-mailed, electronic or internet-based instructions in form, in each case, reasonably acceptable to the Agent and the Borrowers, from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.         Defaulting Lender.

4.2.1.      If a Lender is a Defaulting Lender, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such Defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Loan Agreement.  The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender.  Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured to the satisfaction of the Agent, the Borrower Agent and the Issuing Bank.

4.2.2.      Notwithstanding anything to the contrary contained in this Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)           That Defaulting Lender (x) shall not be entitled to receive any unused line fee pursuant to Section 3.2.1 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive LC Facility fees as provided in Section 3.2.2(a).

(b)           During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 3.2.2(a) or Section 4.1, the “Pro Rata” share or participation of each non-Defaulting Lender shall be computed without giving effect to the Tranche A Revolver Commitment of that Defaulting Lender; provided~~,~~ that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Tranche A Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Tranche A Revolver Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Tranche A Revolver Loans of that Lender.  Subject to Section 14.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

4.3.         Number and Minimum Amount of LIBOR Loans; Determination of Rate.  For ease of administration, all LIBOR ~~Tranche A Revolver~~ Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Tranche A Lenders or Tranche A-1 Lenders on a Pro Rata basis ~~and~~.  For the avoidance of doubt, all ~~LIBOR~~ Tranche A-1 Revolver Loans ~~having~~shall have the same ~~length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Tranche A-1 Lenders on a Pro Rata basis.  No more than ten LIBOR Tranche A Revolver Loans and LIBOR Tranche A-1 Revolver Loans, in the aggregate, may be outstanding at any time, and each~~Interest Period.  Each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.  No more than ten (10) LIBOR Loans, in the aggregate, may be outstanding at any time.  Upon determining Adjusted LIBOR for any Interest Period requested by Borrower Agent, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrower Agent, shall confirm any telephonic notice in writing.

4.4.         Borrower Agent.  Each Borrower hereby designates Bon-Ton (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Agent, Issuing Bank or any Lender, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.  Any notice, certificate or other communication under this Loan Agreement or any other Loan Document that is required, permitted or contemplated to be delivered by a Borrower or the Borrowers may instead be delivered by the Borrower Agent.

4.5.         ~~One Obligation.  The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower~~Reserved.

4.6.         Effect of Termination.  On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, with the consent of Agent, any Cash Management Services).  All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until the occurrence of payment in full, in cash, of all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing, the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date.  Notwithstanding such payment in full, in cash, of all accrued and unpaid principal, interest and fees, and any other Obligations then due and owing, the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems reasonably necessary to protect against any such damages.  The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 12, and 14.2, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.        PAYMENTS

5.1.         General Payment Provisions.  All payments of Obligations shall be made in Dollars, without condition, deduction, offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Borrowers may, at the time of payment, specify to Agent the Obligations to which such payment is to be applied, but Agent shall in all events retain the right to apply such payment in such manner as Agent, subject to the provisions hereof (including, without limitation, Section 5.5), may determine to be appropriate.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  ~~Any~~Each payment of Loans shall be accompanied by the payment of accrued interest to the date of such payment on the amount repaid or prepaid, any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of the Tranche A Revolver ~~Loan~~Loans shall be applied first to Base Rate Tranche A Revolver Loans and then to LIBOR Tranche A Revolver Loans.  Any prepayment of the Tranche A-1 Revolver ~~Loan~~Loans shall be applied first to Base Rate Tranche A-1 Revolver Loans and then to LIBOR Tranche A-1 Revolver Loans.  For the avoidance of any doubt, all payments of principal, interest, fees or other amounts owing to the Tranche A-1 Lenders shall be made to the Agent for application to the Tranche A-1 Revolver Loans in accordance with the terms of this Loan Agreement.  Unless the Agent shall have received notice from the Borrower Agent prior to the time at which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  Any payments of Loans shall be made in accordance with the terms of this Loan Agreement, including Sections 5.1, 5.2 and 5.5.

5.2.         Repayment of Loans.  ~~The Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder.  The Loans may be prepaid in accordance with Section 5.1.~~

5.2.1.      Voluntary Prepayments of Loans.

(a)           Voluntary Prepayments of Tranche A Revolver Loans.  Borrowers may, upon notice from Borrower Agent to Agent, prepay the Tranche A Revolver Loans in whole or in part without premium or penalty, on a Pro Rata basis for each Tranche A Lender.  Any such notice must be in a form acceptable to Agent and received by Agent not later than 12:00 p.m. on the date of prepayment of Tranche A Revolver Loans.  Any such notice shall specify the date and amount of such prepayment and the Type(s) of Tranche A Revolver Loans to be prepaid and, if LIBOR Tranche A Revolver Loans are to be prepaid, the Interest Period(s) of such Loans, and shall be irrevocable once given unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied.  Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata share of such prepayment.

(b)           Voluntary Prepayments of Tranche A-1 Revolver Loans.  Borrowers may, upon notice from Borrower Agent to Agent, prepay the Tranche A-1 Revolver Loans in whole or in part, on a Pro Rata basis for each Tranche A-1 Lender, so long as (i) no Tranche A Revolver Loans or LC Obligations are outstanding as of the date of such prepayment (unless, in the case of LC Obligations, such LC Obligations have been fully Cash Collateralized), (ii) Excess Availability as of the date of such prepayment is greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the date of such prepayment, (iii) no Default or Event of Default exists or would result from such prepayment, (iv) Borrower Agent shall have delivered to Agent a Borrowing Base Certificate, in form and substance reasonably satisfactory to Agent, demonstrating that average Excess Availability for the twelve-month period following such prepayment, calculated on a pro forma basis after giving effect to such prepayment and determined as of the last day of each fiscal month during such twelve-month period, will be greater than or equal to twenty-five percent (25%) of the Tranche A Borrowing Base as of the last day of each fiscal month during such twelve-month period, and (v) a Senior Officer of Borrower Agent shall have delivered to Agent a certificate, in form and substance reasonably satisfactory to Agent, certifying compliance with the foregoing conditions, together with such other information as may be reasonably requested by Agent to demonstrate compliance with the foregoing conditions.  Any such notice must be in a form acceptable to Agent and received by Agent not later than 11:00 a.m. five (5) Business Days prior to any date of prepayment.  Any such notice shall specify the date and amount of such prepayment, and shall be irrevocable once given unless such notice is conditioned upon the effectiveness of other financing arrangements in which case such notice may be revoked if such condition is not satisfied.  Each such prepayment of Tranche A-1 Revolver Loans shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding.  Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata share of such prepayment.

5.2.2.      Mandatory Prepayments of Loans.

(a)           Asset Dispositions and Insurance Proceeds.  The Loans shall also be prepaid as soon as practicable but no later than three (3) Business Days after the consummation of any Asset Disposition ~~(other than any Asset Disposition by any SPE or Passive Company)~~ (x) specified in clauses (l) through (s) (other than clause (r)) of the definition of “Permitted Asset Disposition” or (y) occurring after the commencement and during the continuation of a Trigger Event Period (or if a Trigger Event would occur after giving effect to any such Asset Disposition), in each case, in an amount equal to 100% of the Net Proceeds of such Asset Disposition, with such Net Proceeds to be applied to the Obligations in accordance with Section 5.5.  The Loans shall also be prepaid in accordance with Section 8.6.2.

(b)           ~~5.2.1. Certain Other Mandatory Repayments of the Loans and Reduction of Commitments~~Sale of Material Portion of Collateral; Etc.  As soon as practicable but no later than three (3) Business Days after (i) store closings, going-out-of-business or similar sales by all of the Obligors of all or substantially all of their retail operations or Inventory, (ii) a foreclosure by Agent of its Liens on a material portion of the Collateral or (iii) a disposition of a material portion of the Collateral by Agent as a result of the cessation of retail operations at all or substantially all Stores, excluding Force Majeure or Ordinary Course of Business temporary closures, the Borrowers agree and acknowledge that the Net Proceeds therefrom shall be applied to the Obligations in accordance with Section 5.5 and the Tranche A Commitments shall be permanently reduced in an amount equal to such Net Proceeds so applied.  ~~Each prepayment made pursuant to this Section 5.2.1 shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.~~

(c)           Excess Availability.  Subject to Sections 2.1.4 and 2.1.5, if for any reason at any time, Excess Availability is less than $0, the Borrowers shall immediately prepay the Obligations in an aggregate amount equal to such deficiency, which prepayment shall be applied in accordance with the priorities set forth in Section 5.5, in each case until Excess Availability is equal to $0.

(d)           Cash Dominion.  The Obligations shall be repaid daily in accordance with Section 5.6, to the extent then applicable and without regard to minimum and incremental amounts otherwise required by this Loan Agreement.

(e)           Termination Date.  The Loans and all other Obligations (other than contingent Obligations which by their terms survive such termination) shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder.

5.3.         Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid when due by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4.         Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any Obligor makes a payment to Agent or Lenders, or if Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

5.5.         ~~Allocation of Payments~~Application of Proceeds.

5.5.1.      Pre-Default Allocation of ~~Payments~~Proceeds.  Notwithstanding anything herein to the contrary, at all times when no Event of Default has occurred and is continuing, all ~~payments, whether arising from payments by Obligors,~~proceeds of Collateral received by the Agent or any Secured Party and all proceeds realized from the Obligors on account of the Collateral (whether pursuant to Section 5.6 hereof or arising from realization on Collateral, setoff or otherwise), shall be allocated as follows:

(a)           first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)           second, to all amounts owing to Agent on Swingline Loans or Protective Advances;

(c)           third, to all amounts owing to Issuing Bank on LC Obligations;

(d)           fourth, to all Obligations constituting fees owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding Bank Product Debt);

(e)           fifth, to all Obligations constituting interest then owing on Tranche A Revolver Loans (excluding Bank Product Debt);

(f)            sixth, to all other Obligations owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding Bank Product Debt);

(g)           seventh, to all Obligations constituting fees owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding Bank Product Debt);

(h)           eighth, to all Obligations constituting interest then owing on Tranche A-1 Revolver Loans (excluding Bank Product Debt);

(i)            ninth, to all other Obligations owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding Bank Product Debt);

(j)            tenth, to all Obligations owing to Secured Parties constituting Bank Product Debt for which Agent has received written notice as provided under the definition of “Bank Product”; and

(k)           eleventh, to Bank Product Debt owing to the Lenders and their Affiliates for which Agent has not received written notice as provided under the definition of “Bank Product”.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt or LC Obligations shall be the lesser of the applicable LC Obligations or Bank Product Amount last reported to Agent or the actual LC Obligations or Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party.  In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 5.5.1.

5.5.2.      Post-Default Allocation of ~~Payments~~Proceeds.  Notwithstanding anything herein to the contrary, after the occurrence and during the continuance of an Event of Default, ~~monies to be applied to the Obligations, whether arising from payments by Obligors,~~all proceeds of Collateral received by the Agent or any Secured Party and all proceeds realized from the Obligors on account of the Collateral (whether pursuant to Section 5.6 hereof or arising from realization on Collateral, setoff or otherwise), shall be allocated as follows:

(a)           first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, including costs and expenses, including Extraordinary Expenses, accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(b)           second, to all amounts owing to Agent on Swingline Loans or Protective Advances;

(c)           third, to all amounts owing to Issuing Bank on LC Obligations;

(d)           fourth, to all Obligations constituting fees owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding Bank Product Debt), including fees accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(e)           fifth, to all Obligations constituting interest then owing on Tranche A Revolver Loans (excluding Bank Product Debt), including default interest and interest accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(f)            sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g)           seventh, to all other Obligations owing to the Tranche A Lenders in their capacity as Tranche A Lenders (excluding Bank Product Debt);

(h)           eighth, to ~~all Obligations constituting fees owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding Bank Product Debt);~~reimbursements owing to the Tranche A-1 Documentation Agent under Section 3.4, including reimbursements for costs and expenses accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(i)            ninth, to all Obligations constituting ~~interest then owing on Tranche A-1 Revolver Loans (excluding Bank Product Debt)~~fees owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders, including fees accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(j)            tenth, to all ~~other~~ Obligations constituting interest then owing ~~to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders (excluding Bank Product Debt)~~on Tranche A-1 Revolver Loans, including default interest and interest accruing after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in such Insolvency Proceeding;

(k)           eleventh, to all other Obligations owing to the Tranche A-1 Lenders in their capacity as Tranche A-1 Lenders;

(l)            twelfth, to Bank Product Debt owing to the Secured Parties for which Agent has received written notice as provided under the definition of “Bank Product”; and

(m)          ~~(l) twelfth~~thirteenth, to Bank Product Debt owing to the Secured Parties for which Agent has not received written notice as provided under the definition of “Bank Product”.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt or LC Obligations shall be the lesser of the applicable LC Obligations or Bank Product Amount last reported to Agent or the actual LC Obligations or Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party.  In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section 5.5.2 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section 5.5.2 is not for the benefit of or enforceable by any Obligor.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth above in this Section 5.5.2.

5.5.3.      Erroneous Application.  Agent shall not be liable for any application of amounts made by it in error (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of Agent) and if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made in error (unless it has been determined in a final, non-appealable judgment by a court of competent jurisdiction that such error was a result of the gross negligence or willful misconduct of Agent) shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6.         Application of ~~Payments.~~ Dominion Account Proceeds. On each Business Day occurring prior to the commencement of a Trigger Event Period, the available balance in the main Dominion Account on each Business Day (to the extent practicable and consistent with past practices) shall be transferred, by the Borrowers, to the Borrower Account on the next Business Day (to the extent practicable and consistent with past practices).  On each Business Day after the commencement and during the continuation of a Trigger Event Period, the available balance in the Dominion Accounts on such Business Day shall be transferred, by the Agent, to a Borrower Account at Bank of America, and shall be applied to the Obligations on the next Business Day.  Each Obligor irrevocably waives the right at all times after the commencement and during the continuation of a Trigger Event Period to direct the application ~~of any payments or~~such Collateral proceeds, and agrees that Agent (subject to Section 5.5.1 and Section 5.5.2, as applicable) shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.  If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Obligors and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.7.         Loan Account; Account Stated.

5.7.1.      Loan Account.  Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of Borrower

Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.7.2.      Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent demonstrable error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.8.         Taxes.  ~~If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, Borrowers shall pay (and shall promptly reimburse Agent and Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith.  If Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (b) Borrowers shall make such withholding or deductions; and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxing or other authority in accordance with Applicable Law.  Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Issuing Bank, as the case may be.  If the Agent, any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 5.8 or Section 5.9, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 5.8 or Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or Issuing Bank in the event the Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Agent, any Lender or Issuing Bank to pursue any tax refund or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.~~

5.8.1.      Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a)           Any and all payments by or on account of any obligation of any Obligor hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws.  If any Applicable Laws (as determined in the good faith discretion of Agent) require the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 5.8.5 below.

(b)           If any Obligor or the Agent shall be required by the IRC to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) Agent shall withhold or make such deductions as are determined by Agent to be required based upon the information and documentation to be delivered pursuant to Section 5.8.5 below, (B) Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the IRC, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.8) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)           If any Obligor or the Agent shall be required by any Applicable Laws other than the IRC to withhold or deduct any Taxes from any payment, then (A) such Obligor or Agent, as required by such Applicable Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation to be delivered pursuant to Section 5.8.5 below, (B) such Obligor or the Agent, to the extent required by such Applicable Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.8) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.8.2.      Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 5.8.1 above, the Obligors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

5.8.3.      Tax Indemnifications.

(a)           Each of the Obligors shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or the Issuing Bank (with a copy to Agent, or by Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.  Each of the Obligors shall, and does hereby, jointly and severally, indemnify the Agent, and shall make payment in respect thereof within thirty (30) days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to Agent as required pursuant to Section 5.8.3(b) below.

(b)           Each Lender and Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within thirty (30) days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or the Issuing Bank (but only to the extent that any Obligor has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (y) Agent and the Obligors, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.3.1 relating to the maintenance of a Participant Register and (z) Agent and the Obligors, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender and Issuing Bank hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Loan Agreement or any other Loan Document against any amount due to Agent under this Section 5.8.3(b).

5.8.4.      Evidence of Payments.  As soon as practicable after any payment of Taxes by the Obligors to a Governmental Authority as provided in this Section 5.8, the Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to Agent.

5.8.5.      Status of Lenders; Tax Documentation.

(a)           ~~5.9. Withholding Tax Exemption.  At least five Business Days prior to the first date for payment of interest or fees hereunder to a Foreign Lender, the Foreign Lender shall deliver to Borrowers and Agent two duly completed copies of IRS Form W-8BEN or W-8ECI (or any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes.  In addition, in the case of a Foreign Lender that is relying on the portfolio interest exemption~~Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Agent, at the time or times reasonably requested by the Borrower Agent or the Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Agent or the Agent, shall deliver such other documentation prescribed by Applicable Laws or reasonably requested by the Borrower Agent or Agent as will enable the Borrower Agent or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.8.5(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)           Without limiting the generality of the foregoing, in the event that the relevant Borrower is a U.S. Person,

(i)            any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Agent on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, ~~such Foreign Lender shall also deliver at such time described above a form approved by the Borrower Agent,~~(x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not ~~(A)~~ a “bank” ~~lending in the ordinary course of its trade or business,~~ within the meaning of Section 881(c)(3)(A) of the IRC, ~~(B)~~ a “10 percent shareholder” of ~~any Borrower~~Holdings within the meaning of Section 881(c)(3)(B) of the IRC, or ~~(C)~~ a “controlled foreign corporation” ~~related to any Borrower within the meaning of~~described in Section 881(~~3)(~~c)(3)(C) of the IRC~~.  Each~~ (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(iii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to ~~Borrowers and Agent two additional copies of such forms before the preceding forms expire or become obsolete or after the occurrence of any event requiring a change in the forms, as well as any amendments, extensions or renewals thereof as may be reasonably requested by Borrowers or Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes unless any change in treaty or law has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes.  During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes, other than by reason of any change in treaty or law that occurs after it becomes a Lender, Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and Borrowers shall not be required to pay any additional amounts under Section 5.8 or this Section 5.9 as a result of such withholding.  Each Lender or Agent that is organized under the laws of the United States, or any state or district thereof shall provide to the Borrowers (and in the case of a Lender, to the Agent) two duly executed copies of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax.  During any period that a Lender does not or is unable to establish that it can receive payments without deduction or withholding of such backup withholding taxes, Agent may withhold taxes from payments to such Lender at the applicable statutory rate, and Borrowers shall not be required to pay any additional amounts under Section 5.8 or this Section 5.9 as a result of such withholding.  In the event that any Lender or Agent does not comply with the requirements of this Section 5.9, Borrowers may withhold taxes from payments to such Lender or Agent as required by applicable law.  In the event of the resignation or removal of the Agent pursuant to Section 12.8 hereunder, the successor Agent shall be subject to the provisions of this Section 5.9 in the same manner as a its predecessor Agent, and shall be required to provide the appropriate documentation to the Borrowers as required in this Section 5.9.  In the event that the successor Agent does not comply with the requirements of this Section 5.9, Borrowers may withhold taxes from payments to such successor Agent as required by applicable law.  If~~the Borrower Agent and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal with-holding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Agent or the Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower Agent and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower Agent or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section ~~5.9,~~5.8, “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.  For purposes of determining withholding Taxes imposed under the FATCA, from and after the Third Amendment Closing Date, the Obligors and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loans and the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(v)           Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 5.8 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Agent in writing of its legal inability to do so.

5.8.6.      Treatment of Certain Refunds.  Unless required by Applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Issuing Bank, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section 5.8, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 5.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Obligor, upon the request of the Recipient, agrees to repay the amount paid over to the Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.8.6, in no event will the applicable Recipient be required to pay any amount to any Obligor pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 5.8.6 shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Obligor or any other Person.

5.8.7.      Survival.  Each party’s obligations under this Section 5.8 shall survive the resignation or replacement of one or more of the Agents or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations and the termination of this Loan Agreement.

5.9.         [Reserved].

5.10.       Nature and Extent of Each Borrower’s Liability.

5.10.1.    Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty of obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Loan Agreement (including this Section 5.10.1) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.10.2.    Waivers.

(a)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.10.2 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.10.3, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges that its guaranty pursuant to this Section 5.10.2 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.10.  If, in the exercise of any rights or remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  If Agent bids at any foreclosure or trustee’s sale or at any private sale, Agent may bid all or a portion of the Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3.    Extent of Liability; Contribution.

(a)           Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable and (ii) such Borrower’s Allocable Amount.

(b)           If any Borrower makes a payment under this Section 5.10 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.10 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 5.10 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.10.4.    Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers.  Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.5.    Subordination.  Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.        CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)           Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each of this Loan Agreement and the other Loan Documents shall have been duly executed and delivered to Agent by each of the signatories thereto, and each shall be in form and substance reasonably satisfactory to the Agent and each of the Lenders, and each Obligor shall be in compliance with all terms thereof.

(b)           Agent and the Lenders shall be satisfied that the Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first priority (subject only to Permitted Liens entitled to priority under Applicable Law) perfected security interest in and Lien upon the Collateral and shall have received (i) evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the commercially reasonable opinion of Agent to protect and preserve such security interests shall have been duly effected, (ii) UCC and Lien searches (and the equivalent thereof in all applicable foreign jurisdictions) and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens and Liens to be discharged on or prior to the Closing Date, (iii) evidence that the payment (or evidence of provision for payment) of all filing and recording fees and taxes due and payable in respect thereof has been made in form and substance reasonably satisfactory to Agent and each of the Lenders, and (iv) a completed and fully executed perfection certificate in form and substance reasonably satisfactory to Agent;

(c)           [Reserved].

(d)           Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox and the Borrower Account, each in form and substance, and with financial institutions, reasonably satisfactory to Agent and each of the Lenders.

(e)           Agent shall have received a certificate, in form and substance reasonably satisfactory to it and each of the Lenders, from the chief financial officer or the treasurer of each Borrower (with such certification to be in such Person’s capacity as chief financial officer or the treasurer of such Borrower and not in such Person’s individual capacity) certifying that:

(i)            after giving effect to the initial Loans and transactions hereunder, (A) (x) Parent and its Subsidiaries, on a consolidated basis, are Solvent and (y) each Borrower, individually, is Solvent; (B) no Default or Event of Default exists; (C) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (D) each Borrower has complied in all material respects with all agreements and conditions to be satisfied by it under the Loan Documents;

(ii)           there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent or its Subsidiaries, threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(iii)          all Loans made by the Lenders to the Borrowers hereunder are and shall remain in full compliance with the Federal Reserve’s margin regulations; and

(iv)          no Applicable Law or Environmental Law to which any Borrower is subject is applicable to the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect on any Obligor or a Material Adverse Effect on the transactions contemplated hereby.

(f)            Agent shall have received a certificate of a duly authorized officer of each Obligor (with such certification to be in such Person’s capacity as an officer of such Obligor and not in such Person’s individual capacity), certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.

(g)           Agent shall have received a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as well as any relevant local counsel to Obligors (other than The Bon-Ton Giftco, Inc., which the Borrowers represent has less than $5,000,000 in assets on the Closing Date (exclusive of any intercompany receivables)), in form and substance reasonably satisfactory to Agent and each of the Lenders.

(h)           Agent shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization.  Agent shall have received good standing or subsistence certificates, as applicable, for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i)            Agent shall (i) have received copies of policies of insurance, (ii) be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Obligors and their Subsidiaries, and (iii) have received certificates of insurance with endorsements naming Agent, for the benefit of the Secured Parties, as loss payee or additional insured, as applicable, with respect to each insurance policy required to be maintained with respect to the Collateral and otherwise in form and substance reasonably satisfactory to Agent and each of the Lenders.

(j)            [Reserved].

(k)           Borrowers shall have paid all reasonable and documented fees and out-of-pocket expenses to be paid to Agent and Lenders on the Closing Date (including, without limitation, all reasonable and documented fees, out-of-pocket charges and disbursements of one outside counsel, one local counsel in each relevant jurisdiction (as determined by the Agent in its reasonable discretion), one special or regulatory counsel in respect of each matter (as reasonably required by the Agent) and conflict of interest counsel (as determined by the Agent in its reasonable discretion), accounting, appraisal, consulting and other reasonable and documented fees, out-of-pocket to the extent invoiced prior to or on the Closing Date.

(l)            The Agent shall have received an updated field examination and appraisals of the Borrowers’ inventory and real estate, with results reasonably satisfactory to the Agent.

(m)          Agent shall have received a flow of funds, in form and substance reasonably satisfactory to it.

(n)           Agent shall have received copies of notifications instructing each of Mastercard, Visa, HSBC, as applicable, and each Obligor’s other Credit Card Processor required by Agent to transfer all amounts owing by such Credit Card Processor to an Obligor directly to the Borrower Account or other Deposit Account reasonably acceptable to Agent and subject to control arrangements reasonably satisfactory to Agent, with (x) such notifications (each, a “Credit Card Notification”) to be substantially the form attached hereto as Exhibit E, or in such other form reasonably acceptable to Agent, (y) such notifications to be executed by each relevant Obligor, sent to each such Credit Card Processor and (z) Agent to be satisfied that the Obligors have exercised commercially reasonable efforts to obtain acknowledgments of such Credit Card Notifications from such Credit Card Processors.

(o)           Agent shall have received a Borrowing Base Certificate dated as of the Closing Date, in form and substance reasonably satisfactory to it, and the Agent shall be satisfied that, both before and after giving effect to all extensions of credit to be made, and Letters of Credit outstanding, on the Closing Date, Excess Availability under the Loan Agreement shall not be, less than $250,000,000.

(p)           Agent shall have received such other certificates, documents, agreements and information in respect of any Obligor as Agent may reasonably request.

(q)           The Lenders shall have received forecasts prepared by management of the Borrowers of balance sheets, income statements and cash flow statements, each in a form substantially similar to those provided to the Agent under the Existing Credit Agreement, on a fiscal monthly basis for the first Fiscal Year following the Closing Date and on an annual basis for each Fiscal Year thereafter during the term of the this Loan Agreement.

(r)            The Lenders shall have received a pro forma availability forecast for the Borrowers, on a fiscal monthly basis, for the first year following the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Loan Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2.         Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to fund any Loans or arrange for the issuance, extension or renewal of any Letters of Credit, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance, extension or renewal;

(b)           The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance, extension or renewal (except for representations and warranties that expressly relate to an earlier date and except for changes therein which do not cause a violation of this Loan Agreement);

(c)           All conditions precedent to fund any Loans or to arrange for the issuance, extension or renewal of any Letters of Credit to or for the benefit of Borrowers set forth in any other Loan Document shall be satisfied;

(d)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)           With respect to the issuance, extension or renewal of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan or the issuance, extension or renewal of a Letter of Credit shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance, extension or renewal.

6.3.         Limited Waiver of Conditions Precedent.  If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7.        COLLATERAL

7.1.         Grant of Security Interest.  To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of the following personal and fixture property, assets and rights of such Obligor of every kind and nature, whether now owned or hereafter acquired or arising, and wherever located:

(a)           all Accounts and all Credit Card Receivables;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Commercial Tort Claims described on Schedule 7.1(c), as shall be amended from time to time in accordance with Section 7.4.1;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)            subject to the proviso to Section 7.1(m), all General Intangibles, including Payment Intangibles, Software and Intellectual Property; provided, however, that the grant of security interest shall not include any intent-to-use application for a trademark that may be deemed invalidated, canceled or abandoned due to the grant and/or enforcement of such security interest unless and until such time that the grant and/or enforcement of the security interest will not affect the status or validity of such trademark;

(g)           all Goods, including Inventory, Equipment and Fixtures, excluding (i) any motor vehicles and (ii) any Equipment subject to Purchase Money Liens securing Permitted Purchase Money Debt so long as the documents evidencing such Permitted Purchase Money Debt expressly prohibit a second priority lien on such Equipment;

(h)           all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)            all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)          ~~all equity interests in any Subsidiary of such Obligor; provided that such grant of security interest shall not extend to the partnership interests in any of The Bon-Ton Properties-Eastview L.P., The Bon-Ton Properties- Marketplace L.P., or The Bon-Ton Properties- Greece Ridge L.P., to the extent that the grant of such security interest would constitute or result in a breach or termination pursuant to the terms of, or a default under, any lease, loan document, partnership agreement or other organizational document of such limited partnership, so long as such restrictive provision is enforceable under Applicable Law;~~all Capital Stock in any Subsidiary of such Obligor;

(n)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

provided, however, that notwithstanding any of the other provisions set forth herein and solely with respect to assets other than Inventory, Accounts, and other assets of the types that are not included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, this Loan Agreement shall not constitute a grant of a security interest in, and “Collateral” shall not include any property to the extent that a grant of security interest therein (x) is prohibited by any requirements of law or (y) is prohibited by or constitutes a breach or default under or results in the termination of or requires any consent not obtained under any contract, license, agreement, instrument or other document evidencing or giving rise to such property or any applicable shareholder or similar agreement, in the case of clause (x) and (y), solely to the extent such prohibition or breach or default or requirement for consent is in effect and is enforceable under Applicable Law.

7.2.         Lien on Deposit Accounts; Cash Collateral.

7.2.1.      Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Deposit Account of such Obligor (except for those referred to in clauses (i) through (iv) of Section 8.5) and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Prior to the commencement of a Trigger Event Period, each Obligor shall direct each bank or other depository to deliver to the Borrower Account, on each Business Day (to the extent practicable and consistent with past practices), all available balances in each Deposit Account maintained by such Obligor with such depository (except for (a) those Deposit Accounts referred to in clauses (i) through (iv) of Section 8.5 and (b) those Deposit Accounts exclusively used as secondary operating accounts and described on Schedule 7.2.1 (as may be updated with the reasonable approval of Agent with respect to such secondary operating accounts) so long as the average account balances in such accounts described in this clause (b) are in amounts consistent with the Ordinary Course of Business of the Obligors); provided, however, that the Obligors may maintain an aggregate account balance in local Deposit Accounts not to exceed $5,000 for each Store supported by such local Deposit Account for petty cash and Store expense reimbursement purposes.  At all times after the commencement and during the continuation of a Trigger Event Period, the Agent shall direct each bank or other depository to deliver to a Borrower Account at Bank of America on each Business Day, for application to the Obligations then outstanding, all available balances in each Deposit Account maintained by any Obligor with such depository (except for those Deposit Accounts referred to in clauses (i) through (iv) of Section 8.5).  Each Obligor irrevocably appoints, at all times after the commencement and during the continuation of a Trigger Event Period, Agent as such Obligor’s attorney in fact to collect such balances to the extent any such delivery is not so made.  Each Obligor waives the right at all times after the commencement and during the continuation of a Trigger Event Period to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.  If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Obligors and shall be made available to Borrowers as long as no Default or Event of Default exists.

7.2.2.      Cash Collateral.  Any Cash Collateral may be invested, in Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement, understanding or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere.  Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable.  The Cash

Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until payment in full, in cash of all Obligations and the occurrence of the Commitment Termination Date.

7.3.         Real Estate Collateral.  The Obligations shall be secured by Mortgages upon (x) all Real Estate owned by Obligors described on Schedule 7.3 and (y) all leasehold interests in Real Estate described on Schedule 7.3.  The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.  If any Obligor acquires (or otherwise desires to mortgage) any fee or leasehold interest in any Real Estate after the Closing Date, the Borrower Agent shall within ten (10) Business Days furnish to Agent a description of any such Real Estate in detail satisfactory to Agent and, upon written request of Agent (or the at the election of the Borrower Agent), the applicable Obligor shall forthwith (but in any event within sixty (60) days), (i) execute, deliver and record a Mortgage sufficient to create a first priority perfected Lien (or, where such Real Estate is subject to Permitted Purchase Money Debt and the documents evidencing such Debt permit Agent to hold a lien junior in priority on such Real Estate, a Lien junior in priority) in favor of Agent on such Real Estate and (ii) deliver all Related Real Estate Documents.  Notwithstanding anything to the contrary in this Section 7.3, the Agent agrees that it shall not request that any Obligor mortgage to the Agent any Real Estate (i) encumbered by Permitted Purchase Money Debt, the terms of which expressly prohibit a Lien junior in priority on such Real Estate or (ii) having a value of less than (x) $5,000,000, individually or (y) $25,000,000, in the aggregate for all such Real Estate; provided that, for the avoidance doubt, the foregoing restriction shall not obligate the Agent to release any Lien on Real Estate or other Collateral in existence on the Fourth Amendment Closing Date.  The Agent may amend Schedule 7.3 from time to time to reflect thereon any Real Estate that constitutes Eligible Real Estate.

7.4.         Other Collateral.

7.4.1.      Commercial Tort Claims.  Obligors shall promptly notify Agent in writing if Parent or any Subsidiary has a Commercial Tort Claim (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $3,000,000) and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems appropriate (including amending Schedule 7.1(c))to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority (subject to Permitted Liens entitled to priority under Applicable Law) Lien upon such claim.

7.4.2.      Certain After-Acquired Collateral.  Obligors shall promptly (or, in the case of Intellectual Property, within 20 Business Days after the first day of each Fiscal Quarter) notify Agent in writing if, after the Closing Date, Parent or any Subsidiary obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property that is registered or subject to a pending application for registration, Investment Property or Letter-of-Credit Rights which has not yet been perfected and, upon Agent’s reasonable request, shall promptly execute such documents and take such actions as Agent deems reasonably appropriate to effect Agent’s duly perfected, first priority (subject to Permitted Liens entitled to priority under Applicable Law) Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver to the extent required by Section 10.1.10.  If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.         No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of the Obligors relating to any Collateral.

7.6.         Further Assurances.  Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Loan Agreement.  Each Obligor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7.         Foreign Subsidiary Stock.  Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting securities of any first tier Foreign Subsidiary.

7.8.         Lien Releases.  (a) Upon the occurrence of payment, in full, in cash of the Obligations (other than unmatured Contingent Obligations) and the occurrence of the Commitment Termination Date or (b) with respect to any Collateral that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a disposition of Equipment permitted under Section 8.4.2 (and Agent may rely conclusively on any such certificate without further inquiry), Agent will, at the Borrowers’ expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents.

SECTION 8.        COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates.  The Borrowers shall deliver to the Agent and each Co-Collateral Agent (and Agent shall promptly deliver same to Lenders) (i) at all times prior to the commencement of a Trigger Event Period, not later than the twelfth (12th) Business Day after the immediately preceding fiscal month end, a Borrowing Base Certificate prepared as of the close of business of the previous month and (ii) at all times (x) after the occurrence and during the continuation of an Event of Default or (y) after the first date on which Excess Availability for five consecutive Business Days is less than the greater of (i) $65,000,000 or (ii) 12.5% of the lesser of (A) the aggregate Commitments at such time and (B) the Aggregate Borrowing Base at such time, not later than the last Business Day of each week, a Borrowing Base Certificate prepared as of the close of business of the previous week, with such weekly Borrowing Base Certificates (other than those coinciding with a month end) updated for purchases and sales of Inventory from the prior week in a manner consistent with the past practices of the Obligors and reasonably approved by Agent; provided, that at such time as, in the case of clause (x) above, all Events of Default have been waived or remedied in accordance with the terms of the Loan Documents and, in the case of clause (y) above, the date that Excess Availability for a period of 60 consecutive calendar days exceeds the greater of (1) $65,000,000 or (2) 12.5% of the lesser of (I) the aggregate Commitments at such time and (II) the Aggregate Borrowing Base at such time, then the Borrowers shall deliver the Borrowing Base Certificate pursuant to clause (i) above.  The Borrower may elect, pursuant to a written irrevocable notice to the Agent, to deliver Borrowing Base Certificates on a weekly basis during the fiscal months of October through January 15th of such Fiscal Year, provided that notice of such election is received by the Agent no later than the 15th of September of such Fiscal Year.  All calculations of ~~Tranche A~~ Excess Availability~~,~~ and the Tranche A-1 ~~Excess Availability and Excess Availability~~Utilization Amount in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer of the Borrower Agent (with such certification to be in such Person’s capacity as a Senior Officer of the Borrower Agent and not in such Person’s individual capacity), provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Accounts or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Loan Agreement or does not accurately reflect the Availability Reserve.

8.2.         Administration of Accounts and Credit Card Receivables.

8.2.1.      Credit Card Notifications; Records.  Schedule 8.2.1 sets forth, as of the Fourth Amendment Closing Date, all arrangements to which any Obligor is a party with respect to the payment to any Obligor of the proceeds of credit card charges for sales by such Obligor.  The Obligors shall deliver to Agent Credit Card Notifications instructing each of their Credit Card Issuers or Credit Card Processors to transfer all amounts owing by such processor or issuer to an Obligor directly to the Borrower Account or a Dominion Account, with such Credit Card Notifications to be executed by each relevant Obligor and accompanied by evidence that such Credit Card Notifications have been received by such Credit Card Issuers or Credit Card Processors.  The Obligors shall exercise commercially reasonable efforts to obtain acknowledgments to such Credit Card Notifications from each of the Credit Card Issuers and Credit Card Processors.  Each Obligor shall keep accurate and complete records of its Credit Card Receivables, and shall submit to Agent Credit Card Receivables reports, including all additions and reductions (cash and non-cash) with respect to Credit Card Receivables of the Obligors in each case accompanied by such supporting detail and documentation as shall be reasonably requested by Agent, in form reasonably satisfactory to Agent, on such periodic basis as Agent may request.

8.2.2.      Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise.  Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.3.      Maintenance of Dominion Accounts.  Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent.  Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockboxes or Dominion Accounts, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and, if such Dominion Account is not maintained with Bank of America, directing, in accordance with Section 5.6, the account bank to transfer at the end of each Business Day available funds in the Dominion Accounts to the Borrower Account consistent with past practice, and waiving offset rights of such servicer or bank against any funds in the lockboxes or Dominion Accounts, except offset rights for customary administrative charges.  Neither Agent nor Lenders assume any responsibility to Obligors for any lockbox arrangements or Dominion Accounts, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.4.      Proceeds of Collateral.  Obligors shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly deposit same into a Dominion Account.

8.3.         Administration of Inventory.

8.3.1.      Records and Reports of Inventory.  Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request.  Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.  Agent may participate in and observe each inventory or physical count.

8.3.2.      Returns of Inventory.  No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of

Business and (b) no Event of Default~~, Tranche A Overadvance~~ or Tranche A~~-1~~ Overadvance exists or would result therefrom.

8.3.3.      Acquisition, Sale and Maintenance.  No Obligor shall acquire or accept any Inventory which is part of the Borrowing Base on consignment or approval.  No Obligor shall sell any Inventory which is part of the Borrowing Base on consignment or approval.  Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Equipment.

8.4.1.      Records and Schedules of Equipment.  Each Obligor shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent.  Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.      Dispositions of Equipment.  No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (other than Permitted Liens).

8.4.3.      Condition of Equipment.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with the manufacturer’s published and recommended specifications.

8.5.         Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors as of the Closing Date (or, after any update to such Schedule 8.5 in accordance with the last sentence of this Section 8.5, as of the date of such amendment). Each Obligor shall take all actions necessary to establish Agent’s control (pursuant to an Account Control Agreement) of each Deposit Account other than:

(i)            each Deposit Account exclusively used for payroll, payroll taxes, or employee benefits as set forth in Schedule 8.5(a) or any replacement account exclusively used for payroll, payroll taxes or employee benefits;

(ii)           each disbursement account of the Obligors as set forth on Schedule 8.5(a) or any replacement disbursement account that is reasonably acceptable to Agent;

(iii)          each trust account listed on Schedule 8.5(b) maintained at U.S. Bank National Association (or any replacement account thereof) so long as the average account balance in the accounts described in this clause (iii) is in an amount consistent with the ordinary course of business and past practices of the Obligors and, in any event, does not exceed (x) at any time other than during a Trigger Event Period, $10,000,000 in the aggregate or (y) after the commencement and during the continuation of a Trigger Event Period, $2,000,000 in the aggregate; and

(iv)          each Deposit Account, other than those described in clauses (i) through (iii) above, containing not more than $75,000 at any time; provided that the aggregate amount contained in all such accounts under this clause (iv) shall not exceed $750,000 at any time; provided, however, that not later than ten (10) Business Days after the commencement of the first Trigger Event Period to occur after the Closing Date, the Obligors shall either (a) take all actions necessary to establish the Agent’s control of each such Deposit Account referred to in this clause (iv) or (b) close the Deposit Accounts referenced in this clause (iv) and transfer all balances and all related deposit activity to a Deposit Account over which the Agent’s control has already been established.

Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Agent and, subject to the Junior Debt Intercreditor Agreement, any Junior Lien Agent) to have control over a Deposit Account.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, at the request of Agent, will amend Schedule 8.5 (and Schedule 8.5(a) or Schedule 8.5(b), if applicable) to reflect the same.

8.6.         General Provisions.

8.6.1.      Location of Collateral.  All tangible items of Collateral, other than (i) tangible Inventory having an aggregate value of no more than $500,000, and (ii) Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, so long as, if such Collateral has an aggregate value of more than $500,000 the Borrower Agent has provided Agent with 30 Business Days prior written notice thereof.

8.6.2.      Insurance of Collateral; Condemnation Proceeds.

(a)           Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts, with such endorsements, and with such insurers as are reasonably satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)           Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent.

(c)           If requested by Obligors in writing within 30 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall, at the Borrowers’ election be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens; (iv) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed

$10,000,000. Any such proceeds or awards not applied to repair or replace such Equipment or Real Estate in accordance with this Section 8.6.2(c) shall be applied, by the Agent, to the Obligations in accordance with Section 5.5.

8.6.3.      Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes (other than Excluded Taxes) payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4.      Defense of Title to Collateral.  Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7.         Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section 8.7.  Agent, or Agent’s designee, may, during the continuation of an Event of Default, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a)           Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)           (i) Notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems reasonably appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.        REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties.  To induce Agent and Lenders to enter into this Loan Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1.      Organization and Qualification.  Each Obligor and Subsidiary is duly organized, validly existing and in good standing or subsisting, as applicable under the laws of the jurisdiction of its organization.  Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.      Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents by each Obligor have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of ~~Equity Interests~~Capital Stock of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a material default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens and Liens granted hereunder) on any Property of any Obligor.

9.1.3.      Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable against each Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

9.1.4.      Capital Structure.  Schedule 9.1.4 shows as of the Fourth Amendment Closing Date, for each Obligor and Subsidiary (other than the Parent), its name, its jurisdiction of organization, its duly authorized and validly issued ~~Equity Interests~~Capital Stock, the holders of its ~~Equity Interests~~Capital Stock, and all agreements binding on such holders with respect to their ~~Equity Interests~~Capital Stock.  Each Obligor has good title to its ~~Equity Interests~~Capital Stock in its Subsidiaries, subject only to Agent’s Lien and to Junior Liens, and all such ~~Equity Interests are~~Capital Stock is duly issued, fully paid and non-assessable.  There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any ~~Equity Interests~~Capital Stock of any Obligor (other than the Parent) or Subsidiary.

9.1.5.      Corporate Names; Locations.  During the five years preceding the Fourth Amendment Closing Date, except as shown on Schedule 9.1.5, no Obligor or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.  The chief executive offices and other places of business of Obligors and Subsidiaries as of the Fourth Amendment Closing Date are shown on Schedule 8.6.1.

9.1.6.      Title to Properties; Priority of Liens.  Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority (subject to Permitted Liens entitled to priority under Applicable Law) Liens.

9.1.7.      Security Documents.  The Security Documents are effective to create in favor of the Agent a legal, valid, perfected and enforceable first priority (subject to Permitted Liens entitled to priority under Applicable Law) security interest in and Lien upon the Collateral.

9.1.8.      Financial Statements.  The consolidated and, if applicable, combined balance sheets, and related statements of income, cash flow and shareholder’s equity, of Obligors and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, pursuant to Section 6.1(n) or otherwise, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Obligors and Subsidiaries at the dates and for the periods indicated, subject, in the case of interim statements, to normal year-end adjustments.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since January 30, 2010 there have been no changes in the financial condition of any Obligor or Subsidiary that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Parent and its Subsidiaries, on a consolidated basis, are Solvent.  Each Borrower, individually, is Solvent.

9.1.9.      Surety Obligations.  No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as is not prohibited hereunder.

9.1.10.    Taxes.  Each Obligor and Subsidiary has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11.    Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12.    Intellectual Property.  Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without, to any Obligor’s knowledge, conflict with any rights of others.  There is no pending or, to any Obligor’s knowledge, threatened material Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property).  All Intellectual Property registered with the U.S. Patent and Trademark Office which is owned by any Obligor or Subsidiary on the Fourth Amendment Closing Date is shown on Schedule 9.1.12.

9.1.13.    Governmental Approvals.  Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all material Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary material import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.    Compliance with Laws.  Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law.

9.1.15.    Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.15 or as could not reasonably be expected to have a Material Adverse Effect, (a) no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (b) no Obligor or Subsidiary has received any Environmental Notice, (c) no Obligor or Subsidiary has Environmental Liabilities with respect to any Environmental Release, environmental pollution or Hazardous Material on any Real Estate now or previously owned, leased or operated by it, or regarding any Environmental Release at or under any off-site third party property, (d)  no Obligor is party to, and no Obligor and no real property currently (or to the knowledge of any Obligor previously) owned, leased, subleased, operated or otherwise occupied by or for any Obligor is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Obligor, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Adverse Effect and the representations and warranties contained in the Environmental Agreement are true and correct in all material respects on the Closing Date.

9.1.16.    Burdensome Contracts.  No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  Except as described on Schedule 9.1.16, no Obligor or Subsidiary is party or subject to any material Restrictive Agreement on the Closing Date.  No material Restrictive Agreement to which any Obligor or Subsidiary is a party prohibits the execution or delivery of any Loan Documents by an Obligor or the performance by an Obligor of any obligations thereunder.

9.1.17.    Litigation.  Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations, Properties or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; (b) as of the Fourth Amendment Closing Date, could reasonably be expected to result in damages or penalties in excess of $10,000,000 (net of insurance proceeds which the Borrowers reasonably believe will cover such claim or claims) or (c) could reasonably be expected to have a Material Adverse Effect.  No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.18.    Insurance.  The properties of the Obligor and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Obligor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Obligor or the applicable Subsidiary operates.

9.1.19.    No Defaults.  No Default or Event of Default has occurred and is continuing.  No Obligor or Subsidiary is in default under any Material Contract, which default could reasonably be expected to have a Material Adverse Effect.  There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date, which termination could reasonably be expected to have a Material Adverse Effect.

9.1.20.    ERISA.  No Obligor or Subsidiary has any Multiemployer Plan or Foreign Plan.

9.1.21.    Trade Relations.  There exists no actual or, to the knowledge of any Obligor, threatened termination, limitation or adverse modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.22.    Labor Relations.  Except as described on Schedule 9.1.22, on the Fourth Amendment Closing Date, no Obligor or Subsidiary is party to or bound by any (a) management agreement, (b) consulting agreement where the aggregate obligations of such Obligor or Subsidiary thereunder are in excess of $500,000 or (c) collective bargaining agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.23.    Not a Regulated Entity.  No Obligor is (a) required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24.    Margin Stock.  No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25.    Plan Assets.  No Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the ~~Internal Revenue Code), and~~IRC), and, subject to the accuracy of the representations in Section 13.5 of this Loan Agreement, neither the execution of this Loan Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the ~~Internal Revenue Code~~IRC.

9.1.26.    Complete Disclosure.  No (x) Loan Document or (y) written information provided by or on behalf of any Obligor and included in the confidential information memorandum, dated February 2011, and delivered to the Lenders in connection with the syndication of the Commitments, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which they were delivered; provided that to the extent any such document, certificate or statement was based upon or constitutes a forecast or projection, each Obligor represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made and due care in the preparation of such document, certificate or statement, it being understood that forecasts and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

9.1.27.    Anti-Terrorism.  No Obligor, nor its Subsidiaries, nor, to the knowledge of any Obligor and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

9.1.28.    Anti-Corruption Laws.  Each Obligor and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.29.    EEA Financial Institution.  No Obligor is an EEA Financial Institution.

SECTION 10.      COVENANTS AND CONTINUING AGREEMENTS

10.1.       Affirmative Covenants.  For so long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisals.  (a)              Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor, inspect, audit and make extracts from any Obligor’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor.  To the extent any appraisal or other information is shared by Agent or a Lender with any Obligor, such Obligor acknowledges that it was prepared by Agent and Lenders for their purposes and Obligors shall not be entitled to rely upon it.  The Agent shall provide each Co-Collateral Agent with all final Collateral appraisals and audit reports promptly after the Agent’s receipt thereof.

(b)           Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, (x) other than those times described in clause (y), once per Loan Year or (y) at all times during the twelve (12) month period following any date that Excess Availability for a period of five (5) consecutive Business Days, is less than 30% of the lesser of (A) the aggregate Commitments at such time and (B) the Aggregate Borrowing Base at such time, up to two times per Loan Year; (ii) appraisals of Inventory (x) other than those times described in clause (y), once per Loan Year or (y) at all times during the twelve (12) month period following any date that Excess Availability for a period of five (5) consecutive Business Days, is less than 30% of the lesser of (A) the aggregate Commitments at such time and (B) the Aggregate Borrowing Base at such time, up to two times per Loan Year; (iii) appraisals of Eligible Real Estate, in form and detail reasonably satisfactory to Agent, (x) at all times other than those described in clause (y), once per Loan Year if so requested by Agent or (y) at all times during the twelve (12) month period following any date that Excess Availability for a period of five (5) consecutive Business Days is less than 15% of the lesser of (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time, twice per Loan Year if so requested by Agent; and (iv) environmental assessment reports as Agent deems appropriate in its reasonable discretion, with respect to the Eligible Real Estate of the Obligors; provided, however, that (x) during the occurrence and continuance of an Event of Default, the Agent may conduct any examinations and appraisals in its reasonable discretion without regard to any such limits and (y) if any examination or appraisal is initiated during the occurrence and continuance of an Event of Default, all reasonable and documented out-of-pocket charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits.  Obligors shall pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities in connection with the foregoing, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2.    Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)           within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Obligors and Subsidiaries, which consolidated statements shall all be in reasonable detail and prepared in accordance with GAAP and applicable Securities Laws, audited and accompanied by (i) a certification (without qualification as to scope or “going concern” (or similar) qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (with the Agent hereby acknowledging and agreeing that each of PricewaterhouseCoopers, Ernst & Young, KPMG and Deloitte & Touche are acceptable), which certification shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and (ii) an attestation report of such certified public accountants as to the Obligors’ internal controls pursuant to Section 404 of Sarbanes-Oxley, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)           within 45 days after the end of each Fiscal Quarter (but within 60 days after the last Fiscal Quarter of each Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a ~~(i)~~ consolidated basis for Obligors and Subsidiaries ~~and (ii) combined basis for Obligors and Subsidiaries other than the SPEs and Passive Companies~~, setting forth in comparative form corresponding figures for the preceding Fiscal Year as well as the applicable projections for such period delivered under Section 10.1.2(f) and certified by the Borrower Agent pursuant to a certificate signed on behalf of Borrower Agent by a Senior Officer of the Borrower Agent (with such certification to be in such Person’s capacity as a Senior Officer of such Obligor and not in such Person’s individual capacity) as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such quarterly period, subject to normal year-end adjustments and the absence of footnotes;

(c)           within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year as well as the applicable projections for such period delivered under Section 10.1.2(f) and certified by a Senior Officer (with such certification to be in such Person’s capacity as a Senior Officer of such Obligor and not in such Person’s individual capacity) of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)           concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by a Senior Officer of Borrower Agent (with such certification to be in such Person’s capacity as a Senior Officer of Borrower Agent and not in such Person’s individual capacity) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(e)           concurrently with delivery of financial statements under clause (a) above, and otherwise promptly after the request by Agent, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor or any Subsidiary, or any audit of any of them;

(f)            not later than 45 days after the beginning of the then current Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, cash flow and Availability for the current Fiscal Year and the next two Fiscal Years, year by year, and for the current Fiscal Year, month by month;

(g)           at Agent’s request, a listing of the Obligors’ consolidated trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging;

(h)           promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor, if and to the extent such information is not available on the SEC’s or the Parent’s website;

(i)            promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(j)            promptly upon the consummation of the transactions relating to the Convertible Note Debt, Junior Debt or any Refinancing Debt, copies certified by a Senior Officer as complete and correct (with such certification to be in such Person’s capacity a Senior Officer of an Obligor and not in such Person’s individual capacity) of the Convertible Note Debt Documents, the Junior Debt Documents or the documents relating to such Refinancing Debt, as the case may be.

(k)                                 promptly (x) upon delivery thereof, copies of all documents and materials of a material financial nature provided to any other creditor of any Obligor or any Subsidiary and (y) upon receipt thereof, copies of all material notices or information or material non-ordinary course correspondence received from, or on behalf of, any other creditor of any Obligor or any Subsidiary (including, without limitation, any default or similar notices);

(l)                                     promptly upon request therefor, all information pertaining to the Obligors and their Subsidiaries reasonably requested by any Lender in order for such Lender to comply with the provisions of the Patriot Act; ~~and~~

(m)                             such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s or Subsidiary’s financial condition or business;

(n)                                 on or after January 29, 2017, not later than the twelfth (12th) Business Day after the end of any fiscal month in which an FCCR Reporting Monitoring Event has occurred, a certificate executed by a Senior Officer of Borrower Agent (with such certification to be in such Person’s capacity as a Senior Officer of Borrower Agent and not in such Person’s individual capacity) setting forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for the most recent period of twelve consecutive fiscal months for which financial statements have been delivered pursuant to Section 10.1.2(c) ending on or prior to such date; and

(o)                                 to the extent the Borrower Agent has not delivered a certificate complying with the following requirements within the 31 days immediately prior to such date, on any other date on or after January 29, 2017 on which (i) the Borrower Agent has requested a Loan or the issuance, extension or renewal of any Letter of Credit and (ii) an FCCR Trigger Event has occurred, a certificate executed by a Senior Officer of Borrower Agent (with such certification to be in such Person’s capacity as a Senior Officer of Borrower Agent and not in such Person’s individual capacity) setting forth reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for the most recent period of twelve consecutive fiscal months for which financial statements have been delivered pursuant to Section 10.1.2(c) ending on or prior to such date.

Documents required to be delivered pursuant to Section 10.1.2(a) or Section 10.1.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrowers’ website on the internet at the website address indicated in writing to Agent and Lenders by the Borrower Agent; or (ii) on which such documents are posted on the Borrowers’ behalf on an internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) such Borrower shall deliver paper copies of such documents to Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) such Borrower shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates to Agent and the Lenders.  Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Obligors hereby acknowledge that (a) Agent and/or MLPFS will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Obligors hereunder

(collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Obligors or their securities) (each, a “Public Lender”).  The Obligors hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Obligors shall be deemed to have authorized the Agent, MLPFS, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Obligors or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, ~~the L/C Issuer~~any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or such Related Party; provided, however, that in no event shall the Agent or any of its Related Parties have any liability to any Borrower, any Lender, ~~the L/C Issuer~~any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.1.3.           Notices.

A.                                    Notify Agent and Lenders in writing, promptly after any Senior Officer of the Parent or the Borrower Agent obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat (in writing) or commencement of any proceeding or investigation, whether or not covered by insurance, reasonably likely to result in a Material Adverse Effect; (b) any material pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any material default under or termination of a Material Contract; (d) the occurrence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim reasonably likely to result in a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) reasonably likely to result in a Material Adverse Effect; (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any material Environmental Notice; (i) the discharge of or any withdrawal or resignation by Obligors’ independent accountants; (j) any opening of a new office, place of business or Distribution Center where Collateral with a fair market value of $2,000,000 or more will be located, at least 30 days prior to such opening, (k) any “default” or “event of default” under any Junior Debt Documents, ~~Mortgage Loan Debt Documents,~~ Senior Note Debt Documents or Convertible Note Debt Documents, as the case may be~~,~~; or (l) as soon as practicable, in any event prior thereto, any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) pursuant to the Junior Debt Documents, ~~Mortgage Loan Debt Documents,~~ Senior Note Debt Documents or Convertible Note Debt Documents, as the case may be.

B.                                    Notice Regarding Environmental Matters — (a)  The Obligor shall provide the Agent written notice of each of the following promptly after any Responsible Officer of any Obligor knows or has reason to know of it (and, upon reasonable request of the Agent, documents and information in connection therewith): (i)(A) unpermitted Environmental Releases, (B) the receipt by any Obligor of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (ii) the receipt by any Obligor of notification that any property of any Obligor is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $1,000,000.

(b)  Upon reasonable request of the Agent, the Obligors shall provide the Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the ~~Administrative~~ Agent to result in material Environmental Liabilities.

10.1.4.           Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent upon request with copies of all future agreements, between an Obligor and any warehouseman, processor, shipper, bailee, customs broker or other Person (other than Store landlords) that owns any premises at which any Collateral having an aggregate value of more than $500,000 may be kept or that otherwise may possess or handle any Collateral.

10.1.5.           Compliance with Laws; Organic Documents; Material Contracts.  Comply (a) with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to so comply or maintain such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect, (b) with all Organic Documents unless failure to comply therewith could not (x) be reasonably expected to have a Material Adverse Effect and (y) be reasonably expected to have a materially adverse effect on the Agent or any Lender and (c) with all of its Material Contracts except in each case where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.           Taxes.  Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.           Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers reasonably satisfactory to Agent, with respect to the Properties, business and business interruption of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in each case, in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8.           Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect, if the failure to maintain such License could reasonably be expected to result in a Material Adverse Effect.

10.1.9.           Future Subsidiaries; Designation of Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and on the date such Person becomes a Subsidiary, unless such Person is a Foreign Subsidiary~~, SPE or Passive Company~~, cause it to either (i) guaranty the Obligations by executing a Guaranty in favor of the Agent or (ii) become a Borrower by executing a joinder agreement substantially in the form of Exhibit H, and, in each case, to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a first priority (subject to Permitted Liens entitled to priority under Applicable Law) Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person constituting Collateral (provided that perfection of any such Lien shall be required to the same extent required by this Loan Agreement on the Closing Date), including, if reasonably requested by the Agent, delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.  The Borrower Agent may at any time designate any Guarantor as a Borrower; provided that any such Guarantor shall execute a joinder agreement substantially in the form of Exhibit H.  The Borrower Agent may at any time designate any Borrower as a Guarantor; provided, that any such Borrower shall execute a Guaranty in favor of the Agent.  Notwithstanding anything to the contrary in the foregoing two sentences, in no event shall any assets of a Person that is designated a Borrower pursuant to this Section 10.1.9 be deemed eligible for inclusion in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base unless and until the Agent has completed (at the expense of the Borrowers) collateral audits, examinations, appraisals and environmental assessments of such assets, which collateral audits, examinations, appraisals and environmental assessments shall be conducted in a manner reasonably acceptable to the Agent and the Co-Collateral Agents; provided, however, that any such collateral audits, examinations, appraisals and environmental assessments shall not be subject to (and shall not be included in) the limitations set forth in Section 10.1.1 on the number of collateral audits, examinations, appraisals and environmental assessments for which the Agent is entitled to be reimbursed in any period.

10.1.10.     Lien Waivers.  Use commercially reasonable efforts to deliver Lien Waivers for each of the Obligor’s leased locations that constitutes a Large Inventory Location and for each of the Obligor’s leased locations in a Landlord Lien State.

10.1.11.    Preservation of Existence.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.6 or Section 10.2.9.

10.1.12.    Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.13.    Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions involving the assets and business of such Obligors or such Subsidiary, as the case may be.

10.1.14.    Operation and Maintenance Plan.  If recommended by any environmental report furnished to the Agent and if required by applicable Environmental Law with respect to any individual parcel of Real Estate, the Obligors shall establish and comply with an operations and maintenance program with respect to such individual parcel of Real Estate, in form and substance reasonably acceptable to Agent, prepared by an environmental consultant reasonably acceptable to Agent.  Without limiting the generality of the preceding sentence, Agent may require (a) periodic notices or reports regarding matters addressed by the operation and maintenance program to Agent in form, substance and at such intervals as Agent may reasonably require, (b) and amendment to such operations and maintenance program reasonably required to address changing circumstances or applicable laws, (c) access to such parcel of Real Estate, subject to Section 10.1.1, to review and assess the environmental condition of such parcel and Obligors’ compliance with such operations and maintenance program, and (d) variation of the operations and maintenance program reasonably required in response to the reports provided by any such consultants, as required by applicable Environmental Law.

10.1.15.    Anti-Corruption Laws.  Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.2.                     Negative Covenants.  For so long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.           Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)                                 the Obligations;

(b)                                 ~~the Mortgage Loan Debt;~~[reserved];

(c)                                  the Senior Note Debt;

(d)                                 Permitted Purchase Money Debt;

(e)                                  Borrowed Money (other than the Obligations, ~~Mortgage Loan Debt,~~ the Senior Note Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, not satisfied with proceeds of the initial Loans and set forth on Schedule 10.2.1;

(f)                                   Bank Product Debt; provided that with respect to such Bank Product Debt in respect of Hedging Agreements, such Obligor is otherwise permitted to enter into such Hedging Agreement pursuant to Section 10.2.15;

(g)                                  Permitted Contingent Obligations;

(h)                                 Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)                                     Debt that is not included in any of the preceding clauses of this Section 10.2.1, is not secured by a Lien and the principal amount thereof does not exceed, in the aggregate at any time (x) $10,000,000 minus (y) the then outstanding principal amount of Permitted Purchase Money Debt in excess of $25,000,000;

(j)                                    the guarantee by any Obligor of Debt of another Obligor so long as such Debt was otherwise permitted to be incurred under this Section 10.2.1;

(k)                                 Debt of any Obligor secured by Junior Liens in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that (i) the final maturity of such Debt shall not occur prior to the 60th day following the Termination Date, (ii) there shall be no scheduled amortization or mandatory prepayments or mandatory repayments of such Debt prior to the 60th day following the

Termination Date, (iii) 100% of the net proceeds from the issuance of such Debt is applied to the repayment of the outstanding Loans (it being understood that the Commitments shall not be reduced and the net proceeds shall not be required to Cash Collateralize outstanding LC Obligations), (iv) both before and after giving effect to the Junior Debt Documents, no Default or Event of Default shall exist, (v) the obligors on such debt shall be Obligors hereunder, (vii) the holders of such Junior Debt (or a representative thereof) shall have entered into an intercreditor agreement with the Agent, which intercreditor agreement shall be in form and substance reasonably satisfactory to the Agent and the Co-Collateral Agents and (vi) prior to the consummation of any Junior Debt transaction, Agent shall have received an officer’s certificate of the Borrower Agent (in form and substance reasonably satisfactory to Agent) from a Senior Officer of the Borrower Agent certifying that the conditions set forth in this clause (k) are satisfied;

(l)                                     the incurrence by any Obligor of Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any other Obligor pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or ~~capital stock~~Capital Stock of any Obligor (other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or ~~capital stock~~Capital Stock of such Obligor for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by any Obligor in connection with such disposition;

(m)                             the incurrence by any Obligor of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five Business Days of its Incurrence;

(n)                                 Debt in respect of loans permitted to be made pursuant to Section 10.2.7;

(o)                                 an unsecured guarantee by any Obligor of the obligations of any other Obligor, as tenant, under any Master Lease Agreement;

(p)                                 Convertible Note Debt in an aggregate principal amount not to exceed $100,000,000; provided that (i) the final maturity of such Debt shall not occur prior to the 91st day following the Termination Date, (ii) there shall be no scheduled amortization or mandatory prepayments or mandatory repayments of such Debt prior to the 91st day following the Termination Date, (iii) 100% of the net proceeds from the issuance of such Debt is applied to the repayment of the outstanding Loans (it being understood that the Commitments shall not be reduced and the net proceeds shall not be required to Cash Collateralize outstanding LC Obligations), (iv) both before and after giving effect to the Convertible Debt Documents, no Default or Event of Default shall exist and (v) prior to the consummation of any Convertible Note Debt transaction, Agent shall have received an officer’s certificate of the Borrower Agent (in form and substance reasonably satisfactory to Agent) from a Senior Officer of the Borrower Agent certifying that the conditions set forth in this clause (p) are satisfied;

(q)                                 unsecured Debt owed to sellers constituting consideration for Permitted Acquisitions on terms and conditions reasonably acceptable to Agent;

(r)                                    unsecured Debt consisting of earn-out obligations in connection with any Permitted Acquisition;

(s)                                   Debt of a Person or Debt attaching to assets of a Person that, in either case, becomes a Subsidiary of ~~a Borrower~~an Obligor after the date hereof as the result of a Permitted Acquisition, provided that such Debt existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(t)                                    Debt in respect of deferred compensation incurred in the ordinary course of business;

(u)                                 Debt incurred in connection with any sale or disposition of any property in connection with any transaction covered by, but not prohibited by, Section 10.2.23; and

(v)                                 Debt owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business.

10.2.2.           Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                                 Liens in favor of Agent;

(b)                                 Purchase Money Liens securing Permitted Purchase Money Debt (provided that such Liens shall not, for the avoidance of doubt, secure the Debt permitted pursuant to Section 10.2.1(p));

(c)                                  (i) Liens for Taxes not yet due or being Properly Contested, (ii) Liens for Taxes that are set forth in Schedule 10.2.2(c); provided that such Taxes (and the Liens in respect thereof) are satisfied or are being Properly Contested not later than the date that is 90 days after the Closing Date and (iii) other Liens for Taxes in an aggregate amount not to exceed $500,000; provided that such Taxes (and the Liens in respect thereof) are satisfied or are being Properly Contested not later than the date that is 90 days after a Senior Officer of a Borrower becomes aware of such Liens;

(d)                                 statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e)                                  Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(f)                                   Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, in each case not giving rise to an Event of Default;

(g)                                  easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h)                                 normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i)                                     ~~(x)~~ Junior Liens securing Junior Debt permitted by Section 10.2.1(k) ~~and (y) Liens on the assets of any SPE who is not an Obligor securing the Mortgage Loan Debt and the Refinancing Debt of Mortgage Loan Debt~~;

(j)                                    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any Obligor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such Obligor;

(k)                                 Liens on property existing at the time of acquisition thereof by any Obligor, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to (i) any Accounts or Inventory or (ii) any property other than the property so acquired by such Obligor;

(l)                                     Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(m)                             Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Debt), leases, or other similar obligations arising in the ordinary course of business;

(n)                                 survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Debt, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by any Obligor;

(o)                                 judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(p)                                 Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(q)                                 any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense, including any interest of a Licensor in any License;

(r)                                    Liens arising from UCC financing statements regarding operating leases or consignments;

(s)                                   Liens securing Refinancing Debt of the Senior Note Debt; provided that any such Liens are (i) limited to the collateral securing the Obligations and do not extend to any other assets of the Parent and its Subsidiaries and (ii) expressly subordinated to the Liens securing the Obligations and subject to an intercreditor agreement, in form and substance and on terms and conditions, reasonably acceptable to Agent and the Co-Collateral Agents, and such intercreditor agreement is in full force and effect;

(t)                                    Liens for assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(u)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Properly Contested;

(v)                                 deposits in the ordinary course of business to secure liability to insurance carriers;

(w)                               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)                                 Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage amounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y)                                 existing Liens shown on Schedule 10.2.2 and Liens securing Refinancing Debt in respect thereof; and

(z)                                  the licensing of Intellectual Property to third Persons on reasonable and customary terms in the ordinary course of business consistent with past practice; provided that such licensing does not (i) materially interfere with the business of the Parent or any other Obligor or (ii) interfere with the Agent’s liens or security interests or the Agent’s right to dispose of any Collateral subject to such Intellectual Property.

10.2.3.           Cash Accumulation.  Permit, for a period exceeding five (5) consecutive Business Days, cash or Cash Equivalents in an aggregate amount in excess of $100,000,000 (other than (a) cash and Cash Equivalents reasonably necessary for the Obligors and their Subsidiaries to satisfy the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities and (b) so long as no Trigger Event Period exists, proceeds from the issuance of ~~Equity Interests~~Capital Stock of the Obligors for a period of 180 days after the receipt by the Obligors thereof) to accumulate and be maintained in the Deposit Accounts and investment accounts of the Obligors; provided, however, that the Obligors’ obligations under this Section 10.2.3 shall be suspended if and for so long as there are no Loans outstanding.

10.2.4.           Distributions; Upstream Payments.  Declare or make any Distributions, except (i) Upstream Payments or (ii) Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions (a) under the Loan Documents, (b) under Applicable Law, (c) in effect on the Closing Date as shown on Schedule 9.1.16, and (d) as set forth in documents evidencing Refinancing Debt with respect to the documents described on Schedule 9.1.16.

10.2.5.           Restricted Investments.  Make any Restricted Investment.

10.2.6.           Disposition of Assets.  Make any Asset Disposition ~~(other than any Asset Disposition by any SPE or Passive Company)~~, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by any Obligor to another Obligor.

10.2.7.           Loans.  Make any loans or other extensions of credit to any Person, except (a) advances to an officer or employee of any Obligor for salary, travel expenses, relocation expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) loans or other extensions of credit from Obligor to Obligor so long as (x) each Borrower is Solvent and (y) Parent and its Subsidiaries, on a consolidated basis, are Solvent, in each case, at the time of any such loan or extension of credit; (e) loans or other extensions of credit by any Obligor to any Subsidiary that is not an Obligor in an amount not to exceed $1,000,000 at any time outstanding; and (f) loans or other extensions of credit by any Subsidiary that is not an Obligor to any Obligor.

10.2.8.           Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to the Senior Note Debt, the ~~Mortgage Loan~~Convertible Note Debt, any Junior Debt~~, the Convertible Note Debt~~ and Refinancing Debt of any of the Senior Note Debt, the ~~Mortgage Loan Debt, the~~ Convertible Note Debt ~~and~~or any Junior Debt other than (a) payments of interest, fees and expenses due in the ordinary course, (b) ~~regularly scheduled principal payments with respect to the Mortgage Loan Debt and Refinancing Debt of the Mortgage Loan Debt~~[reserved], (c) payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) of the Senior Note Debt, any ~~Junior Debt, the Mortgage Loan Debt and the~~ Convertible Note Debt, or any Junior Debt and derived solely from Refinancing Debt which meets the Refinancing Condition, (d) prepayments of any Junior Debt with the proceeds of Asset Dispositions, insurance proceeds and condemnation awards solely to the extent (i) the Net Proceeds, insurance proceeds or condemnation awards, as applicable, were required to be applied to the Obligations pursuant to Section 5.2 hereof and (ii) the Required Lenders (or other parties authorized hereunder, as applicable) and each of the Co-Collateral Agents have waived, forgiven or postponed for more than ten (10) Business Days (by way of amendment, consent or otherwise) such requirement, and (e) other payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) of Senior Note Debt, ~~Mortgage Loan Debt,~~ Junior Debt, Convertible Note Debt and Refinancing Debt of the Senior Note Debt, any Junior Debt~~,~~ and the Convertible Note Debt ~~and the Mortgage Loan Debt~~, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such payment, (ii) Excess Availability on the date of the making of such payment on a pro forma basis after giving effect to such payment, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such payment), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 15% of the lesser of (x) the aggregate Commitments as of the date of such payment and last day of each fiscal month during such six month period and (y) the Aggregate Borrowing Base as of the date of such payment and the last day of each fiscal month during such six month period, (iii) as of the monthly fiscal period most recently then ended, the Consolidated Fixed Charge Coverage Ratio (on a pro forma trailing 12 fiscal month basis, giving effect to the making of such payment, and any Borrowings made in connection therewith, determined as though such payment and such Borrowings occurred on the first day of the twelve fiscal month period ended prior to such payment) is greater than or equal to 1.00 to 1.00; provided that this clause (iii) shall not be applicable in the event that Excess Availability on the date of the making of such payment on a pro forma basis after giving effect to such payment, and projected Excess Availability on a pro forma basis for the upcoming six month period (after giving effect to such payment), measured as of the last day of each fiscal month during such six month period, is, in each case, greater than or equal to 30% of the lesser of (x) the aggregate Commitments as of the date of such payment and last day of each fiscal month during such six month period and (y) the Aggregate Borrowing Base as of the date of such payment and the last day of each fiscal month during such six month period and (iv) the Borrowers shall have provided the Agent with a certificate not less than then (10) days prior to the making of such payment executed by a Senior Officer of the Borrower Agent, evidencing compliance, on a pro forma basis, after giving effect to such payment, with the requirements set forth in clauses (e)(ii) and (e)(iii) above).  Notwithstanding this Section 10.2.8 or anything to the contrary contained herein or in any other Loan Document, the Obligors shall be permitted to repay, redeem, retire, defease or otherwise refinance all or any portion of Bon-Ton’s existing Senior Note Debt consisting of 10.625% senior notes due in 2017 at any time on or prior to January 28, 2017 so long as, at the time of any such prepayment and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and Excess Availability is greater than or equal to 30% of the lesser of: (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time.

10.2.9.           Fundamental Changes.  (a)  Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) for mergers or consolidations of (x) an Obligor with another Obligor or (y) a Subsidiary that is not an Obligor with (A) any other Subsidiary that is not an Obligor or (B) any Obligor so long as such Obligor is the continuing or surviving entity or, if such Obligor is not the continuing or surviving entity, the continuing or surviving entity becomes an Obligor (prior to or concurrently with the consummation of such merger or consolidation), (ii) for liquidation or dissolution of any Subsidiary of the Parent, so as long as (x) the net assets of such Subsidiary remaining after payments to creditors are distributed to an Obligor and (y) in any event, 100% of the Capital Stock or other equity securities held by such dissolving Subsidiary are transferred to an Obligor, (iii) for liquidation or dissolution of any Obligor not permitted pursuant to clause (ii) above (other than a liquidation or dissolution of the Parent) on terms and conditions acceptable to Agent or (iv) to affect the transactions otherwise permitted pursuant to Section

10.2.5; or (b) without fifteen (15) days prior written notice to the Agent, change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number, or change its form or state of organization.

10.2.10.    Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional ~~Equity Interests~~Capital Stock except (a) director’s qualifying shares and (b) ~~Equity Interests~~Capital Stock issued to an Obligor.

10.2.11.    Organic Documents.  Amend, modify or otherwise change, in a manner which would be materially adverse to any Lender, any of its Organic Documents as in effect on the Closing Date.

10.2.12.    Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.13.    Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.    Restrictive Agreements.  Other than any conditions or restrictions in respect of Distributions by the Parent, become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) customary provisions in leases and other contracts restricting assignment thereof; (d) Restrictive Agreements contained in documents evidencing Refinancing Debt of ~~(A)~~ the Senior Note Debt ~~and (B) the Mortgage Loan Debt~~; (e) Restrictive Agreements contained in documents evidencing any Junior Debt so long as (i) such documents do not restrict or limit (A) the incurrence of indebtedness under this Loan Agreement (except as may be provided in the Junior Debt Intercreditor Agreement), (B) the making of payments on account of the Obligations, (C) the granting of liens to the Agent to secure the Obligations, or (D) the modification, renewal or extension of this Loan Agreement (except as may be provided in the Junior Debt Intercreditor Agreement) and (ii) a Senior Officer of the Borrower Agent has delivered a certificate to the Agent stating that the Borrower Agent has determined in good faith that such restrictions taken as a whole are consistent with market terms of agreements governing comparable Debt of similar companies at the time of incurrence of any Junior Debt under such Junior Debt Documents; (f) Restrictive Agreements contained in documents evidencing the Convertible Note Debt or Refinancing Debt of the Convertible Note Debt; and (g) customary restrictions entered into in the ordinary course of business in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements limiting the transfer of the assets subject thereto pending the consummation of the sale provided therein.

10.2.15.    Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.    Conduct of Business.  Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Obligors taken as a whole.

10.2.17.    Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were entered into prior to the Closing Date, as shown on Schedule 10.2.17 or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such transaction or agreement evidencing such transaction as in effect on the date hereof; ~~(f) transactions contemplated by the Mortgage Loan Debt~~

~~Documents and (g~~and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18.    Plans.  Become a party or contribute (or have an obligation to contribute) to any (a) Multiemployer Plan or (b) Foreign Plan.

10.2.19.    Amendments to Certain Material Contracts.  Except in connection with any Refinancing Debt permitted hereunder, change, waive or amend any agreement or arrangement to which Parent or a Subsidiary is party that relates to any ~~Mortgage Loan Debt Document, the~~ Convertible Note Debt Document, any Junior Debt Document or any Senior Note Debt Document if such change, waiver or amendment (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; or (vii) could reasonably be considered to be materially adverse to the Lenders.

10.2.20.    No Speculative Transactions.  Engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

10.2.21.    ~~Passive Company Status.  Where such Obligor or such Subsidiary is a Passive Company, engage in any trade or business or incur any Debt or guaranteed Debt except for the trade or business in which it is engaged on the Closing Date.~~  [Reserved].

10.2.22.    General Partner.  Be or become the general partner of any partnership other than ~~(a) a Passive Company and (b)~~ any Subsidiary with nominal assets; provided that notwithstanding anything to the contrary contained herein, at no time may any assets (other than assets with a fair market value of a nominal amount) of any Obligor be transferred to any such Subsidiary ~~described in this clause (b)~~.

10.2.23.    Sale-Leaseback Transactions.  Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than such transactions involving assets of the Obligors with a fair market value of not more than $150,000,000 in the aggregate; provided that (a) the terms and conditions of any such transaction shall be reasonably acceptable to Agent; (b) the Net Proceeds received from such sale are not less than 70% of the most recent appraised value of such assets; and (c) simultaneously with the consummation of any such transaction the Obligors shall (i) deliver to Agent a Lien Waiver in form and substance satisfactory to Agent (or Agent shall take an appropriate Rent and Charges Reserve), (ii) adjust the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base to reflect the sale of Eligible Real Estate included therein, if any, and (iii) apply proceeds from such transaction to the prepayment of the Loans to the extent required by Section 5.2.

10.2.24.    Debt under Senior Note Debt Documents.  Incur any Indebtedness (as defined in the Senior Note Indenture), other than (i) the Obligations, (ii) ~~the Mortgage Loan Debt and any Refinancing Debt of the Mortgage Loan Debt, (iii)~~ any Junior Debt and (~~iv~~iii) ~~the~~any Convertible Note Debt, that at the time of the incurrence thereof, or at any time thereafter, is Indebtedness (as defined in the Senior Note Indenture) permitted to be incurred under the Senior Note Indenture as a result of such Indebtedness (as defined in the Senior Note Indenture) being permitted under Section 4.09(b)(1) of the Senior Note Indenture.

10.2.25.    Use of Proceeds.  The proceeds of Loans or Letters of Credit shall not be used by Borrowers, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

10.2.26.    No Inconsistent Agreements.  Enter into any contractual obligation or enter into any amendment or other modification to any currently existing contractual obligation, which by its terms restricts or prohibits the Borrowers from paying the principal of or interest on the Loans or Cash Collateralizing the Letters of Credit.

10.2.27.    Stay, Extension and Usury Laws.  Insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted (to the extent that it may lawfully do so), now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Loans, this Loan Agreement or the other Loan Documents, and each Obligor hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Lenders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

10.2.28.    Sanctions.  Use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Agent, ~~L/C Issuer~~Issuing Bank, or otherwise) of Sanctions.

10.2.29.    Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

10.3.                     Financial Covenants.

10.3.1.           Minimum Excess Availability.  For so long as any Commitments or Obligations are outstanding, Borrowers shall~~:10.3.1.  Minimum Excess Availability.  Maintain~~ maintain Excess Availability at all times in an amount greater than or equal to the greater of (i) 10% of the lesser of: (x) the aggregate Commitments at such time and (y) the Aggregate Borrowing Base at such time and (ii) $~~50,000,000.~~75,000,000.

10.3.2.           Springing FCCR.  If at any time on or after January 29, 2017 an FCCR Trigger Event has occurred, the Consolidated Fixed Charge Coverage Ratio shall be at least 1.00 to 1.00, calculated as of the last day of the most recent period of twelve consecutive fiscal months for which financial statements have been delivered pursuant to Section 10.1.2(c) ending on or prior to such time.

SECTION 11.                  EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.                     Events of Default.  Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                                 Any Borrower fails to pay (i) any principal of the Loans when due (whether at stated maturity, on demand, upon acceleration or otherwise) or any interest on the Loans when due or (ii) any fee or any other amount (other than an amount payable under clause (i) of this Section) payable under this Loan Agreement or any other Loan Document, when and as the same shall become due and payable, and, in the case of this clause (ii), such failure shall continue unremedied for a period of three (3) Business Days;

(b)                                 (i) Any information contained in any Compliance Certificate or Borrowing Base Certificate was untrue or incorrect in any material respect when made or (ii) any representation or warranty made or delivered to Agent or any Lender by any Obligor herein, in connection with any Loan Document or transaction contemplated thereby, or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or Compliance Certificate) is untrue, incorrect or misleading in any material respect when given or confirmed;

(c)                                  Any Obligor breaches or fails to perform any covenant contained in (i) Section 7.2 of this Loan Agreement (other than inadvertent breaches of such covenant), (ii) in Sections 8.1, 8.2.3, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.2(d), 10.1.2(e), 10.1.2(f), 10.1.2(n), 10.1.2(o), 10.1.3(A)(k), 10.1.3(A)(l), 10.2, or 10.3 ~~or 10.4~~ of this Loan Agreement, or (iii) any provision contained in the Senior Note Intercreditor Agreement or any Junior Debt Intercreditor Agreement (in each case, from and after the execution and delivery thereof);

(d)                                 Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e)                                  Any Guarantor repudiates, revokes or attempts to revoke its Guaranty; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                                   Any (x) breach or default of an Obligor or any Subsidiary of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound relating to any Debt (other than the Obligations) in excess of $5,000,000 then outstanding if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach or (y) Debt (other than the Obligations) in excess of $5,000,000 of any Obligor or any Subsidiary of any Obligor is required to be repaid, repurchased, redeemed or defeased, other than in connection with a Permitted Refinancing;

(g)                                  Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (other than amounts covered by insurance for which the insurer thereof has not challenged such coverage), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)                                 (i) Any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Obligor and is not released, vacated or fully bonded within 60 days after its issue or levy;

(i)                                     [Reserved];

(j)                                    Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business and such loss, revocation or termination could reasonably be expected to result in a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time not covered by business interruption insurance and such cessation could reasonably be expected to result in a Material Adverse Effect; or any material Collateral or Property of an Obligor is taken or impaired through condemnation and such taking or impairment could reasonably be expected to result in a Material Adverse Effect;

(k)                                 Any Insolvency Proceeding is commenced by any Obligor or any Obligor takes any corporate action authorizing the commencement thereof; an Insolvency Proceeding is commenced against any Obligor and:  such Obligor consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Obligor, such petition is not dismissed or stayed within 60 days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(l)                                     A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation ~~of~~or any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, in each case, where the liability associated with the foregoing is reasonably expected to be in excess of $5,000,000;

(m)                             Any Obligor is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(n)                                 A Change of Control occurs.

11.2.                     Remedies upon Default.  If an Event of Default described in Section 11.1(k) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (including the Tranche A-1 Prepayment Premium) shall become automatically due and payable and all Tranche A Revolver Commitments and unused Tranche A-1 Revolver Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)                                 declare any Obligations (including the Tranche A-1 Prepayment Premium) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)                                 terminate, reduce or condition any of the Tranche A Revolver Commitments or unused Tranche A-1 Revolver Commitments, or make any adjustment to the Tranche A Borrowing Base or to the Tranche A-1 Borrowing Base;

(c)                                  require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations (other than unmatured contingent indemnification obligations) that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Tranche A Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)                                 exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.                     License.  Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property (subject, in the case of trademarks owned by any Obligor, to sufficient rights to quality control and inspection in favor of such Obligor to avoid the risk of invalidation of said trademarks), computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property owned by any Obligor, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral in each case after the occurrence, and during the continuance, of an Event of Default.

11.4.                     Setoff.  Agent, Lenders and their Affiliates are each authorized by Obligors at any time during the occurrence and continuance of an Event of Default, without notice to Obligors or any other Person, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by Agent, any Lender or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

11.5.                     Remedies Cumulative; No Waiver.

11.5.1.           Cumulative Rights.  All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2.           Waivers.  The failure or delay of any party hereto to require strict performance by any other party thereto with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until the payment in full, in cash of all Obligations (other than contingent indemnification obligations) and the occurrence of the Commitment Termination Date.  No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrower Agent and executed by Borrower Agent and Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified.  No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated.  If

Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.  It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.                  AGENT

12.1.                     Appointment, Authority and Duties of Agent

12.1.1.           Appointment and Authority.  Each Lender and Issuing Bank appoints and designates Bank of America as Agent hereunder.  Agent may, and each Lender and Issuing Bank authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the ~~Pro Rata~~ benefit of ~~Lenders~~Secured Parties.  Each Lender and Issuing Bank agrees that any action taken by Agent or Required Lenders, in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders and the Issuing Banks.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any fixtures, Real Estate or Inventory constitute Eligible Real Estate or Eligible Inventory, as the case may be, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender, any Issuing Bank or other Person for any error in judgment.

12.1.2.           Duties.  Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists.  The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Loan Agreement.  Without limiting the generality of the foregoing, Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by (i) the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), (ii) the Required Tranche A-1 Lenders in accordance with Schedule 14 hereto, or (iii) solely with respect to matters as to which any Co-Collateral Agent may direct the Agent, a Co-Collateral Agent, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity;

(d)                                 shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Required Tranche A-1 Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 or 14.1) or at the request of any Co-Collateral Agent; provided that, for the avoidance of doubt, no such consent or request of the Required Lenders shall be sufficient to excuse the Agent from taking any action required to be taken by the Agent at the direction of the Required Tranche A-1 Lenders pursuant to Schedule 14 hereto, or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Agent by a Borrower, a Lender or an Issuing Bank; and

(e)                                  shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

12.1.3.           Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.           Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.1.5.           Co-Collateral Agents.  Each Lender appoints and designates each of Bank of America and ~~General Electric Company (as successor in interest by merger to General Electric Capital Corporation)~~Wells Fargo as a Co-Collateral Agent hereunder.  The rights of the Co-Collateral Agents are set forth in the Co-Collateral Agent Rights Agreement.

12.1.6.           No Fiduciary Relationship.  ~~The relationship between Agent and each of the Lenders is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between Agent and each of the Lenders.  Nothing contained in this Loan Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between Agent and any of the Lenders.~~ It is understood and agreed that the use of the terms “Agent” and “Co-Collateral Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent or any Co-Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2.                     Agreements Regarding Collateral and Field Examination Reports.

12.2.1.           Lien Releases; Care of Collateral.  Lenders authorize Agent to (x) release any Lien with respect to any Collateral (a) upon the occurrence of (i) the payment, in full, in cash of the Obligations (other than contingent indemnification obligations with respect to which no claim has been asserted in writing), (ii) the payment of any appropriate Cash Collateral deposits in connection with contingent LC Obligations and other Obligations and (iii) the occurrence of the Commitment Termination Date, (b) that is the subject of an Asset Disposition which Borrower Agent certifies in writing to Agent is a Permitted Asset Disposition (and Agent may rely conclusively on any such certificate without further inquiry), (c) that does not constitute a material part of the Collateral, or (d) with the written consent of all Lenders, or (y) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.           Possession of Collateral.  Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession.  If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3.           Reports.  Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit or other examination or any appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3.                     Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy ~~or~~, e-mail, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.4.                     Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender, a Borrower or Borrower Agent specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5.                     Ratable Sharing.  If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6.                     Indemnification of Agent Indemnitees.

12.6.1.           INDEMNIFICATION.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE; PROVIDED THAT NO LENDER SHALL HAVE ANY OBLIGATION TO INDEMNIFY OR HOLD HARMLESS THE AGENT INDEMNITEES FOR ANY CLAIM THAT IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT INDEMNITEE.  If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2.           Proceedings.  Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same; provided that no Lender shall be liable for payment of any such amount to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct.  In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders provided that it has not been determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct.

12.7.                     Limitation on Responsibilities of Agent.  Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents.  Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.                     Successor Agent.

12.8.1.           Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among the Lenders that is reasonably acceptable to the Borrower Agent or, if no successor Lender accepts its appointment on or prior to the effective date of the resignation of Agent, Agent may appoint any other Person reasonably acceptable to the Borrower Agent as successor Agent.  Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by ~~it while~~Agent, its sub-agents and any related persons (a) while the retiring Agent was acting as Agent and (b) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (i) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (ii) in respect of any actions taken in connection with transferring the agency to any successor Agent.  Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.           Separate Collateral Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent.  Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent.  Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.                     Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Loan Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary.  Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10.              Replacement of Certain Lenders.  In the event that (a) any Lender is a Defaulting Lender, (b) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section ~~5.8 or 5.9,~~5.8, or (c) any Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders or all affected Lenders was required and Required Lenders have consented thereto, then, in addition to any other rights and remedies that any Person may have, the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights and obligations under this Loan Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to the Agent any applicable assignment fee specified in Section 13.2 (unless such fee has been waived by Agent);

(b)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations purchased in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                   in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section ~~5.8 or 5.9,~~5.8, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                  such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

12.11.              Remittance of Payments and Collections.

12.11.1.    Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Loan Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 12:00 noon  on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 12:00 noon, then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2.    Failure to Pay.  If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3.    Recovery of Payments.  If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.              Agent in its Individual Capacity.  As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” and “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, own securities of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13.              Agent Titles.  Each Lender, other than Bank of America, that is designated (on the cover page of this Loan Agreement or otherwise) by Bank of America as an “Agent”, “~~Co-~~Syndication Agent”, “~~Co-~~Documentation Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders (or, with respect to the Co-Collateral Agents, the rights set forth in the Co-Collateral Agent ~~Letter~~Rights Agreement), and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14.              No Third Party Beneficiaries.  This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon Obligors or any other Person.  As between Obligors and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

12.15.              Junior Debt Intercreditor Agreements.  The Lenders hereby irrevocably authorize the Agent to enter into any intercreditor agreements or acknowledgements thereto relating to any Junior Debt, and agree to be bound by the provisions thereof.

12.16.              ~~Mortgage Intercreditor Agreement.  The Lenders hereby irrevocably authorize the Agent to enter into the Mortgage Intercreditor Agreement, and agree to be bound by the provisions of the Mortgage Intercreditor Agreement.~~Agent May File Proofs of Claim.  In case of any Insolvency Proceeding or any other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Agent and the other Secured Parties  and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent under Sections 3.2, 3.4 and 14.2) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.2, 3.4 and 14.2.

12.17.              ~~Post-Closing Agreement.  The Lenders hereby irrevocably authorize the Agent to enter into the Post-Closing Agreement, and agree to and acknowledge the terms and provisions thereof~~Bank Product Providers.  No Lender or any of its branches or Affiliates that provides Bank Products and obtains the benefits of Section 5.5.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 12 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising in respect of Bank Product Debt unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable provider of such Bank Products, as the case may be.

SECTION 13.                  BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.                     Successors and Assigns.  The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 13.2, (ii) by way of participation in accordance with the provisions of Section 13.3 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 13.2.3 and 13.2.4 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

13.2.                     Assignments.

13.2.1.           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.2.1, participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that:

(i)                                     ~~except in the case of an assignment of the entire remaining amount of the assigning Lender’s (a) Tranche A Revolver Commitment and Tranche A Revolver Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender,~~ the aggregate amount of the Tranche A Revolver Commitment (which for this purpose includes Tranche A Revolver Loans outstanding thereunder) or, if the Tranche A Revolver Commitment is not then in effect, the principal outstanding balance of the Tranche A Revolver Loans of the assigning Tranche A Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $~~10,000,000 unless each of~~10,000,000, unless (1) such assignment is of the entire remaining amount of the assigning Lender’s Tranche A Revolver Commitment and Tranche A Revolver Loans at the time owing to it, or (2) the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed) ~~and (b) Tranche A-1 Revolver Commitment and Tranche A-1 Revolver Loans at the time owing to it or~~; provided that no minimum amount need be specified in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender~~,~~ ;

(ii)                                  the aggregate amount of the Tranche A-1 Revolver Commitment ~~(which for this purpose includes Tranche A-1 Revolver Loans outstanding thereunder) or, if the Tranche A-1 Revolver Commitment is not then in effect, the principal outstanding balance of the Tranche A-1 Revolver Loans~~ of the assigning Tranche A-1 Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than ~~(x) with respect to each Tranche A-1 Lender party to this Loan Agreement as of the Closing Date, $1,000,000 and (y) with respect to all other Tranche A-1 Lenders, $5,000,000, unless each of~~$10,000,000, unless (1) such assignment is of the entire remaining amount of the assigning Lender’s Tranche A-1 Revolver Commitment or (2) the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided~~, however~~ that no minimum amount need be specified in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(iii)                               concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether ~~such~~the applicable minimum amount has been met under ~~this~~ Section 13.2.1(i) or Section 13.2.1(ii);

(iv)                              ~~(ii)~~ each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Loans or the Commitment assigned, except that this clause (~~ii~~iv) shall not apply to rights in respect of Swingline Loans;

(v)                                 ~~(iii)~~ any assignment ~~of a Commitment must be approved by Agent,~~must be approved by the Borrower Agent (such approval not to be unreasonably withheld or delayed) unless (1) an Event of Default has occurred and is continuing or (2) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within two (2) Business Days after having received notice thereof;

(vi)                              any assignment of a Tranche A Revolver Commitment must be approved by the Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Tranche A Lender or an Affiliate of a Tranche A Lender or an Approved Fund with respect to a Tranche A Lender;

(vii)                           any assignment of a Tranche A-1 Revolver Loan must be approved by the Agent (such consent not to be unreasonably withheld or delayed) unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(viii)                        any assignment of a Tranche A Commitment must be approved by the Issuing Bank and the provider of Swingline Loans (~~with~~ each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Tranche A Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); ~~and~~

(ix)                              ~~(iv)~~ the parties to each assignment shall execute and deliver to Agent (1) an Assignment and Assumption Agreement, and (2) a processing and recordation fee of $~~5,000.~~5,000; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire; and

(x)                                 in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Agent, the applicable Pro Rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Pro Rata share of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Loan Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to Section 13.2, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Loan Agreement; provided, that no such Eligible Assignee (including an Eligible Assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 5.8 ~~or 5.9~~ than that to which the assignor would have been entitled to receive had no such assignment occurred. The assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 3.6, 3.7, 3.9, ~~5.8, 5.9~~5.8 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrowers (at the Borrowers’ expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this subsection shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3.

13.2.2.           Register.  Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at Agent’s office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, Agent and the Lenders ~~may~~shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers and the Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending or upon and during the continuation of any Event of Default, any Lender may request and receive from Agent a copy of the Register.  The Register shall break out the Tranche A Lenders and the Tranche A-1 Lenders and their respective portions of the Obligations.

13.2.3.           Certain Pledges.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.2.4.           Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Loan Agreement and the transactions contemplated hereby (including without limitation Assignment and ~~Assumptions~~Assumption Agreements, amendments or other modifications, Notices of Borrowing, notices of Swingline Loan borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the ~~Administrative~~ Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Agent pursuant to procedures approved by it.

13.2.5.           Assignment by MLPFS.  The parties hereby agree that MLPFS may, without notice to the Borrowers, assign its rights and obligations under this Loan Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Fourth Amendment Closing Date.

13.3.                     Participations

13.3.1.           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or any Obligor or any Affiliate or Subsidiary of any Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.6.1 without regard to the existence of any participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any  provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described Section 14.1.1 that affects such Participant.  Subject to Section 13.3.2, the Obligors agree that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, ~~5.8~~ and ~~5.9~~5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section ~~13.2.~~13.2 (it being understood that the documentation required under Section 5.8.5 shall be delivered to the Lender who sells the participation); provided that such Participant agrees to be subject to the provisions of Sections 3.8 and 12.10 as if it were an assignee under Section 13.2.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 5.5 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as  a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

13.3.2.           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section ~~3.6,~~3.6 or 5.8 ~~or 5.9~~ than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section ~~5.9~~5.8 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section ~~5.9~~5.8 as though it were a Lender.

13.4.                     Tax Treatment.  If any interest in a Loan Document is transferred to a Transferee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section ~~5.9.~~5.8.

13.5.                     Representation of Lenders.  Each Lender represents and warrants to each Borrower, the Agent and each of the other Lenders that none of the consideration used by it to fund its Loans or to participate in any other transactions under this Loan Agreement constitutes for any purpose of ERISA or Section 4975 of the ~~Internal Revenue Code~~IRC assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the ~~Internal Revenue Code~~IRC and the interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

SECTION 14.                  MISCELLANEOUS

14.1.                     Consents, Amendments and Waivers.

14.1.1.           Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, the Required Lenders (or the Agent acting at the direction of the Required Lenders) and each Obligor party to such Loan Document; provided that:

(a)                                 without the prior written consent of (i) Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent and (ii) an affected Co-Collateral Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of such Co-Collateral Agent;

(b)                                 without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c)                                  without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay any scheduled payment of, any principal, interest, fees or other amounts payable to such Lender or (iii) extend the Termination Date;

(d)                                 (i) without the prior written consent of the Supermajority Lenders, no modification shall be effective that would (A) amend the definition of Tranche A Borrowing Base or Tranche A-1 Utilization Amount (or the defined terms used, directly or indirectly, in such ~~definition~~definitions), in each case, in a manner that would result in more credit being made available or (B) amend the definition of

Supermajority Lenders and (ii) without the prior written consent of each of the Tranche A-1 Lenders, no modification shall be effective that would (A) amend the definition of Tranche A-1 Borrowing Base or Tranche A-1 Utilization Amount (or the defined terms used, directly or indirectly, in such ~~definition~~definitions), in each case, in a manner that would result in more credit being made available or (B) amend the definition of Tranche A-1 Lenders, Required Tranche A-1 Lenders or Supermajority Required Tranche A-1 Lenders; and

(e)                                  without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter Section 2.1.5, Section 5.5, Section 7.1 (except to add Collateral), or Section 14.1.1; (ii) amend the definitions of Pro Rata or Required Lenders; (iii) release, or subordinate the Lien of the Agent on, all or substantially all of the Collateral (excluding, if any Obligor or any Subsidiary of any Obligor becomes a debtor under the federal Bankruptcy code, the consent to the use of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by Required Lenders); (iv) except in connection with a transaction permitted by Section 10.2.9, release all or substantially all of the Obligors from liability under the Guaranty or (v) increase any advance rate (other than an advance rate set forth in the definition of Tranche A-1 Borrowing Base (or set forth in any defined term used, directly or indirectly, in such definition), which shall require, in each case, the consent of each of the Tranche A-1 Lenders).

14.1.2.           Limitations.  The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document.  The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing.  Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3.           Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent (it being understood and agreed that the payment of any amounts agreed among the Borrowers, MLPFS, the Agent and any Lender or Increasing Lender participating in connection with an increase in the Tranche A Revolver Commitments or the Tranche A Revolver Commitments under Section 2.4 shall not be subject to this Section 14.1.3).

14.1.4.           Generally.  Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) no Junior Lien Agent, Junior Lien Lender or Junior Lien Affiliate who is an assignee of any rights and obligations under this Loan Agreement or a Participant shall have any right to approve or disapprove any amendment, waiver or consent hereunder or shall be entitled to vote on matters relating to the Loan Documents (including during any Insolvency Proceeding of any Obligor) and shall not be deemed to be a “Lender” for any such purpose, except that the Commitment of such Person may not be increased or extended without the consent of such Person.

14.2.                     Indemnity.  EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, PROCEEDINGS, COSTS AND EXPENSES OF ANY KIND (INCLUDING REMEDIAL RESPONSE COSTS, REASONABLE AND

DOCUMENTED ATTORNEYS’ FEES AND EXTRAORDINARY EXPENSES OF ONE OUTSIDE COUNSEL, ONE LOCAL COUNSEL IN EACH RELEVANT JURISDICTION (AS DETERMINED BY THE AGENT IN ITS REASONABLE DISCRETION), ONE SPECIAL OR REGULATORY COUNSEL IN RESPECT OF EACH MATTER (AS REASONABLY REQUIRED BY THE AGENT) AND CONFLICT OF INTEREST COUNSEL (AS DETERMINED BY THE AGENT IN ITS REASONABLE DISCRETION)) AT ANY TIME (INCLUDING AFTER FULL PAYMENT OF THE OBLIGATIONS, RESIGNATION OR REPLACEMENT OF AGENT, OR REPLACEMENT OF ANY LENDER) INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO (A) ANY LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO OR THE ADMINISTRATION OF THE LOAN DOCUMENTS, (B) ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY INDEMNITEE IN CONNECTION WITH ANY LOAN DOCUMENTS, (C) THE EXISTENCE OR PERFECTION OF ANY LIENS, OR REALIZATION UPON ANY COLLATERAL, (D) EXERCISE OF ANY RIGHTS OR REMEDIES UNDER ANY LOAN DOCUMENTS OR APPLICABLE LAW, (E) FAILURE BY ANY OBLIGOR TO PERFORM OR OBSERVE ANY TERMS OF ANY LOAN DOCUMENT, IN EACH CASE INCLUDING ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES RELATING TO ANY INVESTIGATION, LITIGATION, ARBITRATION OR OTHER PROCEEDING (INCLUDING AN INSOLVENCY PROCEEDING OR APPELLATE PROCEEDINGS), WHETHER OR NOT THE APPLICABLE INDEMNITEE IS A PARTY THERETO, (F) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (G) ANY ACTUAL OR ALLEGED ENVIRONMENTAL RELEASE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITIES IN CONNECTION WITH ANY ACTUAL OR ALLEGED VIOLATION OF OR ANY OBLIGATION UNDER ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO ANY BORROWER OR ANY OF ITS SUBSIDIARIES, OR (H) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY A BORROWER OR ANY OTHER OBLIGOR (HEREINAFTER, “CLAIMS”) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the bad faith, gross negligence or willful misconduct of such Indemnitee.  If any claim is made against any Indemnitee which may result in a claim under this Section 14.2 against Borrowers, such Indemnitee or Agent shall promptly send to Borrower Agent written notice thereof, and Borrower Agent shall have the right, at its expense and with counsel reasonably satisfactory to Agent, to defend such claim.  Neither any Indemnitee nor any Borrower shall settle any such claim without the consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the failure of such prompt notice shall not negate or impair the obligation of the Borrowers under this Section 14.2, but shall give Borrowers the right to withhold against any indemnity payment the amount of any actual damages incurred by Borrowers as a result of the failure to give such prompt notice.

14.3.                     Notices and Communications.

14.3.1.           Notice Address.  Subject to Section 4.1.4, all notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Assumption Agreement), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; ~~or~~ (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged~~.~~, or (d) if given by electronic mail, to the extent provided in Section 14.3.2.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.2, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2.           Electronic Communications; Voice Mail.  ~~Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.~~

(a)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the relevant Agent that it is incapable of receiving notices under Section 2 by electronic communication.  The Agent, the Issuing Banks or the Borrower Agent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(b)                                 Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.  Voice mail may not be used as effective notice under the Loan Documents.

14.3.3.           Non-Conforming Communications.  Agent and Lenders reasonably may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.3.4.           Change of Address, Etc.  Each of the Obligors, the Agent, and the Issuing Banks may change their address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Agent and the Issuing Bank.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the

Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including Securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of Securities Laws.

14.4.                     Performance of Borrowers’ Obligations.  Agent may, in its discretion at any time and from time to time after the occurrence, and during the continuance, of an Event of Default, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Tranche A~~-1~~ Revolver Loans.  Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.                     Credit Inquiries.  Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.                     Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.                     Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Loan Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.                     Counterparts; Facsimile Signatures.  Any Loan Document may be executed in counterparts, each of which taken together shall constitute one instrument.  Loan Documents may be executed and delivered by facsimile or electronic transmission (including .pdf file), and they shall have the same force and effect as manually signed originals.  Agent may require confirmation by a manually-signed original, but failure to request or deliver same shall not limit the effectiveness of any facsimile or electronic transmission signature.

14.9.                     Entire Agreement.  Time is of the essence of the Loan Documents.  The Loan Documents, and any separate letter agreements with respect to fees payable to the Agent or the Issuing Banks, embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.10.              Obligations of Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Loan Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.  Each Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, Obligors, Agent, Issuing Bank and Lenders have an arms-length business relationship that creates no fiduciary duty on the part of Agent, Issuing Bank or any Lender, and each Obligor, Agent, Issuing Bank and Lender expressly disclaims any fiduciary relationship.

14.11.              Confidentiality.  During the term of this Loan Agreement and for 12 months thereafter, Agent and Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Obligors deliver to Agent and Lenders and identify as confidential at the time of delivery, except that Agent and any Lender may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent or such Lender; (e) which ceases to be confidential, other than by an act or omission of Agent or any Lender, or which becomes available to Agent or any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any actual or proposed party to a Bank Product or to any Transferee, as long as such Person agrees to be bound by the provisions of this Section 14.11; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrowers.  Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may (so long as the Borrower Agent has previously reviewed and approved the form of such advertisement or promotional materials) use Obligors’ names in advertising and other promotional materials.

14.12.              GOVERNING LAW.  THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.13.              Consent to Forum.~~14.13.1.                                            Forum.~~  EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN OR WITH JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF MANHATTAN, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any

Obligor in any other court.  Nothing in this Loan Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.              Waivers by Borrowers.  To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Loan Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Loan Agreement may be filed as a written consent to a trial by the court.

14.15.              Patriot Act Notice.  Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.16.              Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

14.17.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each Guarantor acknowledges and agrees that: (i) (A) the arranging and other services regarding this Loan Agreement provided by the Agent ~~and~~, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and the Guarantors and their respective Affiliates, on the one hand, and the Agent ~~and~~, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each Borrower each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each ~~Borrowers~~Borrower and each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent ~~and~~, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any Guarantor or any of their respective Affiliates, or any other Person and (B) neither the Agent ~~nor~~, any Joint Lead Arranger nor any Lender has any obligation to any Borrower, any Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Guarantors and their respective Affiliates, and neither the Agent ~~nor~~, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrowers, the Guarantors or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and each Guarantor hereby waives and releases any claims that it may have against the Agent ~~and the~~, any Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

14.18.              Resignation as Issuing Bank or Provider of Swingline Loans after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Tranche A Revolver Commitment and Tranche A Loans, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as provider of Swingline Loans.  In the event of any such resignation as Issuing Bank or provider of Swingline Loans, the Borrower Agent shall be entitled to appoint from among the Lenders a successor Issuing Bank or provider of Swingline Loans; provided, however, that no failure by the Borrower Agent to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or provider of Swingline Loans, as the case may be.  If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Tranche A Revolver Loans or fund risk participations in unreimbursed drawings of Letters of Credit.  If Bank of America resigns as provider of Swingline Loans, it shall retain all the rights of provider of Swingline Loans provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Tranche A Revolver Loans or fund risk participations in outstanding Swingline Loans.  Upon the appointment of a successor Issuing Bank and/or provider of Swingline Loans, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or provider of Swingline Loans, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

14.19.              Amendment and Restatement of Existing Loan Agreement.  On the Closing Date, this Loan Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety, except as provided in this Section 14.19.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Loan Agreement and the other Loan Documents and the grant of security interest in the Collateral by the relevant Obligors under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under but as amended by this Loan Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Loan Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Loan Agreement and the provisions hereof.  Without limiting the generality of the foregoing and to the extent necessary, the existing lenders, the Lenders and the Agents reserve all of their rights under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) which by their express terms survive the termination of the Existing Credit Agreement and each of the Guarantors hereby obligates itself again in respect of all such present and future “Obligations” (as defined in the Existing Credit Agreement).  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.

14.20.              Keepwell.  Each Obligor that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified ~~Loan Party~~Obligor, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified ~~Loan Party~~Obligor with respect to such Swap Obligation as may be needed by such Specified ~~Loan Party~~Obligor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 14.20 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 14.20 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 14.20 to constitute, and this Section 14.20 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified ~~Loan Party~~Obligor for all purposes of the Commodity Exchange Act.

14.21.              Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Loan Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

14.22.              Agreement Among Tranche A Lenders and the Tranche A-1 Lenders.  The Agent, the Tranche A Lenders and the Tranche A-1 Lenders hereby acknowledge the agreements contained in Schedule 14 hereto, and that the agreements contained in this Loan Agreement (including, without limitation Section 5.5) and in Schedule 14 hereto constitute a “subordination agreement” under Section 510(a) of the Bankruptcy Code (or any similar provision of other Applicable Law) and shall be enforceable in any Insolvency Proceeding.  The terms set forth in Schedule 14 hereto are solely for the benefit of the Tranche A Lenders and the Tranche A-1 Lenders.  No other Person (including any Obligor) shall be deemed to be a third party beneficiary of the terms set forth in Schedule 14 hereto.  Notwithstanding anything to the contrary in this Loan Agreement or in any other Loan Document, the Obligors hereby consent to and approve the assignment of the Tranche A Claims (as defined in Schedule 14 hereto) contemplated by Section 10 of Schedule 14 to this Loan Agreement.

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Schedule 14

Agreement Among Tranche A Lenders and Tranche A-1 Lenders

The Agent, the Tranche A Lenders and the Tranche A-1 Lenders (collectively, the “Parties”) hereby agree among themselves as follows:

1.              Insolvency Proceedings and Bankruptcy Financing.

(a)         General Application.  The terms set forth in this Schedule 14 to the Loan Agreement shall be applicable both before and after the institution of any Insolvency Proceeding involving any Borrower or any other Obligor, including without limitation, the filing of any petition by or against any Borrower or any other Obligor under the Bankruptcy Code or any other insolvency law and all converted or succeeding cases in respect thereof, and all references herein to any Borrower or other Obligor shall be deemed to apply to the trustee for any such Borrower or Obligor and such Borrower or Obligor as a debtor-in-possession.  The agreements set forth in the Loan Agreement and this Schedule 14 to the Loan Agreement constitute a “subordination agreement” under Section 510(a) of the Bankruptcy Code (or any similar provision of other Applicable Law) and shall be enforceable in any Insolvency Proceeding.

(b)         Bankruptcy Financing.

I.                                        If any Obligor shall become subject to any Insolvency Proceeding and if, as a debtor or debtor-in-possession, such Obligor moves for approval of (i) financing to be provided in good faith by the Agent or any Tranche A Lender (each a “DIP Lender” and collectively, the “DIP Lenders”), under Section 364 of the Bankruptcy Code or any similar provision of other Applicable Law (“DIP Financing”), or (ii) the use of cash collateral (as such term is defined under Section 363 of the Bankruptcy Code) with the consent of the Agent (referred to herein as “Cash Collateral Use” and, together with a DIP Financing, a “Post-Petition Financing”), each Tranche A-1 Secured Party agrees and confirms that it shall be deemed to have consented to such Post-Petition Financing and that it shall not object to any such Post-Petition Financing (nor support any other Person objecting to such Post-Petition Financing or request the Agent make any such objection), on any grounds so long as such Post-Petition Financing is a Conforming Post-Petition Financing.  If in connection with any Post-Petition Financing, any Liens on the Collateral held by the Tranche A Secured Parties are subject to a surcharge or are subordinated to an administrative priority claim or are subject to a Carve Out, and so long as the amount of such surcharge or Carve Out is reasonable under the circumstances, and the Agent establishes a borrowing base reserve in the amount of the Carve Out, then the Liens on the Collateral of the Agent for the benefit of the Tranche A-1 Secured Parties shall also be subordinated to such surcharge, claim, Carve Out, court ordered charge, fees or other similar interest or right.

II.                                   The Tranche A-1 Secured Parties agree that they shall not offer or provide, and shall not permit any Affiliate controlled by any of them to offer or provide, and shall not support any other Person in providing or offering, any post-petition financing to the Obligors in any Insolvency Proceeding that is secured by a Lien that is senior or pari passu to the Lien of the Agent held for the benefit of the Tranche A Lenders.

III.                              Nothing in this Schedule 14 to the Loan Agreement shall limit the rights of the Tranche A Secured Parties to object to any post-petition financing provided or offered to be provided by the Tranche A-1 Secured Parties in connection with any Insolvency Proceeding on any grounds.

(c)          Relief from Stay.  Notwithstanding anything to the contrary contained in this Schedule 14 or in the Loan Agreement, (i) each Tranche A-1 Secured Party agrees not to (x) except to the extent Agent breaches its obligations under Section 4 of this Schedule 14 to the Loan Agreement, seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, without the prior written consent of the Agent, or (y) oppose any request by the Agent or any Tranche A Lender to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral, and (ii) the Tranche A-1 Secured Parties shall have the right to instruct the Agent to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral upon satisfaction of the Directed Enforcement Conditions.

(d)         Plan of Reorganization.

I.                                        The Parties hereby agree that (x) the Tranche A Secured Parties shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Tranche A-1 Secured Parties and shall not oppose or object to any pleading or motion by the Tranche A-1 Secured Parties for the Tranche A-1 Secured Parties and the Tranche A Secured Parties to be treated as separate classes of creditors and (y) the Tranche A-1 Secured Parties shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Tranche A Secured Parties and shall not oppose or object to any pleading or motion by the Tranche A Secured Parties for the Tranche A Secured Parties and the Tranche A-1 Secured Parties to be treated as separate classes of creditors.

II.                                   Notwithstanding Section 1(d)(I) of this Schedule 14 to the Loan Agreement, if the Tranche A Claims and the Tranche A-1 Claims are classified in the same class (within the meaning of Section 1123(a) under the Bankruptcy Code or any similar provision of Applicable Law), (x) no Tranche A Secured Party will, in its capacity as a holder of any Tranche A Claims, vote to “accept” a Plan (within the meaning of Section 1126(c) under the Bankruptcy Code or any similar provision of Applicable Law) unless the Tranche A-1 Secured Parties holding at least two-thirds in amount of the Tranche A-1 Claims voting on such Plan have voted to accept such Plan with respect to such class, and (y) no Tranche A-1 Secured Party will, in its capacity as a holder of a Tranche A-1 Claims, vote to “accept” a Plan (within the meaning of Section 1126(c) under the Bankruptcy Code or any similar provision of Applicable Law) unless the Tranche A Secured Parties holding at least two-thirds in amount of the Tranche A Claims voting on such Plan have voted to accept such Plan with respect to such class.  In furtherance of the foregoing, each Tranche A Secured Party and each Tranche A-1 Secured Party shall submit any votes on a Plan to the Agent (and only the Agent) not later than three (3) Business Days prior to the voting deadline established pursuant to the terms of such Plan or any court order establishing voting or meeting procedures (“Voting Procedures Order”).  The Agent shall promptly tally the votes and, only if the Agent determines that Tranche A Secured Parties and Tranche A-1 Secured Parties

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holding the requisite minimum two-thirds in amount of each such tranche of claims voting on such Plan have voted to accept such Plan, the Agent shall submit such votes in accordance with the terms of the Plan or Voting Procedures Order.  The Agent shall submit any votes to “reject” such Plan in accordance with the terms of the Plan or Voting Procedures Order.  The Agent shall be authorized by each Secured Party to seek to withdraw any vote submitted by such Secured Party in contravention of the procedures set forth herein.

III.                              Notwithstanding Section 1(d)(II), in the event the Tranche A Claims and the Tranche A-1 Claims are classified in the same class (within the meaning of Section 1123(a) of the Bankruptcy Code or any similar provision of Applicable Law) and notwithstanding that such claims are in fact classified in the same class, votes with respect to the Tranche A Claims and the Tranche A-1 Claims shall be tabulated and treated as if the Plan had provided for separate classification of the Tranche A Claims and the Tranche A-1 Claims such that if the Plan could have been confirmed without the acceptance by two-thirds in amount of the Tranche A-1 Claims as a separate class (assuming the Tranche A Claims the Tranche A-1 Claims were each voting as separate classes), then the Agent shall submit the vote of the Tranche A Secured Parties on the Plan in accordance with the Voting Procedures Order without regard to any vote of the Tranche A-1 Secured Parties.  The Parties agree that any determination pursuant to clause (III) as to whether a Plan could have been confirmed without acceptance by two-thirds in amount of the Tranche A-1 Claims as a separate class (assuming the Tranche A Claims the Tranche A-1 Claims were each voting as separate classes) shall be submitted to the United States Bankruptcy Court (the “Bankruptcy Court”) exercising jurisdiction in the case(s) in which the Plan has been proposed (the “Case”) (or other court of competent jurisdiction in the Case or over the determination contemplated by this clause (III) in the event the Bankruptcy Court fails or refuses to make such determination) (any such court of competent jurisdiction, together with the Bankruptcy Court, the “Applicable Court”); provided that the Parties agree that pending decision by the Applicable Court, such determination may be made on an interim basis by the Agent in good faith acting as an independent arbiter (the “Agent Appointed Process”).  The Parties acknowledge and agree that it is their mutual intent and desire that the Applicable Court make such determination and that the Agent Appointed Process is available if the Agent in good faith determines that it is necessary to undertake the Agent Approved Process for the purpose of preserving the ability of the Agent to submit votes on behalf of the Tranche A Secured Parties and Tranche A-1 Secured Parties in accordance with this Section 1(e) of this Schedule 14 of the Loan Agreement in the event that the Bankruptcy Court determines that it lacks subject matter jurisdiction or any Applicable Court (including the Bankruptcy Court) is unable to make such determination prior to the deadline by which votes in the Case are to be submitted.  In furtherance of the foregoing, the Parties agree that they shall, in good faith, (i) seek an expedited determination by the Applicable Court, (ii) cooperate to establish procedures, subject to approval of the Applicable Court, that facilitate an expedited determination by the Applicable Court, and (iii) cooperate to seek such other and further relief from the Applicable Court as may be reasonably appropriate in furtherance of the Parties’ intent.  The Parties further agree that neither their agreement to participate in the Agent Appointed Process nor any decision by the Agent (nor submissions, correspondence or communications by, between and/or among the Agent, Tranche A Lenders and the Tranche A-1 Lenders) shall be used

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in any manner to prejudice their rights to have the determination independently made by the Applicable Court and any such submissions, correspondence or communications shall be, to the fullest extent permitted by Applicable Law, treated as a confidential settlement communication to be used for settlement purposes only.  Any conflict between a determination by the Applicable Court and the Agent on the subject matter to be determined shall be governed by the determination by the Applicable Court.  In the event that the Bankruptcy Court fails or refuses to make the determination contemplated by this clause (III) and nonetheless enters an order confirming the Plan, the Agent shall not be relieved of any liability to the Tranche A-1 Lenders arising from or relating to a breach of this Section 1(d) as a result of the subsequent determination by a court of competent jurisdiction that the Agent did not act in good faith in undertaking the Agent Appointed Process.

IV.                               In furtherance of the foregoing, the Tranche A Secured Parties and the Tranche A-1 Secured Parties agree not to object to separate classification and that Section 1(d)(II) of this Schedule 14 to the Loan Agreement shall not apply to the extent the Plan separately classifies the Tranche A Claims and the Tranche A-1 Claims.

(e)          Additional Agreements and Waivers.  Each Tranche A-1 Secured Party hereby agrees that such Tranche A-1 Secured Party shall not propose or support any Plan that is inconsistent with the priorities set forth in the Loan Agreement (including this Schedule 14 to the Loan Agreement) unless consented to by the Agent and the Tranche A Lenders holding two-thirds in amount of the Tranche A Claims.  In addition, (A) each Tranche A-1 Secured Party agrees that, in any Insolvency Proceeding, it shall not vote with respect to any Plan or proposal or take any other action to contest (or support any other Person contesting) (i) the priority, perfection or validity of any Lien held by the Agent, the Tranche A Claims or any Collateral or guarantees thereof or (ii) any of the Agent’s or any Secured Party’s obligations and agreements set forth in this Schedule 14 to the Loan Agreement and (B) each Tranche A Secured Party agrees that, in any Insolvency Proceeding, it shall not take any other action to contest (or support any other Person contesting) (i) the priority, perfection or validity of any Lien held by the Agent, the Tranche A-1 Claims or any Collateral or guarantees thereof or (ii) any of the Agent’s or any Secured Party’s obligations and agreements set forth in this Schedule 14 to the Loan Agreement.

2.              Release of Obligors, Liens and Collateral.  Notwithstanding anything to the contrary in the Loan Agreement, each Tranche A-1 Secured Party agrees that it will not raise any objection to, or oppose, and shall be deemed to have consented to the release of any Obligor from its obligations under any Loan Document or to any private or public sale of all or any portion of the Collateral (and any post-petition or post-filing assets subject to adequate protection Liens or comparable Liens under the Bankruptcy Code (or any other Applicable Law) in favor of the Agent) free and clear of any Liens and other claims (a) at any time after the occurrence and during the continuance of an Event of Default under the Loan Agreement if the Agent has consented to such release or sale; provided, however, that after the occurrence and during the continuance of an Event of Default under the Loan Agreement and prior to the commencement of any Insolvency Proceeding involving any Obligor, any such sale by the Agent shall be made in accordance with Applicable Law and the Agent shall provide not less than fourteen (14) days’ prior written notice to the Tranche A-1 Secured Parties of any proposed sale (including any foreclosure sale), or (b) under Section 363 of the Bankruptcy Code (or other similar provision of any Applicable Law) in each case under the foregoing clauses (a) and (b) if the Tranche A Lenders (subject to Section 4.2 of the Loan Agreement) having Tranche A Revolver Commitments in excess of 50% of the aggregate Tranche A Revolver Commitments (or if the Tranche A Revolver Commitments have terminated, Tranche

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A Revolver Loans and LC Obligations in excess of 50% of all outstanding Tranche A Revolver Loans and LC Obligations) have consented to such release or sale, and in connection with each of the foregoing clauses (a) and (b), each Tranche A-1 Secured Party hereby irrevocably authorizes the Agent to release any Lien on any of the Collateral; provided that any Lien of the Agent on such Collateral attaches to the net proceeds of such sale of the Collateral received by the Agent and that all proceeds of the Collateral received by the Agent from such sale are, after application to any Post-Petition Financing, applied in accordance with Section 5.5.2 of the Loan Agreement.

3.              Calculation of the Borrowing Base.  Each of the Parties agrees that (a) in all cases, the determination of the Aggregate Borrowing Base (and all component and sub-component definitions thereof), Overadvance Loan (and all component and sub-component definitions thereof), and Protective Advances (and all component and sub-component definitions thereof) shall be based upon the most recent Borrowing Base Certificate received by the Agent pursuant to the Loan Agreement prior to the funding of any Tranche A Loan or the issuance, renewal or amendment of a Letter of Credit (it being understood and agreed that the use of cash collateral in an Insolvency Proceeding shall not constitute a funding of a Loan or other advance) and (b) the Agent shall have a three (3) Business Day period of time to implement such Borrowing Base Certificate.

4.              Exercise of Remedies.  Upon the satisfaction of the Directed Enforcement Conditions, the Required Tranche A-1 Lenders may direct the Agent to (and the Agent shall, upon such direction) commence and diligently pursue in good faith the exercise of the Agent’s enforcement rights or remedies against, and take action to enforce its Liens on, the Collateral, to the extent that the Agent is permitted to exercise such rights and remedies by the terms of the Loan Documents and/or under Applicable Law; provided that, in the case of each of the foregoing, (a) in the good faith determination of the Agent, taking such enforcement action is permitted under the terms of the Loan Documents and Applicable Law and (b) the Agent shall be entitled to all of the benefits of Sections 3.4, 12.6 and 14.2 of the Loan Agreement in connection with taking such enforcement action.

5.              Credit Bid.  Each of the Parties hereby agrees that the Agent on behalf of itself and the other Tranche A Secured Parties may credit bid the Tranche A Claims in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision of other Applicable Law, including the UCC) and each Tranche A-1 Secured Party agrees not to object to such credit bid, so long as such credit bid does not exceed the amount of the Tranche A Claims.  Each of the Parties hereby agrees that the Required Tranche A-1 Lenders may direct the Agent to, on behalf of the Tranche A-1 Secured Parties, credit bid the Tranche A-1 Claims in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision of other Applicable Law, including the UCC), and the Agent agrees to take such direction from the Required Tranche A-1 Lenders and to not object thereto, in each case, so long as the Tranche A Claims shall be paid in full in cash upon the effectiveness of any such sale under Section 363 of the Bankruptcy Code (or any similar provision of other Applicable Law).  The Parties hereby agree that in the event the Agent takes any action to credit bid the Tranche A-1 Claims upon the direction of the Required Tranche A-1 Lenders on behalf of the Tranche A-1 Secured Parties, that the Agent shall be entitled to all of the benefits of Sections 3.4, 12.6 and 14.2 of the Loan Agreement in connection with such action.

6.              Standing; Objection Rights.  The Agent and the Tranche A Secured Parties each agree that, in any Insolvency Proceeding involving an Obligor, the Tranche A-1 Secured Parties shall have standing (a) to object to any violation of the express terms of this Schedule 14 to the Loan Agreement, (b) to assert the rights provided to the Tranche A-1 Secured Parties (i) to object if a Post-Petition Financing is not a Conforming Post-Petition Financing, or (ii) to raise defenses for a contravention of Section 2 or Section 5 of this Schedule 14 to the Loan Agreement, or (c) for

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purposes of a determination pursuant to Section 1(d)(III) of this Schedule 14, and in furtherance thereof, that in connection with any such Insolvency Proceeding, the Agent shall not, on its behalf or on behalf of the Required Lenders, raise any objection on the grounds of a lack of standing of the Tranche A-1 Secured Parties (other than to the extent such action is prohibited by this Schedule 14 to the Loan Agreement or otherwise inconsistent herewith).  In the event that any Tranche A-1 Secured Party becomes a judgment lien creditor in respect of any Collateral securing the Obligations, such judgment lien shall be subordinated to any Lien on such Collateral securing the Tranche A Claims on the same basis and to the same extent as the Liens on the Collateral of the Agent securing the Tranche A-1 Claims are subordinated (including with respect to the proceeds thereof being subject to Section 5.5 of the Loan Agreement) to those Liens securing the Tranche A Claims under the Loan Agreement and this Schedule 14 to the Loan Agreement.

7.              Application of Proceeds to Separate Claims; Avoidance; Reinstatement of Obligations.

(a)         Whether or not it is held that the Tranche A Claims and the Tranche A-1 Claims together constitute only one secured claim (rather than separate classes of secured claims), the Tranche A-1 Secured Parties hereby agree that in any Insolvency Proceeding or any similar proceeding under any Applicable Law of any Obligor, all payments and distributions shall be applied as if the Tranche A Claims and the Tranche A-1 Claims were separate classes of secured claims against the Obligors in respect of the Collateral with the effect that the Tranche A Secured Parties shall be entitled to receive payment in full of all amounts owing to them in respect of Priority Tranche A Claims (whether or not allowed in any Insolvency Proceeding or any similar proceeding under any Applicable Law, and including in respect of post-petition interest and expenses) that would be owing to them as if the Obligations owing to the Tranche A Secured Parties were so classified as a separate claim and secured by a separate Lien, with the Tranche A-1 Secured Parties hereby acknowledging and agreeing to turn over to the Tranche A Secured Parties proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this Section 7(a) of this Schedule 14 to the Loan Agreement.

(b)         If a Tranche A Secured Party or a Tranche A-1 Secured Party receives payment or property on account of a Tranche A Claim or a Tranche A-1 Claim, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver or the estate of any Obligor (in each instance, to the extent required by applicable law, a “Recovery”), then, to the extent of the Recovery, the Tranche A Claims or the Tranche A-1 Claims intended to have been satisfied by the payment will be reinstated as the Tranche A Claims or the Tranche A-1 Claims, as applicable, on the date of Recovery, and no payment with respect to, or discharge of the Tranche A Claims or the Tranche A-1 Claims, as applicable, will be deemed to have occurred for all purposes hereunder.  If the Loan Agreement is terminated prior to a Recovery, the Loan Agreement (including, without limitation, this Schedule 14 to the Loan Agreement) will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Obligors from the date of reinstatement.  Upon such reinstatement of the Obligations, each Tranche A Secured Party or Tranche A-1 Secured Party, as applicable, will deliver to the Agent any Collateral or proceeds thereof received in payment of, or to discharge, the Obligations to effect the reinstatement required pursuant to the terms hereof.  No Tranche A Secured Party or Tranche A-1 Secured Party may benefit from a Recovery, and any distribution made to a Tranche A-1 Secured Party as a result of a Recovery will be paid over to the Agent for application to the Obligations in accordance with Section 5.5.2 of the Loan Agreement (after application to any Post-Petition Financing).

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(c)          In the event that, notwithstanding the provisions hereof, proceeds of Collateral shall be received by any Tranche A-1 Secured Party or Tranche A Secured Party in violation of the priorities set forth in Section 5.5 of the Loan Agreement, such proceeds of Collateral shall be held in trust for the benefit of and shall be paid over to or delivered to the Agent upon the Agent’s or the Required Lenders’ or the Tranche A-1 Required Lenders’ written demand.  Until the Priority Tranche A Claims are paid in full in cash, the Tranche A-1 Secured Parties shall have no right of subrogation to the rights of the Tranche A Secured Parties to receive payments or distributions of cash or property applicable to the Tranche A Claims.  For purposes of such subrogation, no payments or distributions to the Tranche A Secured Parties of any cash or property to which the Tranche A-1 Secured Parties would be entitled except for the provisions of the Loan Agreement, and no payment over to the Tranche A Secured Parties pursuant to the Loan Agreement by the Tranche A-1 Secured Parties, as between any Obligor, its creditors (other than the Tranche A Secured Parties), and the Tranche A-1 Secured Parties shall be deemed to be a payment by the Obligors to or on account of the Tranche A-1 Claims.

8.              Certain Modifications to Loan Documents.

(a)         Notwithstanding anything to the contrary in the Loan Agreement, unless the Supermajority Required Tranche A-1 Lenders shall have consented thereto, the Agent and the Tranche A Lenders agree that they shall not vote to approve any modification to, or waiver of, the Loan Agreement (including any refinancing or replacement thereof, including pursuant to a Post-Petition Financing) which effects any or all of the following:

I.                                        the failure to deduct the Tranche A-1 Utilization Amount from the formulas set forth in the definitions of “LC Conditions” or “Excess Availability” or in Sections 2.1.1 or 2.1.4 of the of the Loan Agreement;

II.                                   (x) an amendment, modification or waiver of Section 10.3.1 of the Loan Agreement in a manner that would reduce the percentage (or the calculation of what such percentage is being applied to) set forth in clause (i) thereof or that would reduce the amount set forth in clause (ii) thereof, or (y) an amendment, modification or waiver of Section 10.3.2 of the Loan Agreement in a manner that would reduce the percentage (or the calculation of what such percentage is being applied to) set forth therein or that would reduce the required Consolidated Fixed Charge Coverage Ratio or the frequency of testing of the Consolidated Fixed Charge Coverage Ratio (it being understood that each of clauses (x) and (y) includes any amendments, modifications or waivers of such financial covenants (including any component definitions contained therein or any sub-component thereof) in connection with the making any Tranche A Revolver Loans if, to the knowledge of the Agent at the time of, or after giving effect to the making of, such Tranche A Revolver Loans, an Event of Default under any financial covenant in Section 10.3.1 or Section 10.3.2 would exist, in each case, other than the making of Tranche A Revolver Loans consisting of Protective Advances), or (z) an amendment of the definitions used in Section 10.3 (including the component definitions used therein or any sub-component thereof) in a manner that would be more favorable to the Borrowers or would result in more credit being made available to the Borrowers;

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III.                              an amendment, modification or waiver of Section 8.1, Section 10.1.1, Section 10.1.2(a), Section 10.1.2(b), Section 10.1.2(c), Section 10.1.2(d) or Section 10.1.2.(f), in each case, in a manner that would be more favorable to the Borrowers;

IV.                               an amendment, modification or change of or to the definition of “Aggregate Borrowing Base” or “Tranche A Borrowing Base” or any component definition thereof (including any sub-component thereof) in a manner that would result in more credit being made available to the Borrowers (other than changes required to implement the Permitted Insolvency Increase Amount);

V.                                    an amendment, modification or waiver of Section 2.1.4 or modification of the definition of “Tranche A Overadvance” or “Protective Advances” (including any component thereof, including any sub-component thereof) so as to increase the amount of Tranche A Overadvances or Protective Advances or to extend the time period for Tranche A Overadvances or Protective Advances;

VI.                               any increase in the interest rates applicable to the Tranche A Claims (other than any increase occurring because of fluctuations in underlying rate indices or imposition of the default rate), or of the default rate applicable to Tranche A Claims, unless such increase is accompanied by an equivalent increase in the interest rates applicable to the Tranche A-1 Claims, or the default rate applicable to the Tranche A-1 Claims; provided, however, that, for the avoidance of doubt, the foregoing shall not apply to any interest or fees payable to the Agent or any DIP Lender in connection with any Post-Petition Financing;

VII.                          an amendment, modification or waiver of Section 2.4.1 in a manner that would cause the aggregate Tranche A Revolver Commitments to exceed $800,000,000;

VIII.                     other than in connection with a Conforming Post-Petition Financing, adds new tranches of Debt under the Loan Agreement that are senior to or pari passu in right of repayment with the Loans; or

IX.                               an amendment, modification or change of or to the definition of “Eligible Assignee” (including any component thereof, including any sub-component thereof).

Except as such may relate to the Tranche A-1 Utilization Amount, as hereinabove provided, nothing contained herein shall limit, restrict or impair the discretionary rights and ability of the Agent to impose or establish any and all Availability Reserves and to thereafter reduce, release or eliminate such Availability Reserves or to determine the eligibility of Collateral for inclusion in the calculation of the Tranche A Borrowing Base (or any component definition thereof) or the Tranche A-1 Borrowing Base (or any component definition thereof), in each case, as provided in the Loan Agreement; provided that, subject to the following proviso, the Agent agrees not to release any Availability Reserves in effect in the Fourth Amendment Closing Date and agrees to impose a methodology no less restrictive than that used on the Fourth Amendment Closing Date in determining Availability Reserves (and, for the avoidance of doubt, it being understood that notwithstanding the preservation of a methodology that is no less restrictive, the absolute dollar amount of such Availability Reserves may fluctuate from time to time and may be adjusted based on changes in the facts or circumstances that gave rise thereto); and provided further that, in connection with a Post-Petition Financing, the DIP Lender may release or eliminate any

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Availability Reserves that relate to claims or rights that are not senior in priority to such Post-Petition Financing (“Released Insolvency Reserves”).

(b)         During the occurrence and continuance of any Event of Default, upon the written request of the Required Tranche A-1 Lenders, the Agent shall implement the Default Rate under Section 3.1.1(b) of the Loan Agreement (to the extent that the Agent is permitted to do so).

9.              Amendments to Schedule 14; Third Party Beneficiaries; Successors and Assigns.

(a)         No amendment or waiver of the specific terms set forth in this Schedule 14 to the Loan Agreement, nor any consent to any departure by any of the Agent, the Tranche A Lenders or the Tranche A-1 Secured Parties shall be effective, unless it is in a written agreement executed by the Agent, the Tranche A Lenders, and the Supermajority Required Tranche A-1 Lenders and then such waiver or consent shall only be effective in the specific instance and for the specific purpose for which given; provided that such amendment or agreement solely with respect to this Schedule 14 to the Loan Agreement as between the Agent and the Supermajority Required Tranche A-1 Lenders shall not operate to modify or amend any provision of the Loan Agreement, unless the Lead Borrower otherwise agrees.

(b)         The terms set forth on this Schedule 14 to the Loan Agreement are solely for the benefit of the Tranche A Secured Parties and the Tranche A-1 Secured Parties.  No other Person (including any Obligor, any Subsidiary of any Obligor or any Affiliate of any Obligor) shall be deemed to be a third party beneficiary of the terms set forth in this Schedule 14 to the Loan Agreement.

This Schedule 14 to the Loan Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Tranche A Lenders and the Trance A-1 Lenders, including all other Lenders that are successors to or assignees of each such Lender and including any successor Agent.

10.       Purchase Option with Respect to the Tranche A Claims.

(a)         If (i) the Agent shall notify the Tranche A-1 Lenders of its intention to (by itself or at the direction of the Required Lenders), sell, lease, license or otherwise dispose of all or substantially all of the Collateral whether by private or public sale, in accordance with Section 2 of this Schedule 14 to the Loan Agreement; provided that any notice from the Agent to the Tranche A-1 Lenders of the Agent’s intention to conduct such a sale shall be delivered by the Agent to the Tranche A-1 Lenders no less than fourteen (14) days prior to the commencement of any such sale, (ii) the Directed Enforcement Conditions have been and continue to be satisfied or (iii) an Insolvency Proceeding is commenced by or against any Obligors and the Obligors have not entered into, and are not seeking to enter into, a Post-Petition Financing that is a Conforming Post-Petition Financing (any such foregoing event is referred to herein as a “Purchase Option Event”), any Tranche A-1 Lender (or any Tranche A-1 Lenders acting collectively) shall have the opportunity to purchase all (but not less than all) of the Tranche A Claims pursuant to this Section 10 of this Schedule 14 to the Loan Agreement.  Upon the occurrence and during the continuation of a Purchase Option Event, the applicable Tranche A-1 Lenders may exercise the purchase option contemplated by this Section 10 by delivering a written notice (a “Purchase Notice”) to the Agent, which Purchase Notice shall (A) be signed by the Tranche A-1 Lenders committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the Tranche A Claims to be purchased by each Purchasing Creditor (which aggregate

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commitments must add up to one hundred percent (100%) of the Tranche A Claims) and (B) state that (1) it is a Purchase Notice delivered pursuant to this Section 10 of this Schedule 14 to the Loan Agreement and (2) the offer contained therein is irrevocable.  Upon receipt of such Purchase Notice by the Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) Business Days after the Purchase Notice was received by the Agent to purchase all (but not less than all) of the Tranche A Claims pursuant to this Section 10 of this Schedule 14 to the Loan Agreement (the date of such purchase, the “Tranche A Purchase Date”).

(b)         On the Tranche A Purchase Date, the Agent and the other Tranche A Secured Parties shall, subject to any required approval of any Governmental Authority, in each case then in effect, if any, sell to the Purchasing Creditors all (but not less than all) of the Tranche A Claims.  On such Tranche A Purchase Date, the Purchasing Creditors shall (i) pay to the Agent, for the benefit of the Tranche A Secured Parties, as directed by the Agent, in immediately available funds the full amount (at par) of all Tranche A Claims together with all accrued and unpaid interest and fees thereon, all in the amounts specified by the Agent and determined in good faith in accordance with the Loan Documents or other applicable documents, but excluding, however, any portion of the Tranche A Claims consisting of a prepayment penalty, prepayment fee or prepayment premium; provided, that if the Purchasing Creditors receive any such prepayment penalty, fee or premium within six (6) months after the Tranche A Purchase Date, such amount shall be held in trust for the benefit of the Tranche A Secured Parties and forthwith paid over to Agent for the benefit of the Tranche A Secured Parties, (ii) furnish such amount of cash collateral in immediately available funds as the Agent determines is reasonably necessary to secure the Tranche A Secured Parties on terms reasonably satisfactory to the Agent in connection with any (x) asserted indemnification claims, (y) all LC Obligations, and (z) any other contingent Tranche A Claims, and (iii) agree to reimburse the Tranche A Secured Parties for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the Tranche A Claims under the Loan Agreement and as to which the Agent and Tranche A Secured Parties have not yet received final payment as of the Purchase Date.  Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the Agent (for the benefit of the applicable Tranche A Secured Parties) as the Agent shall have specified in writing to the Purchasing Creditors.  Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by the Agent are received in such bank account prior to 12:00 p.m., Eastern time, and interest shall be calculated to and including such Tranche A Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by the Agent are received in such bank account after 12:00 p.m., Eastern time.

(c)          Any purchase pursuant to the purchase option set forth in this Section 10 of this Schedule 14 to the Loan Agreement shall, except as provided below, be expressly made without representation or warranty of any kind by the Agent or the other Tranche A Secured Parties as to the Tranche A Claims, the Collateral or otherwise, and without recourse to the Agent and the other Tranche A Secured Parties as to the Tranche A Claims, the Collateral or otherwise, except that the Agent and each Tranche A Secured Party, as to itself only, shall represent and warrant only as to (i) the principal amount of the Tranche A Claims being sold by it, (ii) that such Person has not created any Lien on, or sold any participation in, any Tranche A Claims being sold by it, and (iii) that such Person has the right to assign the Tranche A Claims being assigned by it.

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(d)         In connection with any purchase of Tranche A Claims pursuant to this Section 10 of this Schedule 14 to the Loan Agreement, each Tranche A Secured Party agrees to enter into and deliver to the Purchasing Creditors on the Tranche A Purchase Date, as a condition to closing, an Assignment and Assumption Agreement substantially in the form attached to the Loan Agreement or any other form approved by the Agent and, at the expense of the Obligors, each of the Tranche A Secured Parties shall deliver all possessory Collateral held by them pursuant to the Loan Agreement and related to the Tranche A Claims (if any), together with any necessary endorsements and other documents (including any applicable stock powers or note powers), then in such Tranche A Secured Party’s possession or in the possession of its agent or bailee, or turn over control as to any pledged Collateral, deposit accounts or securities accounts of which such Tranche A Secured Party or its agent or bailee then has control, as the case may be, to any Person designated by the Purchasing Creditors to act as the successor Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to any Person designated by the Purchasing Creditors to act as the successor Agent.  Upon the consummation of the purchase of the Tranche A Claims pursuant to this Section 10 of this Schedule 14 to the Loan Agreement, the Agent and the Co-Collateral Agents shall be deemed to have resigned as an “agent” or “administrative agent” and/or “collateral agent” (or any similar role) for the Secured Parties under the Loan Documents; provided that the Agent and the Co-Collateral Agents (and all other agents under the Loan Agreement) shall be entitled to all of the rights and benefits of a former “agent,” “administrative agent,” “collateral agent” or similar role under the Loan Agreement.

(e)          Notwithstanding the foregoing purchase of the Tranche A Claims by the Purchasing Creditors, the Tranche A Secured Parties shall retain those contingent indemnification obligations and other obligations under the Loan Documents which by their terms would survive any repayment of the Tranche A Claims.

(f)           During the period beginning upon Agent’s receipt of the Purchase Notice and continuing until the eleventh (11th) Business Day following such receipt, the Tranche A Secured Parties (absent exigent circumstances as reasonably determined by Agent) (i) shall not commence any exercise of rights or remedies against the Collateral or the Obligors and (ii) upon written request of the Required Tranche A-1 Lenders, shall suspend any such exercise of rights or remedies.

[Remainder of Page Intentionally Left Blank; Definitions on Following Page]

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Definitions for Purposes of Schedule 14 to the Loan Agreement

Unless otherwise defined in this Schedule 14 to the Loan Agreement, terms used in this Schedule 14 shall have the meaning ascribed to such terms in the Loan Agreement.  In addition, as used in Schedule 14 to the Loan Agreement the following terms shall have the following meanings:

“Agent Appointed Process” has the meaning set forth in Section 1(d)(III) of this Schedule 14 to the Loan Agreement.

“Applicable Court” has the meaning set forth in Section 1(d)(III) of this Schedule 14 to the Loan Agreement.

“Cap Amount” shall mean, as of any date of determination, the lesser of (a) $800,000,000 and (b) the sum of (i) the Tranche A Borrowing Base, minus (ii) the Tranche A-1 Utilization Amount, plus (iii) Protective Advances, plus (iv) the amount of any Released Insolvency Reserves, plus (v) the Permitted Insolvency Increase Amount, plus (vi) any Inadvertent Overadvance Amounts, plus (vii) the Carve Out; provided that the agent under any Post-Petition Financing shall implement, and maintain, at all times, a borrowing base reserve in the amount of the Carve Out.

“Carve Out” means, in connection with any Insolvency Proceeding, any carve out amount granted with respect to professional fees and expenses, court costs, filing fees, and fees and costs of the Office of the United States Trustee as granted by the court or as agreed to by the Agent in its reasonable discretion.

“Case” has the meaning set forth in Section 1(d)(III) of this Schedule 14 to the Loan Agreement.

“Cash Collateral Use” has the meaning set forth in Section 1(b)(I) of this Schedule 14 to the Loan Agreement.

“Conforming Post-Petition Financing” shall mean a Post-Petition Financing that satisfies the following requirements, to the extent applicable: (a) the Liens of the Agent to secure the Tranche A-1 Claims retain the same relative priority (such Liens and the proceeds of the Collateral subject to such Liens being subordinate to the Lien securing any such Post-Petition Financing and any adequate protection liens (for the avoidance of doubt, the Lien securing such Post-Petition Financing shall be senior or pari passu to the Liens of the Agent securing the Tranche A Claims and the Tranche A-1 Claims)) as existed prior to the commencement of any such Insolvency Proceeding, (b) the Agent receives a replacement Lien to secure the Tranche A-1 Claims on post-petition assets to the same extent granted to the Agent in respect of the Tranche A Claims and the DIP Lenders under the Post-Petition Financing, with the same relative priority (such replacement Liens and the proceeds of the Collateral subject to such replacement Liens being subordinate to the Lien securing any such Post-Petition Financing (for the avoidance of doubt, the Lien securing such Post-Petition Financing shall be senior or pari passu to the replacement Liens of the Agent securing the Tranche A Claims)) as existed prior to the commencement of any such Insolvency Proceeding, (c) the aggregate principal amount of loans and letters of credit outstanding under such Post-Petition Financing when aggregated (without duplication) with the aggregate principal amount of loans and letters of credit included in the Tranche A Claims outstanding does not exceed the Cap Amount, (d) any Post-Petition Financing will not require the Obligors to seek confirmation of a specific plan of reorganization, compromise or arrangement for which all or substantially all of the material terms are set forth in the documentation evidencing such Post-Petition Financing (but for the avoidance of doubt, such Post-Petition Financing may include deadlines for the confirmation of a plan of reorganization, compromise or arrangement or with respect to sales of Collateral, in each case, satisfactory to the DIP Lenders) and (e) the interest rate, fees and other material terms of such Post-Petition Financing are commercially reasonable under the circumstances.

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“DIP Lender(s)” has the meaning set forth in Section 1(b)(I) of this Schedule 14 to the Loan Agreement.

“Directed Enforcement Conditions” shall mean (a) at all times except during an Insolvency Proceeding involving the Obligors, when each of the following conditions are satisfied: (i) an Event of Default has occurred and is continuing under the Loan Agreement and such Event of Default has not been waived in accordance with the terms of the Loan Agreement or this Schedule 14 to the Loan Agreement, (ii) the applicable Inaction Period shall have expired, and (iii) the Agent shall not have commenced and be diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the Collateral (including, without limitation, any action to enforce its Liens on the Collateral) pursuant to, and in accordance with the terms of the Loan Agreement and the other Loan Documents and (b) during an Insolvency Proceeding involving the Obligors, when each of the following conditions are satisfied: (i) the Obligors have not entered into, and are not seeking to enter into, a Post-Petition Financing that is a Conforming Post-Petition Financing, (ii) the Agent is not diligently pursuing in good faith the exercise of its enforcement rights and remedies against all or a material portion of the Collateral (including seeking in good faith relief from the automatic stay (or any other stay) in any Insolvency Proceeding with respect to all or a material portion of the Collateral) and (iii) the applicable Inaction Period shall have expired.

“Inaction Period” shall mean the period of time commencing upon the date of the Agent’s receipt of a written notice (in accordance with the notice provisions in the Loan Agreement) from the Required Tranche A-1 Lenders that an Event of Default has occurred and is continuing under the Loan Agreement and has not been waived in accordance with the terms of the Loan Agreement or this Schedule 14 to the Loan Agreement and ending on the date which is (x) zero (0) days after the commencement of an Insolvency Proceeding by any Obligor (subject in all respects to this Schedule 14 to the Loan Agreement)), (y) thirty (30) days after receipt of such notice with respect to an Event of Default under Section 11.1(a) of the Loan Agreement, with respect to an Event of Default under Section 11.1(b)(i) of the Loan Agreement or with respect to an Event of Default under Section 11.1(c) of the Loan Agreement as a result of a violation of Section 8.1 or Section 10.1.2(c), (n) or (o) or Section 10.3 of the Loan Agreement or (z) sixty (60) days after the date of receipt of such notice with respect to any other Event of Default under the Loan Agreement; provided that such Inaction Period shall be tolled for any period prior to the commencement of any Insolvency Proceeding that the Secured Parties are stayed or otherwise prohibited by law or court order from exercising remedies with respect to the Collateral.  Such written notice from the Tranche A-1 Lenders to the Agent shall reference the Loan Agreement and declare that the “Inaction Period” has commenced.

“Inadvertent Overadvance Amount” shall mean the aggregate principal amount of all Inadvertent Overadvances, until such time as no Overadvance Loan is outstanding.

“Inadvertent Overadvances” shall mean the funding of any Loan or advance or the issuance, renewal or amendment of any Letter of Credit by an Issuing Bank which did not result in an Overadvance Loan when made based upon the most recent Borrowing Base Certificate delivered to the Agent prior to such funding or issuance, renewal or amendment but which has become an Overadvance Loan as the result of (a) a decline in the value of the Collateral, (b) errors or fraud on a Borrowing Base Certificate, (c) components of the Tranche A Borrowing Base or Tranche A-1 Borrowing Base on any date thereafter being deemed ineligible, (d) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, (e) any modification or increase of the Availability Reserve or the Tranche A-1 Utilization Amount or a reduction in advance rates after the funding of any Loan or advance or the issuance, renewal or amendment of any Letter of Credit, or (f) any other circumstance beyond the reasonable control of the Agent or any Secured Party that results in the reduction of the realizable value of the Tranche A Borrowing Base or Tranche A-1 Borrowing Base or which reduces availability or the amount that may be borrowed under the Loan Agreement (including, including without

13

limitation, as the result of the entry of an adverse order for use of cash collateral by the United States Bankruptcy Court).

“Permitted Insolvency Increase Amount” shall mean, in connection with any Post-Petition Financing, an amount equal to five percent (5.0%) of the Aggregate Borrowing Base as determined by the DIP Lenders in their reasonable discretion.

“Plan” shall mean plan of reorganization, compromise or arrangement or similar dispositive restructuring plan under the Bankruptcy Code or any other Applicable Law.

“Post-Petition Financing” has the meaning set forth in Section 1(b)(I) of this Schedule 14 to the Loan Agreement.

“Priority Tranche A Claims” shall mean any and all Obligations owing by any Obligor to the Agent or any of the Tranche A Secured Parties arising under the Loan Documents, exclusive of those consisting of Bank Product Debt.

“Purchase Notice” has the meaning set forth in Section 10(a) of this Schedule 14 to the Loan Agreement.

“Purchase Option Event” has the meaning set forth in Section 10(a) of this Schedule 14 to the Loan Agreement.

“Purchasing Creditors” has the meaning set forth in Section 10(a) of this Schedule 14 to the Loan Agreement.

“Recovery” has the meaning set forth in Section 7(b) of this Schedule 14 to the Loan Agreement.

“Released Insolvency Reserves” has the meaning set forth in Section 8(a) of this Schedule 14 to the Loan Agreement.

“Tranche A Claims” shall mean any and all Obligations owing by any Obligor to the Agent or any of the Tranche A Secured Parties arising under the Loan Documents or any Bank Products.

“Tranche A Purchase Date” has the meaning set forth in Section 10(a) of this Schedule 14 to the Loan Agreement.

“Tranche A Secured Claims” shall mean any portion of the Tranche A Claims that would not be an unsecured claim under Section 506(a) of the Bankruptcy Code (or any similar provision of other Applicable Law) assuming that the Tranche A Claims are secured by Liens on the Collateral that are prior to the Liens securing the Tranche A-1 Secured Claims.

“Tranche A Secured Parties” shall mean, collectively, (a) the Agent, (b) each Tranche A Lender, (c) each Issuing Bank, (d) each other Indemnitee and each other holder of any Obligation relating to the credit facility provided by the Tranche A Lenders under the Loan Agreement and (e) each Tranche A Lender (or any of its affiliates) in its capacity as a provider of Bank Products.

“Tranche A-1 Claims” shall mean all Obligations owing by any Obligor to any of the Tranche A-1 Secured Parties arising under the Loan Documents.

“Tranche A-1 Secured Claims” shall mean any portion of the Tranche A-1 Claims that would not be an unsecured claim under Section 506(a) of the Bankruptcy Code (or any similar provision of other Applicable

14

Law) assuming that the Tranche A Claims are secured by Liens on the Collateral that are prior to the Liens securing the Tranche A-1 Claims.

“Tranche A-1 Secured Parties” shall mean, collectively, (a) the Tranche A-1 Lenders and (b) each other Indemnitee and each other holder of any Obligation relating to the credit facility provided by the Tranche A-1 Lenders under the Loan Agreement.

“Voting Procedures Order” has the meaning set forth in Section 1(d)(II) of this Schedule 14 to the Loan Agreement.

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